                                                      REGISTRATION NO. 333-52171

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             TMCI ELECTRONICS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           3444                          77-0413814
(STATE OF OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (IRS EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)                NUMBER)



                               1875 DOBBIN DRIVE

                               SAN JOSE, CA 95133
                                  408-272-5700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROLANDO LOERA
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             TMCI ELECTRONICS, INC.

                               1875 DOBBIN DRIVE

                               SAN JOSE, CA 95133
                                  408-272-5700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                            MICHAEL W. PROZAN, ESQ.

                             TMCI ELECTRONICS, INC.
                               1875 DOBBIN DRIVE

                               SAN JOSE, CA 95133
                                  408-272-5700
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS AMENDMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                                         (facing page continues)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
   OF SECURITIES BEING          AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
       REGISTERED                REGISTERED             PER UNIT(1)               PRICE(1)          REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock Issued in
  Trinity Acquisition....         404,539                 $5.4375              $ 2,199,680.81            $  648.91
-------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
  Convertible
  Debentures.............        1,100,004                 5.4375               5,981,250.00              1,764.48
-------------------------------------------------------------------------------------------------------------------------
Class B Warrants.......           300,000                   0.01                  3,000.00                  0.89
-------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
  Class B Warrants.......         300,000                   5.50                1,650,000.00               486.75
-------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable as
  Placement Fee..........          36,159                  5.4375                196,614.56                58.00
-------------------------------------------------------------------------------------------------------------------------
Warrants Issuable as
  Placement Fee..........          72,189                   0.01                   721.89                   0.21
-------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
  Fee Warrants...........          72,189                   5.59                 403,536.51                119.04
-------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable as
  Exercise Fee...........          14,688                  5.4375                79,866.00                 23.56
-------------------------------------------------------------------------------------------------------------------------
Warrants Issuable as
  Exercise Fee...........          29,375                   0.01                   293.75                   0.09
-------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
  Exercise Fee
  Warrants...............          29,375                   6.80                 199,750.00                58.93
-------------------------------------------------------------------------------------------------------------------------
          Total........                                                        $10,714,713.52            $3,160.86
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the filing fee.

(2) $214.76 submitted herewith; $2946.10 was previously paid.

PROSPECTUS


DATED JULY    , 1998


              1,555,390 SHARES OF COMMON STOCK ($0.001 PAR VALUE)

               300,000 CLASS B WARRANTS TO PURCHASE COMMON STOCK

 101,564 WARRANTS ISSUABLE AS A FEE IN CONNECTION WITH THE PLACEMENT OF CERTAIN
                                   SECURITIES


     401,564 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

                            ------------------------
                             TMCI ELECTRONICS, INC.

    Certain security holders (the "Selling Security Holders") of TMCI Electronics, Inc., a Delaware corporation (the "Company") are offering up to 1,555,390 shares of the $0.001 par value common stock of the Company (the "Common Stock") and 401,564 warrants (the "Warrants") to purchase Common Stock of the Company. In addition, the Company is offering up to 401,564 shares of Common Stock issuable upon exercise of the Warrants. Of the shares of Common Stock offered by the Selling Security Holders, 404,539 of the shares were issued in connection with the acquisition of Trinity Electronics, Inc. by the Company; up to 1,100,004 are issuable in connection with the conversion of $3.3 million in principal the 5%, $275,000 in principal amount Convertible Subordinated Debentures of the Company Due 2001 (the "Debentures"); 36,159 shares of Common Stock issuable as a placement fee for the Debentures; and up to 14,688 shares of Common Stock issuable as an exercise fee upon exercise of the Class B Warrants. Of the Warrants offered by the Selling Security Holders, up to 300,000 Warrants are Class B Warrants (the "Class B Warrants") issuable to holders of the Debentures upon the satisfaction of certain conditions; 72,189 Warrants are fee warrants (the "Fee Warrants") issuable as part of the fee for the placement of the Debentures; and up to 29,375 Warrants are exercise warrants (the "Exercise Warrants" and, together with the Fee Warrants, the "Compensation Warrants") issuable as a fee upon exercise of the Class B Warrants. In the event that the Selling Security Holders exercise rather than sell all or any portion of the foregoing warrants, they will be selling the Common Stock received upon exercise of the warrants directly into the market.


    Each Class B Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share from the date of issuance until March 5, 2001. The Class B Warrants are redeemable by the Company for $0.01 per Class B Warrant, upon thirty (30) days' prior written notice, at any time that the fair market value (as defined) of the Common Stock is at least $8.75 per share. The Compensation Warrants are issuable at an exercise price of 125% of the fair market value of the common stock of the Company on the date of issuance (fair market value of $4 15/32 per share for the Fee Warrants, exercise price of $5.59, to be determined for the Exercise Warrants), are non callable, and expire three years from the date of issuance. See "Description of Securities."


    The Registration Statement covering the securities offered hereby will be maintained in effect, and the securities may be sold thereunder by the Selling Security Holders, until February 9, 2000 (the "Offer Period"). The Selling Security Holders have advised the Company that they may sell the securities offered hereby directly or through brokers or dealers, from time to time on the open market during the Offer Period. Such sales may be made at the market price in one or more transactions in the NASDAQ Stock Market, or in private transactions at prices determined through negotiation. At the end of the Offer Period, securities not sold will return to the status of restricted stock which may be sold at the time pursuant to the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").


 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE
  INVESTMENT. SEE "RISK FACTORS", WHICH BEGINS ON PAGE 5, AND, FOR THE CLASS B
                             WARRANTS, "DILUTION."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                PRICE TO                     PROCEEDS TO THE
                                                                 PUBLIC           FEES           COMPANY
                                                              -------------    ----------    ----------------
Common Stock Issued in Trinity Acquisition..................       (1)            N/A              N/A
Common Stock Received Upon Conversion of the Debentures.....       (1)            (2)              N/A
Class B Warrants............................................       (1)            (2)              N/A
Common Stock Underlying Class B Warrants....................   $1,650,000      66,000(3)        $1,584,000
Common Stock (Debenture Placement Fee)......................       (1)            N/A              N/A
Fee Warrants................................................       (1)            N/A              N/A
Common Stock Underlying Fee Warrants........................   $323,126.38        N/A          $323,126.38
Common Stock (Warrant Exercise Fee).........................       (1)            N/A              N/A
Exercise Warrants...........................................     $59,000          N/A            $59,000
Common Stock Underlying Exercise Warrants...................       (4)            N/A              (4)
         Total(5)...........................................  $2,032,126.38     $66,000       $1,966,216.38

---------------
(1) These securities are being sold on behalf of selling security holders. The Company will not derive any proceeds from these sales.

(2) In connection with the issuance of the Debentures and the Class B Warrants, the Company incurred a fee of $ 176,000 and a non accountable expense allowance of $66,000, the payment of which resulted in a disbursement of $172,250 in cash and an assignment of $68,750 in escrow which resulted in the issue of one quarter of one of its 5%, $275,000 in principal amount Convertible Subordinated Debentures to an affiliate of one of the parties to the Non Circumvention and Finder's Fee Agreement; will issue 36,159 shares of Common Stock; and will issue Fee Warrants to purchase up to 72,189 shares of Common Stock.


(3) In connection with the exercise of the Class B Warrants (excluding Class B Warrants issued to the holder of the quarter Debenture issued as a result of the assignment of certain amounts payable in connection with the placement of the Debentures), the Company will pay a warrant exercise fee equal to (I) cash equal to 4% of the amount paid to exercise the Class B Warrants; (ii) shares of Common Stock equal to 5% of the number of shares of common stock issued in connection with the Class B Warrant exercise; and (iii) warrants to purchase Common Stock equal to 10% of the shares issued upon exercise of the Class B Warrants.


(4) The exercise price of the Exercise Warrants will be 125% of the average of the closing bid and ask prices for the Common Stock on the five trading days preceding the date of the exercise of the Class B Warrants. On April 24, 1998, the Common Stock closed at $5.375, so that any Exercise Warrants issued on that day would have had an exercise price of $6.71875.


(5) Fees included are only the cash fee paid as an exercise fee for the Class B Warrants.

                 THE DATE OF THIS PROSPECTUS IS JULY   , 1998.

                       NOTE ON FORWARD-LOOKING STATEMENTS


     Certain information set forth in this Prospectus includes "Forward-Looking Statements" within the meaning of the Private Securities Reform Act of 1995 and is subject to certain risks and uncertainties, including those identified under the caption "Risk Factors." The Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward looking statements. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments except as may be required by law.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company can be inspected and copied without charge at the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Registration statements and other documents and reports that are filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (including the Registration Statement) are publicly available through the Commission's web site on the Internet (http://www.sec.gov).

     This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) by contacting the Company at TMCI Electronics, Inc., 1875 Dobbin Drive, San Jose, CA 95133, telephone (408) 272-5700, attention:
Chief Financial Officer.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including information contained under the caption "Risk Factors," and financial statements, including notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

OVERVIEW


     TMCI Electronics, Inc. ("TMCI") provides custom manufacturing, value-added and distribution services to original equipment manufacturers ("OEMs") through its four significant subsidiaries: Touche Manufacturing Company, Inc. ("Touche"), Touche Electronics, Inc., ("TEI"), Enterprise Industries, Inc. ("EII") and Trinity Electronics, Inc. ("Trinity," collectively, with Touche, TEI and EII, the "Subsidiaries" and the Subsidiaries, collectively with TMCI, the "Company"). The customers of the Company are concentrated primarily into four
(4) different segments: (1) mini and mainframe computers; (2) telecommunications equipment; (3) semiconductor capital equipment; and (4) medical test equipment.


     The principal executive offices of the Company are located at 1875 Dobbin Drive, San Jose, California 95133 and its telephone number is (408) 272-5700.

     SEE "RISK FACTORS," "MANAGEMENT," "BUSINESS" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                  THE OFFERING


Common Stock Offered(1)(2)(3)...............................               1,956,954 shares
Class B Warrants Offered....................................       300,000 Class B Warrants
Compensation Warrants Offered...............................  101,564 Compensation Warrants
Shares of Common Stock Outstanding Prior to Offering(1).....               4,196,406 shares
Shares of Common Stock Outstanding After Offering(2)(3).....               6,153,360 shares
Use of Net Proceeds.........................................          See "Use of Proceeds"
Nasdaq SmallCap Market Symbols
Common Stock................................................                           TMEI
Class A Warrants............................................                          TMEIW


---------------
(1) Includes 404,539 shares currently outstanding and being registered for sale.


(2) Excludes up to 2,672,000 shares of Common Stock issuable upon exercise of the Class A Warrants and 128,000 Units issuable upon exercise of the Unit Purchase Option issued to the underwriter in the March 1996 Offering or the securities underlying the Units.



(3) Assumes that the Debentures are converted into the maximum 1,100,004 shares and that all Class B and Compensation Warrants are exercised.

                         SELECTED FINANCIAL INFORMATION


     The following selected historical financial information of the Company is qualified by reference to and should be read in conjunction with the financial statements and notes thereto included in this prospectus. The selected financial information set forth below for each of the fiscal years ended December 31, 1997 and December 31, 1996 is derived from financial statements contained in this prospectus. The selected financial information for the years December 31, 1995 and December 31, 1994 is derived from financial statements of the Company audited by Moore Stephens, P.C., independent public accountants, which are included in the prospectus for the public offering of the Company completed on March 11, 1996. The selected financial data for the year ended December 31, 1993 is derived from unaudited financial statements of the Company which are not included in documents filed with the Commission.


        SELECTED FINANCIAL DATA (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                            FISCAL QUARTERS ENDED
                                                  MARCH 31,
                                                 (UNAUDITED)                    YEARS ENDED DECEMBER 31
                                            ---------------------   -----------------------------------------------
                                              1998        1997       1997      1996     1995(1)   1994(1)   1993(1)
                                            ---------   ---------   -------   -------   -------   -------   -------
Statement of Operations Data
                                             -------     -------    -------   -------   -------   -------   -------
Net Sales.................................   $10,200     $ 7,443    $38,947   $26,140   $28,099   $20,869   $14,391
Net Income................................       169         307      1,136       148       473       420       248
Net Income per Common Share from
  Operations-Basic (2)....................      0.04        0.09       0.31      0.05      0.25      0.22      0.08
Net Income Per Common Share from
  Operations-Diluted(2)...................      0.04        0.08       0.28      0.05      0.25      0.22      0.08
Balance Sheet Data
Total Assets..............................    34,680      18,176     28,543    15,482    12,412     9,332     6,982
Total Long Term Obligations...............     9,163       3,117      4,168     2,501     2,757     2,682     2,576
Shareholder's Equity......................    16,468       9,246     13,299     8,639     2,180       957       257



---------------

(1) For comparative purposes, the amounts have been combined to give retroactive effect to the acquisition by TMCI of all of the outstanding common stock of Touche and TEI.

(2) See Note 3 to the financial statements for an explanation of the basis used to calculate net income per share and weighted average common shares and share equivalents.

                                  RISK FACTORS


     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER THE FOLLOWING RISK FACTORS:


  Forward Looking Statements


     When used in this Prospectus, the words "believes", "anticipates", "expects" and similar expressions are intended to identify in certain circumstances, forward-looking statements covered by Section 27A of the Securities Act. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in the "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The Company also undertakes no obligation to update these forward-looking statements except as required by law.



OPERATION RISKS


  No Assurance of Future Profitability


     Although the Company had a combined rolling backlog at December 31, 1997 of approximately $18 million, no assurance can be given that the future operations of the Company or its subsidiaries will be profitable in future years in as much as no assurance can be given that the Company will continue to secure such backlog or that it can continue to operate profitably in the event that orders are not sufficient to fully utilize the Company's available resources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


  Customer Concentration; Order Flow

     The largest customers of the Company are Lam Research Corporation and Tandem Computers Incorporated. Sales to these customers accounted for 12% and 14%, respectively, of the revenues of the Company for the year ended December 31, 1997. For the same period, sales to the Company's nine largest customers accounted for approximately 57% of net sales.


     The Company is dependent upon continued revenues from its top customers. Any material delay, cancellation or reduction of orders from these or other significant customers could have an adverse material effect on the Company's results of operations.


  Fluctuations in Operating Results


     A number of factors affect the Company's operating results, including the mix of turnkey and manufacturing projects, capacity utilization, price competition, the degree of automation that can be used in the assembly process, the efficiencies that can be achieved by the Company in managing inventories and fixed assets, the timing of orders from major customers, fluctuations in demand for customer products, the timing of expenditures in anticipation of increased sales, customer product delivery requirements, increased costs and shortages of components or labor. Changes in any of these factors in any given period could materially impact the operating results of the Company during that period.


  Management of Growth


     The Company experienced substantial growth in 1997 with revenues increasing 49% from the fiscal year ended December 31, 1996 to the fiscal year ended December 31, 1997. Such growth stretches the Company's infrastructure as well as its managerial, financial, manufacturing, and sales personnel. While current management has substantial experience in the industry, the ability of management to handle such growth will be critical to the success of the Company. No assurance can be given that the Company can continue to grow at its current rate or that the infrastructure of the Company can sustain such rapid growth.

  Dependence Upon Customer Markets


     The Company's business depends exclusively upon contracts and orders from original equipment manufacturers ("OEMs") of electronic equipment. These OEMs manufacture computers, semiconductor capital equipment, telecommunications equipment and medical test equipment. The markets for the products sold by these customers are particularly volatile. Further, the products manufactured by these customers are subject to rapid technological change and obsolescence. Changes in the market for customer products have had and will continue to have a material impact on the results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


  Risk of Inventory Obsolescence


     The products manufactured by the OEMs serviced by the Company are being upgraded and enhanced on a continuous basis by OEMs. As a result of this process, the inventory maintained by the Company may become obsolete. Such obsolescence may cause the Company to have excess supplies of unusable inventory which could have a material adverse effect on the results of operations and financial condition Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


  Dependence on Management


     The Company is principally dependent on certain key management personnel for the operation of its business. In particular, Rolando Loera has played the primary role in the promotion, development and management of the Company. The Company entered into an employment agreement with Mr. Loera on March 5, 1996 for a period of five years, with an automatic five year extension in the absence of notice to the contrary from either party. If Mr. Loera leaves the Company for any reason, the Company may be adversely affected. The Company has obtained key-man life insurance on Mr. Loera in the amount of $1 million. The Company will be the owner and beneficiary of the insurance policy. See "Use of Proceeds," "Business" and "Management."


  Substantial Competition


     The Company encounters substantial competition from domestic and foreign businesses. Many of such entities have substantially greater financial resources, technical expertise and managerial capabilities than the Company. See "Business -- Competition."



  Possible Need for Additional Financing


     The Company intends to fund its operations and other capital needs for the next twelve (12) months substantially from operations and its line of credit facility, but such funds may not be sufficient for these purposes. The Company may require substantial amounts for its future expansion, operating costs and working capital. There can be no assurance that such financing will be available, or that it will be available on acceptable terms. In addition, any additional financing may be on terms which may cause current shareholders of the Company to suffer significant dilution. See "Use of Proceeds."

  Voting Control by Management; Potential Anti-Takeover Effect


     As of the date hereof, the officers, directors and principal stockholders of the Company, they beneficially own approximately 37% of the Company's Common Stock. Accordingly, such persons, with the votes of the holders of approximately an additional 13% of the Company's Common Stock, may be able to approve major corporate transactions including amending the Certificate of Incorporation of the Company or the sale of substantially all of the Company's assets, may be able to elect all of the directors of the Company, and may be able to control the Company's affairs. This voting control may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of the shares of Common

Stock of the Company. In addition, the Company is subject to a State of Delaware statute regulating business combinations which may also hinder or delay a change of control. See "Management" and "Principal Stockholders."


  Potential Conflicts of Interest on the Part of Certain Executive Officers of the Company


     In addition to acting as Chairman, President and Chief Executive Officer of the Company, Rolando Loera is also the sole owner of Touche Properties, Inc. ("TPI"), a company which owns the real property located at 1881-1899 Dobbin Drive (the "Property") and leases it to Touche Electronics, Inc. ("TEI") and Touche Manufacturing Company, Inc. ("Touche"), two wholly-owned subsidiaries of the Company. The rent payments made by TEI and Touche to TPI amounted to approximately $576,144, $576,144 and $477,640 in 1997, 1996 and 1995,
respectively. The Company occupied this space prior to its initial public offering of securities in 1996. See "Certain Transactions."


  Substantial Environmental Regulation


     The Company is subject to extensive and evolving federal, sate and local environmental and land use laws and regulations. These laws and the implementing regulations affect nearly every activity of the Company. The principal federal legislation which has the most significant effect on the Company's business includes the following: The Comprehensive Environmental Response, Compensation and Liability Act; The Resource Conservation and Recovery Act; The Clean Air Act; The Safe Drinking Water Act; The Emergency Planning and Community Right-to-Know Act; The Clean Water Act and The Toxic Substance Control Act.



     Failure by the Company to comply with applicable federal and state environmental regulations could result in the Company incurring substantial fines and penalties and/or having restraining orders issued against it. To the best of the Company's knowledge, its operations currently comply with governmental regulations.



     The Company cannot predict what new environmental laws or regulations may be enacted in the future, prospective interpretations of existing laws and regulations or the cost of compliance to the Company of such prospective laws, regulations and interpretations. See "Business -- Regulation."



ACQUISITION RISKS



  No Assurances that Recent Acquisitions Will be Profitable



     Since November 1996, the Company made the following significant acquisitions: a wire cable and harness manufacturing business, a metal stamping business and an electronic parts distributor. No assurances can be made the Company will be able to fully integrate these recent acquisitions into its current operations, or that any of these acquisitions will be profitable for the Company. See "Business" and "Legal Proceedings."



  Uncertainty of Pending Acquisitions



     The Company has announced its intention to acquire Pen Interconnect, Inc. and the SMA Microsystems companies. No assurance can be given that the Company will complete these acquisitions. In addition, if both acquisitions are completed, the Company would increase its revenues by approximately 75% and have locations in Salt Lake City, Utah and Raleigh, North Carolina. The operating results of the Company may be negatively impacted as it integrates the manufacturing, sales, and administration of these entities into its operations. Moreover, there can be no assurance that the acquisitions will be profitable for the Company. See "Business -- Overview, Formation and Acquisitions."



  Unspecified Future Acquisitions



     The Company is actively seeking additional acquisitions to enhance its ability to serve its existing customers, expand its customer base and accelerate its growth. No assurance can be given that the Company will be able to locate suitable acquisition candidates. Even if the Company locates such candidates, no assurance can be given that the acquisition can be negotiated and consummated. Finally, even if the Company completes an acquisition, no assurance can be given that the acquired entity can be successfully integrated into the Company or that it will be profitable. See "Business."



STOCK MARKET RISKS



     DILUTION



     Dilutive Effect of Securities Being Registered. The shares being registered for sale hereunder constitute a total approximately 43% of the total currently outstanding Common Stock of the Company (including shares issued in the acquisition of Trinity Electronics, Inc. which are already outstanding, assuming conversion of the Debentures at the rate most favorable to the holders thereof and exercise of the Warrants being registered hereunder but excluding the exercise of the Class A Warrants and underwriter's Unit Purchase Option). The sale of the shares being registered hereunder into the market in a short period of time could depress the price of the Common Stock of the Company.



     Dilutive Effect of Securities Underlying Class A Warrants. In connection with its public offering in March, 1996 and a related bridge loan financing, the Company issued 2,672,000 warrants to purchase Common Stock at an exercise price of $5.50 per share and an underwriters Unit Purchase Option representing the right to acquire 128,000 Units each unit consisting of one Class A Warrant and one share of Common Stock. Accordingly, upon exercise of all Class A Warrants and the Unit Purchase Option, there will be an additional 2,800,000 shares of Common Stock of the Company issued and outstanding amounting to a total of 67% of the currently issued and outstanding shares of the Company.



     Dilutive Effect of Additional Issuances. The Company is authorized to issue up 25,000,000. After reserving a total of 4,352,415 shares of Common Stock for issuance upon the exercise of the Class A Warrants, the exercise of the Unit Purchase Option, the conversion of the Debentures, the exercise of the Class B Warrants, the issuance of all Common Stock payable as a fee for the Debenture placement and Class B Warrant exercise and the issuance of Common Stock upon exercise of all warrants issued as a fee for the Debenture placement or Class B Warrant exercise, the Company will have 16,451,169 shares of authorized but unissued capital stock available for issuance without further shareholder approval. The Company is actively seeking acquisition candidates and intends to issue Common Stock as at least part of the consideration for such acquisitions. As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer additional dilution which may adversely affect the market.



     No Assurance that the Company Can Maintain a Current Registration Statement and Qualify for Sale Under Applicable State Securities Laws. In order for (i) holders of Common Stock to sell the sell the Common Stock being registered hereunder; (ii) Debenture holders to sell Common Stock received upon the conversion of the Debentures; (iii) the Company to issue Common Stock upon the exercise of any outstanding warrants sold by Debenture holders or the finder; or
(iv) the warrant holders to sell the Common Stock received upon the exercise of the outstanding warrants, there must be a (i) a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission or an exemption from registration, and (ii) a qualification for sale or exemption therefrom under applicable state securities laws of the jurisdictions in which the various holders of securities reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement or post-effective amendment thereto becomes effective, it may require updating by the filing of one or more post-effective amendments. The Company intends to qualify the sale of the Warrants and the Common Stock in California, Connecticut, New Jersey and New York in an amount equal to the amounts held by Selling Security Holders resident in those states prior to the effectiveness of the registration statement, although certain exemptions under certain state securities ("Blue Sky") laws may permit the securities to be transferred to purchasers in other states. The Selling Security Holders will be prevented from selling Common Stock or Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock and Warrants. Moreover, in the event that the Selling Security Holders transfer the Warrants, the Company will only be able to issue Common Stock upon the exercise of a Warrant if a registration statement is in effect in that particular state or an exemption exists from registration. The Selling Security Holders are party to a registration rights agreement with the Company and may have a cause of action against the Company in the event the Company fails to abide by the terms of that agreement. Purchasers of the Class B Warrants from the Selling Security Holders who are not party to the agreement would have no rights under that agreement. See "Description of Securities."


  Market Maker's Influence on the Market May Have Adverse Consequences


     Dominant Market Maker. Although it has no legal obligation to do so, The Midas Group ("Midas") (previously known as and filed to do business as Biltmore Securities, Inc. ("Biltmore" and together with Midas, "Midas/Biltmore")) has made a market in the Company's securities since completion of the initial public offering of the Common Stock of the Company in March, 1996. The Company believes that Midas/ Biltmore is the dominant market maker for the Common Stock of the Company. The price and liquidity of such securities may be affected by the degree, if any, of the participation of Midas/Biltmore in the market, inasmuch as a significant amount of such securities may be sold to customers of Midas/Biltmore. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with Midas/Biltmore. These market making activities may be discontinued at any time or from time to time by Midas/Biltmore without obligation or prior notice. The discontinuance of market making activities by Midas/ Biltmore may adversely affect the price and liquidity of the securities.



     To the extent that Midas/Biltmore solicits the exercise of the Class A Warrants, Midas/Biltmore may be prohibited pursuant to the requirements of Regulation M under the Exchange Act from engaging in market-making activities during such solicitation and for a period of up to five days preceding such solicitation. As a result, Midas/Biltmore may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable. See "Description of Securities."



     Legal Matters. Biltmore has been involved in the following matters with federal regulators, state regulators, and the National Association of Securities Dealers. Although the Company is not aware of any other pending or threatened actions, further action may result in preventing Midas/Biltmore from acting as a market maker with respect to the Company's securities.



     Commission Action. On or about May 22, 1995, Biltmore and Elliott Loewenstern and Richard Bronson (principals of Biltmore) and the Securities and Exchange Commission agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act, Section 10(b) and 15(c) of the Exchange Act, and Rules 10b-5, 10b-6 and 15c1-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three (3) IPOs in 1992 and 1993, Biltmore engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by Biltmore and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), Biltmore agreed, among other things:



     - to disgorge $1,000,000 to the Commission, which amount was paid in four
       (4) equal installments on or before June 22, 1995;



     - to the appointment of an independent consultant ("Consultant") to review the policies, practices and procedures of Biltmore in six areas of compliance relating to sales practices; to formulate such policies, practices and procedures as the Consultant deems necessary with respect to sales practices; to deliver a report on such matters to the SEC and the president of Biltmore; to prepare an appropriate manual of supervisory procedures and compliance (or amend such existing manual as may be necessary); and to formulate policies and procedures with respect to training of new hires and ongoing training of existing employees.



     - to the appointment of an independent auditor to conduct four (4) special reviews of the policies, practices and procedures of Midas/Biltmore at six month intervals, the first such review to take place six months after the delivery of the Consultant's report.



     On July 10, 1995, the court dismissed with prejudice the action against Messrs. Loewenstern and Bronson. Mr. Bronson agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension. Both suspensions have been completed.



     On December 19, 1996, the Consulted completed the report and delivered it to Biltmore. Biltmore has implemented the recommendations in the report and is currently being monitored by the independent auditor.


  State Actions.


     INDIANA. In September, 1994, the State of Indiana commenced an action seeking, among other things, to revoke Biltmore's license to do business in Indiana. The complaint alleged that Biltmore offered and/or sold securities that were neither registered nor exempt, engaged in dishonest or unethical practices in the securities business, failed to reasonably supervise its agents and violated the antifraud provisions of the Indiana Securities Act. In April, 1997, Biltmore settled the action without any admission, finding or judgment against it of any violation of the Indiana Securities Act and Biltmore agreed to, among other things, resolve certain customer claims, the payment of a fine and costs and restrictions with respect to the sale of securities to Indiana residents. Among other things, Biltmore agreed that it will not sell any securities to Indiana residents (i) for which Biltmore has served as lead underwriter or as a member of the selling syndicate; or (ii) for which Biltmore is a market maker. Under the terms of the settlement agreement, Biltmore continues to maintain its license in the State of Indiana. The Company does not intend to seek qualification for the sale of securities in the State of Indiana.



     ARKANSAS. On July 18, 1997, the State of Arkansas, Securities Department issued a consent order in lieu of the filing of a complaint as settlement of all claims against Biltmore and Elliot A. Loewenstern. The claims related to certain practices constituting violations of the Arkansas Securities Act including promising customers price appreciation, failing to disclose negative information regarding stocks, representing that they know of "inside information" and using high pressure sales tactics during the period February 1992 to October 1993. Biltmore and Mr. Loewenstern consented to the entry of the order without admitting or denying any wrongdoing or violation. The consent order censured Biltmore and Elliott A. Loewenstern and required that they pay the amount of $25,000 for costs and expenses relating to the proceedings. The consent order also required that Biltmore deliver to the Commissioner of Securities a copy of the final report prepared by the independent consultant. The Company understands that Biltmore and Mr. Lownenstern have fully complied with all terms of the consent order.



     CALIFORNIA. On September 10, 1997, the State of California issued a Notice of Intention to Issue Order Revoking Biltmore's Broker-Dealer Certificate based on public interest concerns as a result of Biltmore being subject to enforcement orders issued by the Commission, the Arkansas Securities Department and the Indiana Securities Division. A hearing on the matter has been scheduled for July 20, 1998. Such proceeding, if ultimately successful, may adversely affect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities.



     NASD ACTIONS.



     In 1995, District Business Conduct Committee Number 7 of the NASD issued a Statement of Complaint (No. CO7950037) against Biltmore and certain of its principals and former account executives alleging violations of the NASD's Rules of Fair Practice in connection with the issuance of certain warrants to employees of Biltmore in late 1993 as compensation which were subsequently sold to customers of Biltmore. The NASD alleged that the sale of these warrants by Biltmore employees from their personal accounts (or accounts in which they had a financial interest) should have been disclosed to customers. Biltmore has filed an answer denying the allegations and intends to vigorously defend this matter.



     In March, 1998, Biltmore submitted an Acceptance, Waiver and Consent ("AWC") to the NASD relating to certain customer agreements. Pursuant to the terms of the AWC, Biltmore will consent to the entry of an Order providing for a fine of $20,000 and a censure. The Order is based upon allegations that certain customer agreements contained improper language in the arbitration clauses used by Biltmore and improper affirmative defenses raised in certain arbitrations relating to punitive damages. Biltmore had disputed the finding of these allegations but it ultimately determined to resolve this matter to avoid the cost, distraction and uncertainty of litigation. Biltmore submitted the AWC without admitting or denying the allegations contained therein. The NASD still needs to approve the AWC.



     In May, 1998, the Department of Enforcement of the NASD initiated a complaint against Biltmore, Elliot Lowenstern and Richard Bronson (CO7980026). The complaint alleges that Biltmore violated SEC Rule 10b-5 and NASD Rules of Conduct in connection with the issuance of warrants in lieu of cash bonuses to certain employees. The complaint further alleges that the warrants were, in turn, sold to customers of Biltmore in late 1994 and early 1995. The NASD alleges that the relevant parities omitted to disclose material facts surrounding the receipt of the warrants in lieu of cash payments by the employees. Biltmore intends to defend these allegations.



     With respect to the disposition of the NASD matters referred to above, if the NASD prevails, fines could be levied against Midas/Biltmore and its principals. Further, if the NASD prevails, Midas/Biltmore would be vulnerable to sanctions which can be a censure, suspension, revocation of its license, or revocation of its membership with the NASD.



     In the event that Biltmore is unable to act as a market maker for the Company's stock, and additional brokers do not make a market in the Company's securities, the market for and liquidity of the Company's securities may be adversely affected. In such event, the possibility exists that the market for and the liquidity of the Company's securities will be adversely affected to such an extent that public security holders would not have anyone to purchase their securities when offered for sale at any price. FOR ADDITIONAL INFORMATION REGARDING BILTMORE, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

                            SELLING SECURITY HOLDERS


     The securities registered hereunder are being offered for the accounts of the security holders of the Company listed below (the "Selling Security Holders"). Patrick McQuade is the president of Trinity which became a subsidiary of the Company on December 22, 1997. The Company engaged M.J. Segal & Company, Inc. and Private Investors Equity Group, Inc. to act as finders in connection with the Debenture placement pursuant to the terms of a Non Circumvention and Finder's Fee Agreement. The Company has been advised by the parties to the Non Circumvention and Finder's Fee Agreement that the Debentures were offered through Private Investors Equity Group, Inc., a member of the National Association of Securities Dealers, Inc. primarily by M.J. Segal, a registered representative, licensed with Private Investors Equity Group, Inc. M.J. Segal is the president of M.J. Segal & Co., Inc. and the general partner of Joshua Capital Partners. Otherwise, no Selling Security Holder has held any office with or had a material relationship with the Company or its affiliates within the past three years. This table assumes that all of the Warrants being registered are exercised by the Selling Security Holders.



                                         COMMON STOCK OWNED    SECURITIES         SECURITIES
            SECURITY HOLDER              PRIOR TO OFFERING      OFFERED      OWNED AFTER OFFERING
            ---------------              ------------------    ----------    --------------------
Patrick McQuade........................          404,539(1)      404,539              0
Leonardo, L.P..........................          583,336(2)      583,336              0
GAM Arbitrage Investments, Inc.........           58,334(2)       58,334              0
AG Super Fund International Partners,
  Inc..................................           58,334(2)       58,334              0
Raphael, L.P...........................          116,666(2)      116,666              0
Ramius Fund, L.P.......................          116,666(2)      116,666              0
Hathaway Partners Investment L.P.......          116,666(2)      116,666              0
Jiwat T. Mahtani and Pushpa J.
  Mahtani..............................           29,167(2)       29,167              0
Frank Brosens..........................          116,667(2)      116,667              0
North Star Partners, L.P...............           58,334(2)       58,334              0
Trust Company of America FBO PAC.......          116,667(2)      116,667              0
Joshua Capital Partners, L.P...........           29,167(2)       29,167              0
  Private Investors Equity Group.......          152,411(3)      152,411              0
          Total........................        1,956,954       1,956,954              0


---------------

(1) Shares held by Mr. McQuade are currently being held in escrow as security for the representations and warranties made by Mr. McQuade and Trinity in connection with the acquisition of Trinity by the Company on December 22, 1997. Pursuant to the terms of the Escrow Agreement and assuming no alleged breaches of the representations and warranties by Mr. McQuade or Trinity in connection with the acquisition, 35% of the Common Stock being held in escrow will be released from escrow and available for sale on December 22, 1998; 25% of the Common Stock being held in escrow will be released from escrow and available for sale on December 22, 1999; 25% of the Common Stock being held in escrow will be released from escrow and available for sale on December 22, 2000; and 15% of the Common Stock being held in escrow will be released from escrow and available for sale on December 22, 2001.


(2) These shares include shares issuable upon conversion of the Debentures and upon exercise of the Class B Warrants.


(3) Includes all shares issuable as a fee for the placement of the Debentures and exercise of the Class B Warrants as well as shares issuable upon exercise of all Compensation Warrants issuable as part of the fee for the placement of the Debentures and exercise of the Class B Warrants. M.J. Segal & Co., Inc. has indicated that it will assign its right to receive compensation under the Non Circumvention and Finder's Fee Agreement to Private Investors Equity Group, Inc. Private Investors Equity Group, Inc. has advised the Company that it will not be transferring the securities to or selling the securities for the benefit of M.J. Segal or any other party.

                                USE OF PROCEEDS


     Proceeds received from the sale of the Debentures were used to repay a note issued in connection with the acquisition of Trinity and added to general working capital. Proceeds received upon the exercise of the Warrants will be added to general working capital.


                 DILUTION UPON EXERCISE OF THE CLASS B WARRANTS


     As of December 31, 1997, the Company had a net tangible book value of $6,532,583(1), or $1.61 per share (based on the Company having 4,057,758 shares outstanding as of that date). Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the exercise of the Class B Warrants at a price of $5.50 per share, and deducting the cash portion of the warrant exercise fee of $66,000 (4% of the exercise price of all outstanding Class B Warrants), pro forma net tangible book value would have been $8,160,583, or $1.86 per share. The result will be an immediate increase in net tangible book value per share of $0.25 per share to existing shareholders and an immediate dilution of $3.64 per share to new investors. Dilution is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution:


Exercise price of the Warrants..............................  $5.50
Net tangible book value per share, before the offering......  $1.61
Increase per share attributable to the sale by the Company
  of the shares offered hereby..............................  $0.25
Pro forma net tangible book value per share, after the
  offering..................................................  $1.86
Dilution per share to exercising Class B Warrant holders....  $3.64

     The above table assumes exercise of all of the outstanding Class B
Warrants.


     The foregoing table applies only to the Class B Warrants and not to the Common Stock (i) being sold by the Selling Security Holder, (ii) received upon conversion of the Debentures, or (iii) received as a fee for the Debenture placement, whether directly or as a result of the exercise of the Compensation Warrants.

---------------
(1) The carrying value of goodwill has been excluded from the determination of the net tangible book value.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


     The Company's Common Stock is quoted on the NASDAQ SmallCap market under the symbol "TMEI." The following table sets forth the reported high and low bid quotation for the Common Stock of the Company for the periods indicated. Such quotations reflect inter dealer prices, without retail mark up, mark down or commission and may not necessarily reflect actual transactions.



                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH      LOW
                                                               ----      ---
1996
  Third Quarter.............................................  $ 9.50    $6.50
  Fourth Quarter............................................  $ 7.00    $4.75
1997
  First Quarter.............................................  $ 6.75    $4.50
  Second Quarter............................................  $ 7.00    $4.50
  Third Quarter.............................................  $ 6.25    $4.50
  Fourth Quarter............................................  $ 6.19    $4.00
1998
  First Quarter.............................................  $5.875    $4.00
  Second Quarter............................................  $6.125    $3.50



     On June 9, 1998, the closing bid price of the Company's Common Stock as reported on the NASDAQ SmallCap Market system was $4.25. As of March 12, 1998, there were approximately 38 holders of record of the Company's Common Stock. The Company has not paid any dividends on its common stock in the past three years and anticipates retaining future earnings, if any, to finance the growth of the Company.



     On February 10, 1998, the Company raised $3.3 million through the sale of its 5%, $275,000 principal amount, Convertible Subordinated Debentures, Due 2001. Such securities were issued in reliance on Rule 506 of Regulation D promulgated by the Commission pursuant to its authority under the Securities Act of 1933, in as much as all investors were accredited investors as defined in Regulation D. See "Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations; Subsequent Events."

                                    BUSINESS

OVERVIEW, FORMATION, AND ACQUISITIONS


     TMCI Electronics, Inc. ("TMCI") provides custom manufacturing and value-added services to original equipment manufacturers ("OEMs") through its four significant subsidiaries: Touche Manufacturing Company, Inc. ("Touche"), Touche Electronics, Inc., ("TEI"), Enterprise Industries, Inc. ("EII") and Trinity Electronics, Inc. ("Trinity," collectively, with Touche, TEI and EII, the "Subsidiaries" and the Subsidiaries, collectively with TMCI, the "Company"). The customers of the Company are concentrated into four (4) different segments:
(1) mini and mainframe computers; (2) telecommunications equipment; (3) semiconductor capital equipment; and (4) medical test equipment. The Company manufactures products pursuant to customer specifications after receiving orders from customers. The principal executive offices of the Company are located in San Jose, California.



     TMCI was incorporated in the State of Delaware on December 7, 1995 for the purpose of acquiring the businesses of Touche and TEI in anticipation of a public offering. Touche and TEI were principally owned by Rolando Loera, the President and Chief Executive Officer of TMCI. TMCI acquired all of the issued and outstanding shares of common stock of Touche and TEI on March 11, 1996 from Mr. Loera and all of the minority shareholders of Touche and TEI pursuant to the terms of certain Stock Purchase Agreements dated December 28, 1995 (the "Stock Purchase Agreements"). Following the exchange of common stock of Touche and TEI contemplated by the Stock Purchase Agreements, the Company's business became that of Touche and TEI. The Company now derives its revenues from the operation of Touche and TEI and its other wholly owned subsidiaries described below.



     The Company actively seeks to enhance its growth through strategic acquisitions, has made three material acquisitions following its formation as discussed below and has publicly announced the signing of letters of intent for two acquisitions as discussed below. Future acquisitions, if any, will be made only if the Company can find candidates which fit into its strategic goals and corporate structure.



     San Jose Division of Pen Interconnect, Inc. On November 1, 1996, the Company and TEI purchased the net assets of the San Jose Division of Pen Interconnect, Inc., a manufacturer of wire cable and harness assemblies, for a total purchase price of three million three hundred thousand dollars ($3,300,000) consisting of two million dollars ($2,000,000 ) in cash, nine hundred thousand dollars ($900,000) in two promissory notes and fifty three thousand six hundred sixty nine (53,669) shares of common stock of TMCI valued at $7.4532 per share determined as the average of the last reported sales price of the common stock of TMCI for the 20 trading days prior to November 1, 1996. In addition, the Company agreed to pay an additional six hundred thousand dollars ($600,000) in the form of eighty thousand five hundred three (80,503) shares of common stock of TMCI valued at $7.45 per share, subject to the performance of the acquired division in accordance with the terms of an earn out agreement. Following the closing of the transaction, a dispute arose regarding the value of certain inventory which resulted in certain adjustments to the foregoing purchase price. See "Legal Proceedings."


     Enterprise Industries, Inc. On January 24, 1997, the Company acquired all of the issued and outstanding shares of common stock of Enterprise Industries, Inc., a metal stamping and manufacturing company, in exchange for one million five hundred thousand dollars ($1,500,000) consisting of one million dollars ($1,000,000) in cash and ninety six thousand five hundred sixty (96,560) shares of common stock of TMCI valued at $5.18 per share determined as the average of the closing prices for TMCI common stock for the 10 trading days prior to January 1, 1997.

     Trinity Electronics, Inc. On December 22, 1997, Trinity Electronics, Inc., a distributor of board level electronic component parts, merged with and into TMCI/Trinity Acquisition Corp., a wholly owned subsidiary of the Company. The merger agreement was effective October 1, 1997. The sole shareholder of Trinity received a total of four million two hundred ninety thousand dollars ($4,290,000) consisting of one million dollars ($1,000,000) in cash, one million two hundred ninety thousand dollars ($1,290,000) in two promissory notes and four hundred four thousand five hundred thirty-nine shares (404,539) of TMCI common stock valued at $4.94 per share determined as the average closing price of 15 common stock of TMCI for the ten trading days prior to September 4, 1997. The notes pay interest in the amount of 9% per annum. The $1,000,000 note was personally guaranteed by Rolando Loera, the Chief Executive Officer of the Company, was due March 9, 1998 and was paid without penalty. The $290,000 note was due April 15, 1998 and was paid without penalty. The shares are being held in escrow pursuant to the terms of an escrow agreement as security for the representations of Trinity and its sole shareholder made in the merger agreement and will be released from escrow in the amount of 35% one year following the closing, 25% two years following the closing, 25% three years following the closing and 15% four years following the closing. In connection with this merger, the Company received approximately $3,583,000 in goodwill which is being amortized over 15 years. Following the merger, TMCI /Trinity Acquisition Corp. changed its name to Trinity Electronics, Inc.



     Letter of Intent to Acquire the SMA Companies. On April 15, 1998, the Company announced the signing of a letter of intent to acquire SMA Microsystems, LLC and SMA Telcom, LLC (the "SMA Companies"), two Raleigh, North Carolina based providers of systems integration for the computer and telecommunications industry for a price of $7.5 million in an unspecified combination of cash and stock. The Company is currently renegotiating the terms of the letter of intent. No assurance can be given that the Company will complete the acquisition of the SMA Companies or, that if an acquisition is completed, that the Company will be able to successfully integrate the SMA Companies into its operations.



     Letter of Intent to Acquire Pen Interconnect, Inc. On June 17, 1998, the Company announced the signing of a letter of intent to acquire Pen Interconnect, Inc. ("Pen"), a publicly traded, Salt Lake City, Utah based manufacturer of electronic board assemblies, power supplies and custom molded cables. The Company will issue 0.625 shares of its common stock for each outstanding share of Pen in a tax free reorganization. No assurance can be given that the Company will complete the acquisition of Pen or that, if an acquisition is completed, that the Company will be able to successfully integrate Pen into its operations.


                   FINANCIAL INFORMATION ABOUT PRODUCT LINES

                                                         1995           1996           1997
                                                      -----------    -----------    -----------
Sales to Unaffiliated Customers
  Manufacturing.....................................  $18,952,842    $17,823,148    $23,264,194
  Wire and Cable....................................            0        866,334     10,075,420
  Turnkey...........................................    9,146,077      7,450,346      5,607,052
                                                      -----------    -----------    -----------
          Total.....................................  $28,098,919    $26,139,828    $38,946,666
                                                      ===========    ===========    ===========
Sales to Affiliates
  Manufacturing.....................................  $ 4,649,012    $ 3,712,554    $ 2,077,246
  Wire and Cable....................................            0              0      1,062,571
  Turnkey...........................................            0              0              0
                                                      -----------    -----------    -----------
          Total.....................................  $ 4,649,012    $ 3,712,554    $ 3,139,817
                                                      ===========    ===========    ===========
Operating Profit (loss)
  Manufacturing.....................................  $ 1,680,311    $   451,988    $   808,755
  Wire and Cable....................................            0        144,848        846,273
  Turnkey...........................................       42,013        (71,886)       397,476
                                                      -----------    -----------    -----------
          Total.....................................  $ 1,722,234    $   524,950    $ 2,052,504
                                                      ===========    ===========    ===========
Identifiable Assets
  Manufacturing.....................................  $ 8,452,937    $ 8,914,649    $16,999,053
  Wire and Cable....................................    3,959,230      2,536,886      4,811,000
  Turnkey...........................................            0      4,030,092      6,933,093
                                                      -----------    -----------    -----------
          Total.....................................  $12,412,167    $15,481,627    $28,743,146
                                                      ===========    ===========    ===========

DESCRIPTION OF BUSINESS

  General Market for Contract Manufacturing Services

     The Company focuses on selling products and services to OEMs interested in utilizing custom manufacturers. OEMs have been increasing their use of custom manufacturers in order to reduce their investment and focus their resources.

     Reduce Investment. Advances in technology of electronic products and increases in unit volumes require OEMs to invest more heavily in internal manufacturing through increased working capital, capital equipment, labor, systems and infrastructure. Use of contract manufacturers such as the Company allows OEMs to maintain advanced manufacturing capabilities while minimizing overall resource requirements.


     Focus Resources. With the increased level of competition and the pace of product change in the electronics industry, use of custom manufacturers such as the Company enables OEMs to focus more sharply on their own core competencies where they add the greatest value such as product development and marketing.


     TARGET MARKETS FOR THE COMPANY


     The Company provides its custom manufactured products to a wide range of companies that manufacture: (1) mini and mainframe computers; (2)
telecommunications equipment; (3) semiconductor capital equipment; and (4) medical test equipment, primarily in the Silicon Valley area.


     Computer Systems. The Company's manufacturing and assembly businesses provide a full complement of manufacturing capabilities for mini and mainframe computers. As the industry is being reshaped by evolutionary changes in semiconductor design and memory capacity, OEMs are outsourcing more of their manufacturing of their metal cabinets and enclosures. The Company focuses primarily on commercial markets.

     Telecommunications Equipment. Based on the changing conditions within the telecommunications industry, the Company believes that the need for telecommunications equipment will continue to grow at an above average annual rate. The Company actively markets itself to this industry and believes that, with its present and future manufacturing and service capabilities, it is well positioned to service this growing industry. Marketing activities in this segment are directly in line with the Company's acquisition of facilities for the production of specific types of wire and cable contained in products used by the telecommunications equipment industry.


     Semiconductor Capital Equipment. The Company markets its product manufacturing and service capabilities in the semiconductor capital equipment market areas. The Company targets principally large and medium-sized corporations that specialize in the design and development of scientific measurement and production test devices for major producers in the semiconductor. The Company will continue to explore and expand new opportunities with its customer base and look to refine the diversification of its production capabilities in designing and manufacturing products used within this market segment.


     Medical Test Equipment. The Company markets its manufacturing and cable harness assembly services to existing and prospective OEMs of medical test equipment. The Company targets customers with strong track records in the design, development and production of sophisticated medical diagnostic and analysis equipment, such as MRI equipment, which is used in hospital and medical clinics by medical doctors to assist in their diagnoses of serious and complicated patient medical problems. The Company believes that this industry will grow, offering increased opportunities to companies which are positioned to provide cost-effective manufacturing and value added services at competitive prices.

OPERATIONS OF THE COMPANY

     BUSINESS CONDUCTED BY SUBSIDIARIES

     The Company provides its manufacturing services through Touche and EII, its turnkey and cable and harness assembly services through TEI with a limited portion provided by Trinity, and its distribution services through Trinity.


     Manufacturing. The manufacture and fabrication of custom-designed metal enclosures cannot be homogenized into a single operation or manufacturing approach for the entire production line. Each custom order possesses a different list of requirements for manufacturing design, process and finish. In addition, the manufacturing environment allows for the manufacture of both prototype and production of the various types of customer products. To support its manufacturing operations, the Company maintains a wide variety of sophisticated automated machinery and shop equipment, tools, and supplies.


     Touche Manufacturing Company, Inc. Touche manufactures custom designed fabricated metal cabinets and enclosures for OEMs to house various types of electronic components. As a full service manufacturing facility, Touche's engineering and design personnel work closely with each customer to design and build an initial prototype of the specified cabinet or enclosure. Based upon the development of the prototype, the Company develops a cost effective manufacturing process. Touche provides all of the manufacturing processes in house, which includes metal shearing, punching, bending and welding, as well as machining, detailing, zinc plating, painting and final assembly. All raw materials used to manufacture these products are readily available from numerous suppliers at competitive prices. By controlling the various manufacturing processes in-house, Touche provides its customers with custom manufactured metal cabinets or enclosures in a timely and cost-effective manner, giving Touche a competitive advantage over other manufacturers that have to sub-contract for one or more of the various manufacturing processes. Approximately 75% of Touche's manufacturing is performed on a volume production basis for metal cabinets or enclosures, while the remaining 25% is in developing prototype products for future use by its customers.


     Enterprise Industries, Inc. EII provides production metal stamping, precision machining and electrical discharge manufacturing services to OEMs. Because EII has tool and die capability, use of its services generally requires higher initial costs for the production of the tools with correspondingly lower per unit production costs than the processes used by Touche. EII services clients in automotive, furniture, hardware, audio components, and aerospace industries in addition to servicing clients in the core industries serviced by the Company and is focusing its marketing efforts on the target markets of the Company. Recently, EII moved from a 25,000 square foot facility into a 126,000 square foot facility to accommodate anticipated growth.



     Cable and Harness Assembly. The Company produces discrete wire harnesses, flat cables, round cables, round to flat ribbon cables, ground plane cables, RGB, coaxial, triaxial, power and signal cables. Cable assembly involves the bundling of wires which may or may not be of different materials, gauges, with different insulations in one length. Harness assembly involves the bundling of wires in multiple configurations which may or may not be of different materials and gauges with different insulations.


     Turnkey Division. TEI provides value added turnkey services to many of Touche's OEM customers. These services are primarily the installation of cable and harness assemblies into the products manufactured by Touche and OEMs that do not have the in-house capability to provide such services. In 1996, TEI added clean room assembly at the request of its customers as part of its strategy to expand its value added services. All of TEI's value-added turnkey services are provided pursuant to contracts or purchase orders with its customers.

     Cable and Harness Division. To obtain better prices for the cable and harness material installed by the Turnkey Division, TEI acquired the net assets (accounts receivable, inventory and capital equipment) of the San Jose based division of Pen Interconnect, Inc. The acquired division produces different types of wire cable and harnesses installed by TEI and other companies in metal cabinets and enclosures. The cable and harness division both produces cable for use by TEI in the Turnkey Division and sells cable to OEMs and other contract manufacturers.

     DISTRIBUTION


     Trinity Electronics, Inc. Trinity is primarily a passive electronics distributor of board level electronic components including capacitors, resistors, board to board interconnects, back plane interconnects and D-subs to OEMs and contract manufacturers. Trinity primarily sells to instrumentation industry accounts. Trinity provides just-in-time, bin stocking, and KanBan inventory services to its distribution customers. In addition, Trinity provides cable assembly services to its customers at competitive prices using franchise lines for assemblies. Sales of electronic parts to OEMs are approximately 55% of the revenues of Trinity. Sales of assembled cable both to OEMs and contract manufacturers are approximately 30% of the revenues of Trinity. Sales of electronic parts to contract manufacturers are approximately 15% of the revenues of Trinity. In addition to revenues generated from the operations of Trinity, the Company believes that it will improve margins through better pricing on connectors used by the cable and harness division of TEI and introductions to OEM customers of Trinity that may be interested in utilizing the contract manufacturing services of the Company.


     NEW PRODUCT SERVICE LINES OF BUSINESS

     In 1996, TEI added clean room assembly internally as well as cable and harness assembly through its acquisition of the San Jose Division of Pen Interconnect, Inc.

     In 1997, the Company added metal stamping and tool and die capability through its acquisition of EII as well as distribution of board level electronic components through the acquisition of Trinity.

     MARKETING AND SALES


     The marketing strategy of the Company focuses on developing long-term relationships with OEMs in its target market of computers, telecommunications equipment, semiconductor capital equipment and medical test equipment. The Company intends to focus its marketing efforts on a greater number of manufacturers of telecommunications equipment, provided, however, that the marketing efforts of the Company will continue to reflect the evolution of OEMs from different segments of the technology industry to use contract manufacturers.



     Touche and TEI will continue to focus on major existing customers and to pursue new business from other potential customers in evolving segments of its core industry focus. EII will focus its efforts on expanding its business in the core industry segments of Touche and TEI. The Company believes that its future growth depends on its ability to maintain relationships with major existing customers. The Company intends to maintain these relationships and achieve growth through competitive pricing strategies, expansion of existing turnkey capabilities and more aggressive direct sales efforts supplemented by sales representatives in geographic areas where the Company does not have a physical presence. As a result of the limited and focused target market, the marketing efforts of the Company will rely primarily on direct sales efforts, which will emphasize its design-engineering and quality control manufacturing capabilities.


     Sales activities of the Company are handled by a combination of direct sales personnel and limited use of independent sales representatives. Because of the complexity and analysis involved in the customer's design and purchase decision, management emphasizes active interaction between the direct sales staff, its independent sales representatives and the buyer or engineer throughout the selling process.

CUSTOMER SERVICE AND SUPPORT

     The Company handles all customer service-related inquiries through the sales staff who have been assigned to handle and manage account relationships. This requirement enables the salesperson to monitor and control the quality of production during the entire manufacturing process, which is designed to help prevent production problems before shipment is made to customers. Such efforts are supported by the engineering department of the appropriate Subsidiary which is directly involved in the development process of the products.

     To ensure that adequate support is given to customers, each salesperson has formal sales training augmented by direct participation in the manufacturing process at the appropriate facility.

WORKING CAPITAL PRACTICES


     Because the Company produces custom designed products, it orders inventory to fulfill existing orders resulting financial exposure primarily as a result of order reschedulings.


SOURCES OF SUPPLY, MAJOR SUPPLIERS AND BACKLOG

     The largest supplier of the Company is Teredyne Connection Systems, Inc. Purchases from this vendor accounted for approximately 7.6% of the combined purchases of the Company in calendar 1997.

     The raw materials, such as sheet metal, wire and cable, and electronic components used in the development and manufacture of customer products are generally available from domestic suppliers at competitive prices; fabrication of certain major components may be subcontracted for on an as-needed basis. With the exception of other material requirements, sheet metal may be purchased on an as-needed basis under a consignment arrangement with suppliers. The Company does not have any material long term contracts for new materials. The Company has not experienced any significant difficulty in obtaining adequate supplies to perform under its contracts.

     Touche and TEI have established operating policies that require the development and maintenance of a second vendor source for purchasing materials and supplies that are needed to perform under contract for their customers. This purchasing requirement focuses on the prevention of potential problems that might otherwise originate from a single supplier's financial condition. Such policies allow greater flexibility in keeping purchasing costs down and greater assurance that raw material is available in order to meet customer contract and delivery requirements.


     At December 31, 1997, the Company had a firm backlog of approximately $18,000,000. The Company does not believe that its combined rolling backlog at any particular time is necessarily indicative of its future business or performance.


MAJOR CUSTOMERS


     Touche and TEI's major customers include various technology industry related companies, such as Hewlett Packard Company, Lam Research Corporation, Tandem Computers Inc., KLA Instruments, and Varian Associates, Inc. For the year ended December 31, 1997, revenues derived from Lam Research Corporation and Tandem Computers Incorporated amounted to approximately 12% and 14% respectively, of the Company's total revenue, excluding intercompany sales. Due to the growth in sales to other customers, reliance on major customers represents a substantial shift from 1996 when the Company had three customers each accounting for over 10% of its business individually and 65% of its business in the aggregate. As the sales arrangements with these customers are terminable upon short notice, the loss of any one of them would have a material adverse impact on the revenues and profits of the Company, given the significant percentage of revenues derived from these customers. Although the Company cannot control the needs of these customers, the Company believes that expansion of services offered by the Company will strengthen its relationship with these customers.


PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

     The Company does not have any patent or copyright applications pending, because the Company does not offer or provide any original design work that is not otherwise proprietary to the product design-engineering of their customers. The Company owns trademark rights to its "Touche" trademark and servicemark.

COMPETITION

     Manufacturing of enclosures for electronic equipment is a fragmented, highly competitive industry, and involves rapid change. Competitors of the Company range from small firms able to provide only a few of the services provided by the Company to substantially bigger, better financed competitors able to provide more value added services. Competition is generally based on several factors, including services provided, quality of work, reputation, price, and marketing approach.

     The Company is established in the industry and maintains a strong competitive presence by delivering high-quality work in a timely fashion within the customer's budget constraints with enhanced ability to deliver value added services.

     Because of the continuing change by OEMs from manufacturers to design-engineering, electronics value added, and marketing organizations, contract manufacturers are receiving a much greater share of the overall manufacturing task of products that are designed for manufacture by their customers. The process itself removes more and more of the subcontracting and replaces it with a prime contractor status gradually eliminating the need for submitting joint subcontracting work proposals. By reducing the number of subcontractors, the customers benefit from the reduction in the turnaround time and the maintenance of more efficient and quality based manufacturers. The Company believes that the creation and maintenance of a "one-stop shop" manufacturing environment makes it an effective competitor in the industry.

GOVERNMENT REGULATION


     The Company is subject to extensive and evolving federal, state and local environmental and land use laws and regulations. These laws and the implementing regulations affect nearly every activity of the Company. The principal federal legislation which has the most significant effect on the Company's business includes the following: The Comprehensive Environmental Response, Compensation and Liability Act; The Resource Conservation and Recovery Act; The Clean Air Act; The Safe Drinking Water Act; The Emergency Planning and Community Right-to-Know Act; The Clean Water Act and The Toxic Substance Control Act. Failure by the Company to comply with applicable federal and state environmental regulations could result in the Company incurring substantial fines and penalties and/or having restraining orders issued against it. To the best of the Company's knowledge, its operations currently comply with governmental regulations.



     The Company cannot predict what new environmental laws or regulations may be enacted in the future, prospective interpretations of existing laws and regulations or the cost of compliance to the Company of such prospective laws, regulations and interpretations.



EMPLOYEES


     As of December 31, 1997, the Company employed approximately 585 persons, including the officers of the Company, all of whom are full-time employees and none of whom are subject to collective bargaining agreements. Of these full-time employees, 114 are engaged in administration and finance, 457 in manufacturing, engineering and production, and 14 in marketing and sales. Many employees of the Company have overlapping responsibilities in these job descriptions. The Company has never experienced a work stoppage. The Company believes that its relationships with its employees are good.

DESCRIPTION OF PROPERTY


     Touche leases approximately 224,000 square feet of factory manufacturing space in three adjacent buildings which are equipped with state-of-the-art metal fabrication equipment. Touche leases approximately 123,000 square feet at 1875 Dobbin Drive, San Jose, California 95133, which consists of 113,000 square feet in manufacturing space and approximately 10,000 square feet of office space. In addition, TEI leases approximately 78,000 square feet of manufacturing space at 1881 - 1899 Dobbin Drive, San Jose, California 95133. Touche leases approximately 22,000 square feet of manufacturing space at 1565-C Mabury Road, San Jose, California 95133. EII leases approximately 126,000 square feet of combined office and manufacturing space in a light industrial building at 7500 Tyrone Avenue, Van Nuys, California. The Company negotiates all lease agreements on a triple net basis with landlords.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     On March 5, 1996, the Company acquired Touche and TEI pursuant to certain Stock Purchase Agreements executed on December 28, 1995. Prior to that time, the Company had no operations.


     The Company's strategy has been to expand its core and value added business by increasing its product offerings to satisfy the needs of its customers and their growing demand for more outsourcing of contract manufacturing services. On November 1, 1996, TEI acquired the assets of the San Jose cable and harness manufacturing division of Pen Interconnect, Inc. On January 1, 1997, the Company acquired Enterprise Industries, Inc., a metal stamping business. Effective October 1, 1997, the Company acquired the operations of Trinity Electronics, Inc., ("Trinity") a passive distributor of board level electronic components; Trinity formally merged with a wholly owned subsidiary of the Company on December 22, 1997.



                                                QUARTER ENDED          YEAR ENDED
                                                  MARCH 31            DECEMBER 31,
                                                -------------    -----------------------
                                                    1998         1997     1996     1995
                                                -------------    -----    -----    -----
                                                 (UNAUDITED)
Sales.........................................        100%         100%     100%     100%
Cost of Goods Sold............................       73.4         73.8     77.4     77.2
                                                    -----        -----    -----    -----
Gross Profit..................................       26.6         26.2     22.6     22.8
Operating Expenses............................       20.8         20.9     20.6     16.7
                                                    -----        -----    -----    -----
Income From Operations........................        5.7          5.3      2.0      6.1
                                                    -----        -----    -----    -----
Net Other Expenses............................        2.9          0.6      1.4      2.5
Income Before Provision for Income Taxes......        2.8          4.7      0.6      3.6
Provision for Income Taxes....................        1.2          1.8      0.0      1.9
                                                    -----        -----    -----    -----
Net Income....................................        1.7          2.9      0.6      1.7
                                                    =====        =====    =====    =====


     All figures rounded to the nearest one tenth of one percent.


     RESULTS OF OPERATIONS FOR THE FISCAL QUARTER ENDED MARCH 31, 1998



     The results of operations utilizes the consolidated results from all subsidiaries after their acquisition by the Company, eliminating intercompany transactions. The discussion below should be read in conjunction with the financial statements and the notes thereto that appear elsewhere in this prospectus.



NET SALES



     Net sales increased by approximately $2,757,000 or 37% to $10,200,000 from $7,443,000 for the quarter ended March 31, 1998 as compared to the quarter ended March 31, 1997. The sales increase resulted primarily from the acquisition of Trinity as well as an increase in sales by TEI. However, the Company did not ship as much as anticipated as a result of a slowdown in the semiconductor capital equipment industry which caused customers in that industry to reschedule their orders for delivery in the second and third quarters of the year. The Company currently anticipates that the slowdown in the semiconductor capital equipment market segment will continue through at least the second quarter of 1999.



GROSS PROFIT



     Gross profit increased approximately $469,000 or 21% to $2,710,000 from $2,241,000 for the quarter ended March 31, 1998 as compared to the quarter ended March 31, 1997. As a percentage of sales, gross profit decreased approximately 3% to 27% from 30% for the quarter ended March 31, 1998 as compared to the quarter ended March 31, 1997. The gross profit of $2,241,000 for the quarter ended March 31, 1997 is different from the $2,838,943 originally reported in the Company's 10-QSB for the quarter ended March 31, 1997 as a result of a reallocation of certain overhead items from operating expenses to cost of goods sold.

Gross profit increased as a result of the acquisition of Trinity and an increase in sales at TEI. Gross profit as a percentage of sales decreased primarily as a result of the slowdown in the semiconductor capital equipment industry. In response to slowing demand in the semiconductor capital equipment market, Touche and TEI reduced their labor force during the quarter ended March 31, 1998.



OPERATING EXPENSES



     General and administrative expenses increased approximately $401,000 or 19% to $2,126,000 from $1,725,000 for the quarter ended March 31, 1998 as compared to the quarter ended March 31, 1997. The operating expenses of $1,725,000 for the period ended March 31, 1997 is different than the $2,323,000 originally reported in the Company's 10-QSB for the fiscal quarter ended March 31, 1997 as a result of a reallocation of certain overhead items from operating expenses to cost of goods sold. As a percentage of sales, the Company's general and administrative expenses decreased 2% to 21% from 23% for the quarter ended March 31, 1998, as compared to the quarter ended March 31, 1997. The increase in operating expenses was primarily a result of an increase in amortization expense from goodwill, and the addition of new management personnel to support significant growth.



OPERATING INCOME



     Operating income increased approximately $69,000 or 13% to $585,000 from $516,000 for the quarter ended March 31, 1998 as compared to the quarter ended March 31, 1997. Operating income increased as a result of an increase in revenues from the Company's acquisition of Trinity offset in part by an increase in operating expenses.



OTHER INCOME [EXPENSE]



     Other expenses increased approximately $294,000 to $295,000 from $1,000 in the quarter ended March 31, 1998 as compared with the quarter ended March 31, 1997. The increase in other expenses was primarily due to (1) an increase in interest paid of $201,000 resulting from increased borrowings under the Company's credit facility in order to finance inventory; and (2) a non cash finance charge of $129,000 resulting from the issuance of $3.3 million of the Company's 5%, $275,000 in principal amount, Convertible Subordinated Debentures Due 2001, offset in part by an increase of $30,000 in other income.



NET INCOME



     Net income decreased by approximately $138,000 or 45% to $169,000 from $307,000 for the quarter ended March 31, 1998 as compared to the quarter ended March 31, 1997. The decrease in net income was primarily due to an increase in interest paid to finance inventory and non cash finance charges relating to the debenture placement, which was partially offset by an increase in income from operations.


     RESULTS OF OPERATIONS -- FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 31, 1996

     NET SALES


     The Company's net sales increased approximately $12,806,838 or 49% to $38,946,666 from $26,139,828 in the fiscal year ended December 31, 1997, as compared to the fiscal year ended December 31, 1996. Sales growth was due to a significant increase in sales volume through both existing as well as new customer orders, and significant growth and continued diversity of operations through the acquisition of the cable and harness and metal stamping manufacturing businesses at the end of 1996 and beginning of 1997, respectively, as new product services continue to be introduced and added to consolidated operations. In addition, the acquisition of Trinity Electronics, Inc., effective October 1, 1997 for accounting purposes, impacted positively on the fourth quarter of 1997.


     Inasmuch as the Company's two largest customers accounted for approximately 26% of revenues for the fiscal year ended December 31, 1997, with the largest accounting for 14% of such revenues, the disruption or loss of a significant amount of business of either customer could have a material adverse impact on the total revenues of the Company. The Company has reduced dependency of the major customers substantially; in 1996, the three largest customers of the Company accounted for 65% of total revenues of the Company.

     GROSS PROFIT


     The Company's gross profit increased approximately $4,288,536 or 73% to $10,190,618 from $5,902,082 in the fiscal year ended December 31, 1997, as compared to the fiscal year ended December 31, 1996. As a percentage of sales, the Company's gross profit increased 3.6% to 26.2% from 22.6% in the fiscal year ended December 31, 1997, as compared to the fiscal year ended December 31, 1996. The increase in gross profit is primarily due to increased sales and the acquisition and successful integration of the cable and harness and metal stamping businesses. The Company's gross profit margin may be materially impacted by the diversity of its operations which are constantly modified in order to meet the changing demands of the competitive market bidding processes with its customers.


     OPERATING EXPENSES

     General and administrative expenses increased approximately $2,760,982 or 51% to $8,138,114 from $5,337,132 in the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. As a percentage of sales, general and administrative expenses remained constant at approximately 21% for the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. The dollar increase in general and administrative expenses resulted primarily from increased overhead and transaction costs associated with the acquisitions.

     OTHER INCOME [EXPENSE]


     The Company's other expenses decreased approximately $127,060 or 36% to $230,554 from $357,614 in the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. This decrease was primarily due to the elimination of a one time non-cash finance charge in the amount of $462,122 on certain bridge loans incurred by the Company in 1996 and an increase of $102,121 in other income, offset by an increase of $274,697 in interest expense used to finance increases in inventory, the nonreocurrence of $69,742 in interest income and a reduction of $138,224 in gains from the sale of equipment.


     INCOME TAX EXPENSE


     Income tax expense increased $666,765 to $685,764 from $18,999 in the fiscal year ended December 31, 1997 as compared to the fiscal year ended December 31, 1996 as a result of a substantial increase in income from operations and the full utilization of net operating loss carry forwards in the prior year.


     NET INCOME


     Net income before taxes increased approximately $1,654,614 to $1,821,950 from $167,336 in the fiscal year ended December 31, 1997, as compared to the fiscal year ended December 31, 1996. The increase in net income before taxes was due primarily to: (1) a net increase in income from operations of approximately $1,654,614 resulting from increased sales and sales from recently acquired companies, and (2) a net decrease in other expenses of approximately $127,060.


     Net income after taxes increased approximately $987,849 to $1,136,186 from $148,387 for the fiscal year ended December 31, 1997 compared to the fiscal year ended December 31, 1996.

     RESULTS OF OPERATIONS -- FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 31, 1995

     The Results of Operations discussion utilizes the consolidated results in 1996 compared to the combined results in 1995 from the operating subsidiaries (Touche and TEI) prior to their acquisition by the Company, eliminating inter-company transactions.

     NET SALES


     Net sales decreased approximately $1,950,100 or 7% to $26,139,828 from $28,089,919 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. The decline in net sales was due primarily to significant order cancellations and rescheduling of orders by one of the Company's major customers, which resulted from (1) a change in local market conditions, and (2) a general slowdown in the semiconductor manufacturing marketplace. This general slowdown impacted the industry as a whole.

     GROSS PROFIT

     Gross profit decreased approximately $499,702 or 8% to $5,902,082 from $6,401,784 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. As a percentage of sales, gross profit remained constant during the period the fiscal year ended. The decrease is primarily due to the corresponding reduction in sales.

     OPERATING EXPENSES


     Operating expenses increased approximately $697,672 or 14% to $5,377,132 from $4,679,460 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. This increase was primarily due to an investment in infrastructure to support planned growth, including two new operating divisions, plus the acquisition of the assets of the San Jose Division of Pen Interconnect, Inc., which included additional personnel, building rent costs, repairs, professional fees, promotions of certain engineers to management positions and other related items.


     OTHER INCOME [EXPENSE]

     Interest expense decreased approximately $292,202 or 47% to $323,679 from $615,881 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. Interest expense decreased during the fiscal year ended December 31, 1996 due to a substantial reduction in outstanding long term debt, capital lease obligations, and bank borrowings, as compared to December 31, 1995.

     INCOME TAX EXPENSE


     Income tax expense declined primarily due to the decrease in taxable income as well as the utilization of net operating loss carry forwards. Pro forma income tax expense for the year ended December 31, 1996 gives effect to the loss of S corporation status on a combined basis prior to March 5, 1996.


     NET INCOME


     Income before taxes decreased to approximately $840,300 or 83% to $167,336 from $1,007,616 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. The decline in income before taxes was primarily due to: (1) an increase in financing charges of $174,244 on certain bridge loans that were made by the Company in the fourth quarter of 1995 to help fund its initial public offering, and (2) increased operating expenses incurred to fund two new divisions which produced nominal income during the fiscal year ended December 31, 1996.


     Net income after taxes decreased by approximately $325,100 or 69% to $148,337 from $473,416 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995.

     LIQUIDITY AND CAPITAL RESOURCES


     Cash Required to Fund Operating Activities. The Company required cash to fund operating activities of approximately $2,019,000 in the fiscal quarter ended March 31, 1998 as compared to required cash to fund operating activities of approximately $1,252,000 in the fiscal quarter ended March 31, 1997. The increase resulted primarily from an increase in inventory of $2,265,000, an increase in prepaid expenses of $559,000, an decrease in accounts payable of $712,000 and a decrease in income taxes payable of $265,000 offset primarily by a decrease in accounts receivable of $1,019,000.



     The Company required net cash to fund operating activities of $1,129,241 in the fiscal year ended December 31, 1997. The requirements were mainly attributable to

$885,329 in accounts receivable and $3,881,696 in inventory, offset primarily by an increase in accounts payable of $466,548 and $478,150 in income taxes payable.


     Capital Equipment Expenditures. During the quarters ended March 31,
1998 and March 31, 1997, the Company invested approximately $480,865 and $224,163, respectively, to purchase capital equipment (net of equipment acquired in acquisitions) which was funded through long-term borrowings and current operations. During the fiscal years ended December 31, 1997 and December 31, 1996, the Company invested approximately $664,740 and $1,114,694, respectively, to purchase capital equipment (net of equipment acquired in acquisitions) which was funded through long term borrowings and current operations. Additionally, management expects the Company's level of future capital expenditures to increase at a level that is consistent with the Company's projected growth and operational projects.


     During the fiscal year ended December 31, 1997 and December 31, 1996, the Company invested approximately $2,496,925 and $643,451, respectively, to purchase capital equipment, financed through equipment contracts. Additionally, management expects the Company's level of future capital expenditures to increase at a level that is consistent with the Company's projected growth and operations. Management has projected capital expenditure requirements of approximately $1,800,000 for the calendar year ending December 31, 1998. This increase will be supported by increased internal operations and bank borrowings.


     CASH FROM INVESTING ACTIVITIES.


     Cash used in investing activities remained relatively constant at $1,110,000 for the fiscal quarter ended March 31, 1998 as compared to $1,098,000 for the fiscal quarter ended March 31, 1997 and included the purchase of equipment, other assets, and the acquisition of a metal stamping company.


     Cash used in investing activities remained relatively constant at $2,942,319 in the fiscal year ended December 31, 1997 as compared with $3,064,495 in the fiscal year ended December 31, 1996. Fluctuations in cash used in investing activities included an increase of $179,276 for repayment of advances from stockholders and a reduction of $450,224 in the amount spent for the purchase of equipment offset by an increase of $258,312 for the purchase of other assets, a reduction of $193,650 for the proceeds from the sale of equipment and an increase of $147,996 in cash used for the purchase of businesses.

     CASH FROM FINANCING ACTIVITIES.


     Cash generated from financing activities increased approximately $996,000 or 44% to $3,262,000 for the fiscal quarter ended March 31, 1998 as compared to $2,266,000 for the fiscal quarter ended March 31, 1997. Cash increased as result of credit line advances of $4,900,000, note issuance of $5,813,000 (both from Fleet Capital discussed below) and $3,300,000 from the issuance of Debentures (discussed below) offset by note repayments of $10,389,000 and credit line repayments of $361,000.


     Cash generated from financing activities increased $999,432 or 31% to $4,238,397 from $3,238,965 in the fiscal year ended December 31, 1997 compared to the fiscal year ended December 31, 1996. The change resulted from an increase of $1,987,990 in amounts outstanding under the line of credit, an increase of $2,341,328 of proceeds from notes payable, the non-recurrence of a one time charge of $1,000,000 in 1996 for the repayment of certain bridge notes and the elimination of $734,742 of obligations under the Company's capital lease obligations, offset by the one time impact of $6,036,798 from the proceeds of the public offering in 1996, and an increase of $1,317,551 in repayment of notes payable.


     Sale of Debentures. On February 10, 1998, the Company closed an offering of three Units, each Unit consisting of four of its 5%, $275,000 principal amount Convertible Subordinated Debentures due 2001 and the obligation to issue 300,000 Class B Warrants to purchase common stock of the Company under certain circumstances (the "Class B Warrants") for a total of $3.3 million. Interest on the Debentures accrues quarterly and is payable annually. Proceeds from the sale of the Debentures were used to repay the $1,000,000 note issued in connection with the Trinity acquisition; the remainder of the proceeds went to working capital.


     The Debentures are convertible into Common Stock of the Company at the option of the holder, at a variable conversion price ranging from $3.00 to $4.46875 per share, depending on the market value of the Common Stock of the Company at the time of the notice of conversion. Accordingly, the Company may be required to issue no less than 738,462 shares nor more than 1,100,004 shares of common stock upon conversion of the Debentures.

     In addition, the Company is issuing 25,000 Warrants per Debenture for each Debenture outstanding as of the earlier to occur of the one year anniversary of the closing date of the sale of the Debentures or three months following the registration of the Common Stock issuable upon conversion of the Debentures and upon the exercise of the Warrants. The Warrants have an exercise price of $5.50 per share, subject to adjustment for dilutive issuances. The Company is obligated to register the Common Stock underlying the Debentures and the Class B Warrants with the Commission.



     In connection with the foregoing issuance, the Company incurred a finder's fee in the amount of $176,000 in cash pursuant to terms of a Non Circumvention and Finder's Fee Agreement (the "Agreement") and a $66,000 expense allowance which resulted in the payment of $172,250 in cash and an assignment of $68,750 in escrow which resulted in the issuance of one quarter of one Debenture. As additional consideration for the placement of the Debentures, the Agreement calls for (1) the issuance of the number of shares of common stock equal to 5% of the principal amount of the securities sold divided by the greater of (a) any stated conversion price in the Debenture and (b) the average of the closing bid and asked prices of the Common Stock of the Company for the five trading days prior to the closing and, (2) in this case, a number of warrants equal to 10% of the number of shares issuable based on the Stated Conversion Price as defined in the Agreement, to be determined between 73,846 and 110,000. The warrants are to be issued at 125% of the average of the closing of the bid and asked prices of the common stock of the Company for the five trading days preceding their issuance, are non callable and expire three years from their date of issuance.



     Upon exercise of any Class B Warrants issued in the offering, the Agreement provides that the finders shall receive a cash fee equal to 4% of the amount received upon exercise of such Class B Warrants; Common Stock equal to 5% of the number of shares issued upon such exercise; and warrants equal to 10% of the number of shares issued upon such exercise (excluding warrants exercised by the parties to the Agreement or their affiliates). The warrants shall have an exercise price of 125% of the average of the bid and asked prices for the Company on the five trading dates preceding the transaction, shall be non callable, and shall expire three years from the date of issuance.



     Fleet Capital Line of Credit. On March 2, 1998, the Company entered into a Loan and Security Agreement with Fleet Capital Corporation (the "Fleet Facility") providing for borrowings of up to $25,000,000 based on certain formulas contained within the Loan and Security Agreement. The Company paid a finder's fee of $250,000 and a loan fee of $250,000 in connection with the transaction. As of March 31, 1998, the Company was eligible to borrow up to $13,260,000 under the Fleet Facility and had borrowed $12,076,758. Borrowings were in the form of two Term Loans ("Term Loan A" and "Term Loan B," respectively), an equipment loan (the Equipment Loan, together with the Term Loans, the "Fixed Loans") and revolving credit loans (the "Revolving Credit Loans"). Term Loan A is in the principal amount of $4.7 million and accrues interest at the rate of prime plus 0.5%. Term Loan B is in the principal amount of $2.0 million and accrues interest at the rate of prime plus 1.5%. The Equipment Loan is in the principal amount of $4.0 million and accrues interest at the rate of prime plus 0.5%.



     The Revolving Credit Loans are in such amount as the Company elects, up to the borrowing base permitted by the Loan and Security Agreement and accrue interest at the rate of 0.25% plus prime. The Fixed Loans are payable in monthly installments of principal and interest with principal amortizing over a seven year period and the balance due on March 2, 2003; interest only on the Revolving Credit Loans is payable monthly with the principal due upon termination of the Loan and Security Agreement. Interest on the Fixed Loans and Revolving Credit Loans is adjusted daily. Interest on the Fixed Loans may be adjusted downward by 0.25% each year for two years if the Company meets certain performance criteria as reflected in its audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999, respectively. Interest on the Revolving Credit Loan may be adjusted downward by 0.25% only once if the Company meets the performance criteria as reflected in its audited financial statements for the fiscal year ended December 31, 1998. In addition, if the Company meets the conditions specified for December 31, 1998, it may, at its option, have the interest rate on (1) the Revolving Credit Loan converted into LIBOR plus 2.5%;
(2) Term Loan A and the Equipment Loan converted into LIBOR plus 2.75%; and (3) Term Loan B converted into LIBOR plus 3.75%.

     Effective March 26, 1998, the parties amended the agreement to provide that the Company may elect to convert the interest rate on (i) the Revolving Credit Loans to bear interest at the rate of LIBOR plus 2.75%; (ii) Term Loan A and the Equipment Loan to bear interest at the rate of LIBOR plus 3%; and (iii) Term Loan B to bear interest at the rate of LIBOR plus 4%.


     The Company experienced tight cash flow in the fourth quarter of 1997 as a result of increasing inventory and receivables from increased sales and a change of product mix. Rescheduling of orders in the first quarter of 1998 further tightened cash flow. Accordingly, in the event the Company experiences additional order reschedulings or other unanticipated developments, it may require further cash to fund operating activities during 1998.


     NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company.


     The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected financial information about operating segments in interim financial reports issued to shareholders. SFAS 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. SFAS No. 131 is not expected to have a material impact on the Company.

     INFLATION

     The Company continues to experience the benefits of a low inflation economy locally, regionally and nationally. However, the Company enters into mostly short-term fixed price contracts and a large portion of these contracts are labor intensive. Accordingly, the short-term contracts are less susceptible to inflationary pressures.

     YEAR 2000 COMPLIANCE


     The Company recognizes the issues resulting from its existing computer programs being written using two digits rather than four digits to define the applicable year. In the year 2000, the Company's date sensitive computer programs may recognize "00" as 1900 rather than 2000. Systems that fail to properly recognize such information will likely generate erroneous data or cause a system to fail in either case causing a disruption of operations such as inability to process customer transactions. Management has initiated a program to prepare its computer systems for the year 2000 by the beginning of 1999. Costs will be expensed as incurred and currently are not expected to be material. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance program.



     Although management anticipates that its systems and applications will be year 2000 compliant on a timely basis, there can be no assurance that the systems of other companies on which the Company's systems rely will be year 2000 compliant in the same time frame. Confirmations will be requested from the Company's primary processing vendors and customers that plans are being developed to address processing of transactions in the year 2000. Any such failure on the part of other companies with whom the Company transacts business to be year 2000 compliant on a timely basis may have an adverse impact on the operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company are as follows:


         NAME            AGE                              POSITION
         ----            ---                              --------
Rolando Loera            45     Chairman, President and Chief Executive Officer; Director
Edmund J. Becmer         39     Vice President -- Chief Financial Officer
Livino D. Ribaya, Jr.    50     Vice President -- Manufacturing
Frank Ramirez, III       42     Vice President -- Engineering
Charles E. Shaw          53     Vice President -- Corporate Development; Director
Robert Loera             31     Controller and Secretary; Director
Thomas F. Chaffin        40     Director
Robert Fink              63     Director
Boris Lipkin             50     Director


     Mr. Shaw serves until the next annual meeting of shareholders or until his successor is elected and qualified. Mssrs. Fink, Lipkin and Robert Loera serve until the 1999 annual meeting or until their successors are elected and qualified. Mssrs. Chaffin and Rolando Loera serve until the 2000 annual meeting or until their successors are elected and qualified. At present, the Company's bylaws provide for not less than one director nor more than nine directors. Currently, there are six directors of the Company. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until such director's successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company except that Robert Loera and Rolando Loera are brothers.

     The principal occupation and business experience for each executive officer and director of the Company for at least the last five years are as follows:

     Rolando Loera. Mr. Rolando Loera has been Chairman, President, Chief Executive Officer and a Director of the Company since December 1995 and has held similar positions with Touche since September 1992. Prior to that he was Chief Financial Officer of a predecessor of Touche for eight years. Mr. Loera holds a B.A. degree in Business Administration from the University of Washington.


     Edmund J. Becmer. Mr. Becmer joined the Company in May, 1998. From March 1996 to May, 1998, Mr. Becmer practiced with the New Jersey based accounting firm of Moore Stephens, P.C. From August 1995 to March 1996, he worked as an independent consultant. From August 1993 to July 1995 he served as the controller of First City Industries, Inc. a New York, New York holding company with subsidiaries in manufacturing, commercial real estate and residential real estate. Mr. Becmer holds a B.A. degree in accounting from San Diego State University.


     Livino D. Ribaya, Jr. Mr. Ribaya has been Vice President -- Manufacturing of the Company since December 1995 and has held the same position with Touche since September 1992. Prior to that he was employed by a predecessor to Touche since 1978 in a variety of positions. Mr. Ribaya has a B.S. in Mechanical Engineering from the Mauja Institute of Technology, Manila, Philippines.


     Frank Ramirez, III. Mr. Ramirez has been Vice President -- Engineering of the Company since December 1995 and has held the same position with Touche since 1992. Prior to that he was employed by a predecessor to Touche since 1978 in a variety of positions. Mr. Ramirez has an A.A. degree in Mechanical Drafting from San Jose City College.



     Charles E. Shaw. Mr. Shaw has been Vice President, Corporate Development and a Director of the Company since May, 1998. From 1995 to May, 1998, he held the offices of Chief Financial Officer and Director. He has held a similar position with Touche since 1993. Prior to that time, he was President and Chief Executive Officer of Compro Business Solutions, Inc., a business and management consulting firm established by Mr. Shaw in 1992. During 1988 through 1992, he served as Vice President and Chief Financial Officer of Douglas Broadcasting, Inc., a $51 million radio broadcast network. Mr. Shaw has a B.S. in Business Administration from the City University of New York, a Masters of Business Administration from New York University and a LL.B. from LaSalle Law School.


     Robert Loera. Mr. Robert Loera has been Controller, Secretary and a Director of the Company since December 1995 and has been Controller of Touche since June, 1992. Mr. Robert Loera is Rolando Loera's brother. Mr. Robert Loera has a B.S. in Business Administration from the University of Washington.

     Thomas F. Chaffin. Mr. Chaffin has been a Director of the Company and a member of the Audit Committee of the Board of Directors since January 1997. He has been a partner in the law firm of Rosenblum Parish & Isaacs, San Jose, CA since January 1995. During the period 1988 - 1995, Mr. Chaffin was a partner in the law firm of Berliner, Cohen, San Jose, CA. He holds a bachelor's degree in accounting from the University of California, Santa Barbara and earned a J.D. with honors from the University of San Francisco School of Law. He also holds a LL.M. in Taxation from the New York University School of Law and is a certified specialist in Taxation Law by the State Bar of California Board of Legal Specialization.


     Robert C. Fink. Mr. Fink has been a Director of the Company since November 1997. From 1993 until his retirement in December, 1997, Mr. Fink served as Senior Vice President of Corporate Support and Chief Operating Officer of Lam Research Corporation, a manufacturer of semiconductor processing equipment. From 1988 to 1993 he served as President of Drytek, Inc., a former subsidiary of General Signal Corporation. From 1984 to 1988, he was a Director of VLSI Operation (North America) for ITT Corporation's Semiconductor Division. Prior to 1984, Mr. Fink served for 12 years as Director of World Wide Manufacturing Resources for General Instrument Corporation's Microelectronics Division. Mr. Fink has been a Director of Uniphase Corporation since April 1995, a Director of Consilium, Inc. since January 1996 and a Director of CVC, Inc. since 1997.



     Boris Lipkin. Mr. Lipkin has been a Director of the Company since November 1997. Mr. Lipkin has been President of the Track Division and Corporate Vice President of Silicon Valley Group, Inc., a San Jose, CA based semiconductor capital equipment company, since 1995. From 1992 to 1995 he was Vice President and General Manager of Varian Associates, a semiconductor equipment company. From 1978 to 1992 he served in various management and engineering positions at IBM's Fishkill, New York facility. Mr. Lipkin received a Master of Science Degree in electromechanical engineering at the Polytechnical Institute in Kharkov, Russia.


EXECUTIVE COMPENSATION

     Below the following table sets forth remuneration paid by the Company during fiscal years 1995, 1996 and 1997, to the named officers and directors of TMCI. For the periods shown, no other executive officer received remuneration in excess of $100,000 per annum.

                           SUMMARY COMPENSATION TABLE


                                                                   ANNUAL
                                                                COMPENSATION            NUMBER OF
                                                              ----------------    SECURITIES UNDERLYING
       NAME OF INDIVIDUAL            POSITION WITH COMPANY    YEAR     SALARY        OPTIONS/SARS(#)
       ------------------            ---------------------    ----    --------    ---------------------
Rolando Loera....................    Chairman,                1997    $225,000(1)        200,000
                                     President and CEO        1996     225,000(1)        100,000
                                                              1995     150,000
Livino Ribaya, Jr. ..............    Vice President,          1997     110,000            10,000
                                     Manufacturing


---------------
(1) Pursuant to the terms of his employment agreement, Mr. Loera was entitled to a $100,000 bonus. He relinquished this bonus in 1997 and 1996.

                         OPTION SAR IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                                (C)                                           AT ASSUMED ANNUAL
                                 (B)         % OF TOTAL                                     RATES OF STOCK PRICE
                              NUMBER OF     OPTIONS/SARS                                      APPRECIATION FOR
                              SECURITIES     GRANTED TO         (D)                              OPTION TERM
                              UNDERLYING    EMPLOYEES IN   EXERCISE PRICE      (E)       ---------------------------
            (A)              OPTIONS/SARS   FISCAL YEAR    OR BASE PRICE    EXPIRATION       (F)            (G)
           NAME                GRANTED         ($/SH)        PER SHARE         DATE          5%             10%
           ----              ------------   ------------   --------------   ----------   -----------   -------------
Rolando Loera..............    200,000           60%          $5.3625          7/08/07   $674,489.48   $1,709,288.78
Livino Ribaya..............     10,000            3%          $4.875           7/08/07   $ 30,658      $   77,694

   AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUES

                                                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED            IN-THE-MONEY
                            SHARES                           OPTIONS/SARS AT              OPTIONS/SARS AT
                          ACQUIRED ON       VALUE               FY-END(#)                    FY-END($)
          NAME            EXERCISE(#)    REALIZED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
          ----            -----------    -----------    -------------------------    -------------------------
Rolando Loera...........      -0-            -0-             100,000/200,000                $25,000/0(1)
Livino Ribaya...........      -0-            -0-                 10,000/0                       0/0

---------------
(1) The closing price for the common stock of the Company on December 31, 1997 was $4.00 per share.

     EMPLOYMENT AGREEMENTS


     The Loera Agreement. The Company has entered into an employment agreement ("Loera Agreement") dated as of December 28, 1995 with Rolando Loera. The term of employment commenced on March 11, 1996 and will expire on the fifth anniversary thereof. The annual salary under the Loera Agreement is $225,000. The term of employment will be automatically extended for an additional five year term in the absence of notice from either party. This salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary and performance increases as may be determined by the Board of Directors except that during the first three years following the Effective Date, his salary may not exceed $225,000. Mr. Loera is also eligible to receive an annual bonus of up to $100,000, payable in four quarterly installments. The Loera Agreement provides that during the initial three years of the term of employment, an annual bonus of $100,000 will be awarded to Mr. Loera and that such bonus awards will be used by Mr. Loera to repay the $303,325 loan TPI to Touche Properties, Inc. referred to in the Certain Relationships and Related Transactions section below. Mr. Loera relinquished his bonuses in 1996 and 1997. Bonuses during the remainder of the term of employment will be at the discretion of the Board of Directors. No objective criteria have been established for determining the amount of any bonuses for subsequent years.



     The Loera Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Loera Agreement further provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. Under the Agreement, the Company is also obligated to procure and pay the premiums for a $1 million term life policy and, in the event of Mr. Loera's death, to use the death benefit under such policy to purchase from Mr. Loera's estate shares of the Company's Common Stock at its fair market value.



     Pursuant to the Loera Agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for liquidated damages in an amount equal to the terminated executive's current salary ($225,000) and a pro rata portion of his prior year's bonus (up to $100,000) annually, for the remaining term of the Agreement, payable in equal monthly installments, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Loera Agreement to the extent permitted by law.



     The Becmer Agreement. The Company has entered into an employment agreement (the "Becmer Agreement") effective as of May 1, 1998 with Edmund Becmer. The term of employment commenced on May 18, 1998 and will expire on the fifth anniversary thereof. The annual salary under the Agreement is $150,000. This salary shall be increased annually in an amount to be determined by the Chief Executive Officer or the Board of Directors. Mr. Becmer is to be paid an annual bonus, to be determined the sole and absolute discretion of the Chief Executive Officer in Mr. Becmer's first year of employment and thereafter by criteria established by the Board of Directors.



     The Becmer Agreement provides that the Company shall grant Mr. Becmer options to purchase 65,000 shares of its Common Stock at an exercise price equal to the closing price of the Common Stock on the trading day closest to the effective date of the Becmer Agreement. In addition, among other things, the Becmer Agreement provides for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Becmer Agreement further provides for an automobile allowance of $500 per month and other fringe benefits commensurate with his duties and responsibilities.



     Pursuant to the Becmer Agreement, employment may be terminated by the Company with or without cause. Termination by the Company without cause subjects the Company to liability for liquidated damages in an amount equal to 90 days of the terminated executive's then current salary payable in bi weekly installments, and expenses actually incurred by Mr. Becmer in relocating to New Jersey up to $5,000.


     STOCK PLANS

     The Company adopted its 1995 Stock Option Plan, effective December 22, 1995 (the "1995 Plan"). Under the 1995 Plan, key employees, officers and consultants of the Company may be granted options to purchase shares of the Company's Common Stock at its fair market value on the date of grant. The plan provides for an aggregate of 500,000 options.

     The Company adopted the 1997 Stock Option Plan, effective December 1, 1997 (the "1997 Plan"). Under the 1997 Plan, employees, officers, directors and consultants of the Company may be granted options to purchase shares of the Company's Common Stock at their fair market value on the date of grant. The plan provides for an aggregate of 1,000,000 options.

     Any future awards will be determined by the Board of Directors or a Committee established by the Board.

     The Company adopted its 1997 Employee Stock Purchase Plan effective December 1, 1997. Under such plan, employees of the Company, including executive officers, may defer up to 20% of their annual compensation for the purchase of Common Stock of the Company at a price of 85% of the fair market value of the common stock on the date of issuance. The plan provides for the issuance of up to 250,000 shares.


     DIRECTOR COMPENSATION



     The Company pays its outside directors $1,000 plus travel expenses for attendance at outside meetings. In addition, the Company grants each director options to purchase 10,000 shares of common stock annually for their service in that capacity.



     COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT



     Section 16(a) of the Exchange Act requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the recently completed fiscal year and Forms 5 and amendments thereto with respect to the most recently completed fiscal year, the following individuals failed to file reports required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis.


     Rolando Loera, Charles Shaw, Livino Ribaya, Frank Ramirez, Robert Loera, Tom Chaffin, and Dominic Polimeni (a previous director of the Company) each failed to file one report on a timely basis representing one transaction.


     Robert Fink and Boris Lipkin each failed to report on a timely basis representing their election to the Board of Directors and no transactions.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     The following table sets forth certain information regarding the Company's Common Stock as of June 17, 1998 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's common stock;
(ii) each of the Company's executive officers named in the compensation table and directors; and (iii) all officers and directors as a group:



                                                                             NUMBER       PERCENTAGE
      NAME AND ADDRESS(1)                  POSITION WITH COMPANY            OF SHARES    OF SHARES(2)
      -------------------                  ---------------------           -----------   ------------
Rolando Loera...................  Chairman, President and                    836,906(3)       19%
                                  Chief Executive Officer;
                                  Director
Patrick McQuade.................  President, Trinity Electronics, Inc.         404,539       9.6
Livino Ribaya...................  Vice President, Manufacturing               84,680(4)        2
Thomas Chaffin..................  Director                                    20,000(5)        *
Robert Loera....................  Director, Controller                        20,000(5)        *
Charles Shaw....................  Director, Vice President of Corporate       20,000(5)        *
                                  Development
Robert Fink.....................  Director                                    10,000(5)
Boris Lipkin....................  Director                                    10,000(5)
Rolando Loera...................  Trustee for Touche Employee                 27,280(6)        *
                                  Stock Ownership Plan
All Officers and Directors as a                                            1,151,226(7)       27
  Group (9 persons).............


---------------
 *  Less than 1%.

(1) Unless otherwise noted, c/o TMCI Electronics, Inc., 1875 Dobbin Drive, San Jose, CA 95133.

(2) Does not include the exercise or conversion of any outstanding derivative securities.


(3) Includes options to purchase 149,306 shares of Common Stock subject to outstanding options which have vested as of June 17, 1998.



(4) Includes 10,000 shares subject to options which have currently vested.



(5) All shares are subject to options which have vested.



(6) Mr. Loera shares voting power with respect to these shares.



(7) Includes 119,180 shares and vested options to purchase 4,500 shares owned by an certain additional executive officer of the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     TEI leases approximately 78,000 square feet of space located at 1881 - 1899 Dobbin Drive, San Jose, California from Touche Properties, Inc. ("TPI"), a company wholly owned by Rolando Loera, Chairman, President and Chief Executive Officer of the Company, pursuant to a lease agreement dated November 1,

1993. In addition, TEI subleases space to Touche. Rent expense amounted to approximately $576,144 in 1997. In connection with its acquisition of 1881 - 1899 Dobbins Drive, TPI borrowed $1,000,000 from the Small Business Administration which was guaranteed by Touche and TEI. The loan was repaid in full in March, 1998.



     TPI also borrowed $303,325 from Touche in December, 1993. This loan bears interest at 10% per annum, and principal and interest are payable in equal monthly installments until satisfied. The principal balance on the loan increased as a result of certain expenses of TPI advanced by Touche. In 1997, TPI paid $67,743 toward the retirement of this loan. The outstanding balance of the loan as of December 31, 1997 was $469,878. In June, 1998, Rolando Loera made a payment of $350,000 on this loan.



     In addition, in 1993 Touche made loans to Rolando Loera aggregating $87,190.39. This loan bears interest at 10% per annum and is payable in monthly installments of $1,000. Certain additions were made to the principal amount of the loan in fiscal 1995 to account for payments of certain personal expenses of Rolando Loera by Touche. In addition, Mr. Loera made a payment of $150,000 towards this loan in 1997. Accordingly, the outstanding principal balance on the loan was $111,984 at December 31, 1997. During 1998, certain additional advances were made to a foundation controlled by Mr. Loera in the amount of approximately $150,000; Mr. Loera paid $150,000 to the Company in June, 1998 towards these additional advances.


     During 1996, the Company advanced $95,986 to Frank Ramirez, III at 10% interest amortizing over a 10 year period. As of December 31, 1997, Mr. Ramirez owed the Company $106,037.

     During 1997, the Company sold approximately $5,821,576 in products and services to Lam Research Corporation. Mr. Robert Fink, a director of the Company, retired as Senior Vice President of Corporate Support and Chief Operating Officer of Lam Research Corporation in December 1997.

     During 1997, the Company sold approximately $2,038,749 worth of products and services to Silicon Valley Group Inc. Mr. Boris Lipkin, a director of the Company is president of the Track Division and Corporate Vice President of Silicon Valley Group, Inc. The Company sold products to Silicon Valley Group, Inc. for many years prior to Mr. Lipkin joining the board.

                           DESCRIPTION OF SECURITIES

COMMON STOCK


     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value per share. As of May 6, 1998 there were 4,196,416 issued and outstanding shares of Common Stock and approximately 40 stockholders of record of the Company. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and bylaws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.


     Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote; provided, however, that cumulative voting rights may exist in the event that the Company qualifies as a California pseudo foreign corporation at the time of the record date for its annual meeting in any given year pursuant to Section 2115 of the California General Corporation law, and at least one shareholder seeks to utilize such rights in the manner set forth in Section 708 of the California General Corporation law. In the event that cumulative voting is not utilized, holders of Common Stock get one vote for each director being elected so that the holders of more than 50% of the Common Stock voting can elect directors. In the event that cumulative voting rights apply, holders of Common Stock are entitled to cast the number of votes equal to the number of directors being elected multiplied by the number of shares of Common Stock held by such shareholder and are entitled to distribute such votes among the candidates as they deem appropriate.

CLASS B WARRANTS


     The Company is obligated to issue 25,000 Class B Warrants per Debenture for each Debenture held by one of the purchasers on the earlier to occur of (I) the first anniversary of the Closing Date or (ii) the date which is three months after the effective date of the Registration Statement. Accordingly, the Company may issue up to 300,000 Class B Warrants (the "Class B Warrants") in connection with its obligation under the Securities Purchase Agreement relating to the Debentures. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share from its date of issuance until March 5, 2001. The Common Stock underlying the Class B Warrants will, upon exercise of the Class B Warrants, be validly issued, fully paid and nonassessable. The Class B Warrants are redeemable by the Company for $0.01 per Class B Warrant, at any time one year after their issuance, upon thirty (30) days' prior written notice, if the average closing sale price or the average closing bid price of the Common Stock, as reported by Nasdaq, equals or exceeds $8.75 per share, for any twenty
(20) consecutive trading days within a period of thirty (30) consecutive days ending within five (5) days prior to the date of the notice of redemption. Upon thirty (30) days' prior written notice to all holders of the Class B Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class B Warrants.



     The Class B Warrants are exerciseable at any time after their issuance until expiration. Holders of the Debentures have registration rights requiring the Company to maintain an effective registration statement effective as to the Class B Warrants and underlying Common Stock throughout the Offer Period. Legally, the Class B Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Class B Warrants or an applicable exemption from registration. If the Company: (i) does not or is unable to maintain a current effective registration statement both with the Commission and in the state in which the Class B Warrant holder resides or (ii) applicable state and federal exemptions are not available, the Class B Warrant holders will be unable to exercise the Class B Warrants and the Class B Warrants would become valueless. Parties to the Registration Rights Agreement with the Company may have recourse pursuant to the terms of that agreement. See "Risk
Factors -- Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise of the Class B Warrants Which May Therefore Be Valueless."


     Class B Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Class B Warrants may sell the Class B Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Class B Warrants. If the Company is unable to qualify its common stock underlying such Class B Warrants for sale in certain states, holders of the Company's Class B Warrants in those states will have no choice but to either sell such Class B Warrants or allow them to expire.

     Each Class B Warrant may be exercised by surrendering the Class B Warrant certificate, with the form of election to purchase on the reverse side of the Class B Warrant certificate properly completed and executed, together with payment of the exercise price to the Class B Warrant Agent. The Class B Warrants may be exercised in whole or from time to time in part. If less than all of the Class B Warrants evidenced by a Class B Warrant certificate are exercised, a new Class B Warrant certificate will be issued for the remaining number of Class B Warrants.

     Holders of the Class B Warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the company merges, reorganizes or is acquired in such a way as to terminate the Class B Warrants, the Class B Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Class B Warrants are not entitled to participate in the Company's assets.

COMPENSATION WARRANTS


     The Company may issue up to 72,189 warrants as partial payment for its fee for the placement of the Debentures (the "Fee Warrants") and up to 29,375 warrants in connection the exercise of the Class B Warrants (the "Exercise Warrants", collectively with the Fee Warrants, the "Compensation Warrants") pursuant to its obligation under the Non Circumvention and Finder's Fee Agreement by and among the Company, M.J. Segal & Co., Inc. and Private Investors Equity Group, Inc. Each Fee Warrant entitles the holder to purchase one share of Common Stock at $5.59 per share for a period of three years following the date of issuance. Each Exercise Warrant entitles the holder to purchase one share of Common Stock of the Company at a price of 125% of the fair market value of the Common Stock on the date of the exercise of the underlying Class B Warrant for a period of three years following its date of issuance. Fair market value for purposes of determining the exercise price of the Exercise Warrants is defined as the average of the bid and ask prices for the Common Stock of the Company over the five trading days prior to the exercise of the Class B Warrants. The Common Stock underlying the Compensation Warrants will, upon exercise of the Compensation Warrants, be validly issued, fully paid and nonassessable. The Compensation Warrants are non callable.


     The Compensation Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Compensation Warrants. If the Company does not or is unable to maintain a current effective registration statement both with the Securities and Exchange Commission and in the state in which the Compensation Warrant holder resides, including audited financial statements for companies acquired, the Compensation Warrant holders will be unable to exercise the Compensation Warrants and the Compensation Warrants may become valueless. See "Risk Factors --

Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise of the Compensation Warrants Which May Therefore Be Valueless."

     Compensation Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Compensation Warrants may sell the Compensation Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Compensation Warrants. If the Company is unable to qualify its Common Stock underlying such Compensation Warrants for sale in certain states, holders of the Company's Compensation Warrants in those states will have no choice but to either sell such Compensation Warrants or allow them to expire.

     Each Compensation Warrant may be exercised by surrendering the Compensation Warrant certificate, with the form of election to purchase on the reverse side of the Compensation Warrant certificate properly completed and executed, together with payment of the exercise price to the Compensation Warrant Agent. The Compensation Warrants may be exercised in whole or from time to time in part. If less than all of the Compensation Warrants evidenced by a Compensation Warrant certificate are exercised, a new Compensation Warrant certificate will be issued for the remaining number of Compensation Warrants.

PLAN OF DISTRIBUTION

     The Common Stock which is the subject of this registration statement is being registered for sale from time to time by the selling security holders in the open market through one or more broker dealers at prevailing market prices and standard commissions or in privately negotiated transactions.

RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE


     1,201,539 of the Company's currently outstanding shares of Common Stock not being registered for sale hereunder are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. A non affiliate of the Company may resell securities without such volume limitations provided that such securities have been held for at least a two year period. Assuming no exercise of any outstanding Warrants or conversion of the Debentures, the Company had 4,196,416 shares of Common Stock outstanding as of May 6, 1998.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

REPORTS TO SECURITY HOLDERS

     The Company will furnish to holders of its Common Stock and Warrants annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its security holders as it deems appropriate.

                               LEGAL PROCEEDINGS


     The Company is not a party to any significant legal proceedings and, to the best of the Company's information, knowledge and belief, none is contemplated by any governmental authority.


     Subsequent to the closing of the acquisition of the San Jose Division of Pen Interconnect, Inc. ("PII"), a dispute arose regarding various aspects of the transaction. On February 14, 1997, the Company filed a Demand for Arbitration against PII, seeking a substantial purchase price reduction, or, in the alternative, other remedies and damages as provided by law. The Company sought such remedies based upon overstatement of the value of inventory in connection with the acquisition, a substantial change in the operation of the division prior to the acquisition and failure to disclose certain accounts payable to the Company.


     On December 5, 1997, the Company and PII entered into a settlement agreement pursuant to which PII agreed to cancel an earn out agreement entered into in connection with the acquisition which eliminated the ability of PII to receive up to an additional six hundred thousand dollars ($600,000) in the form of eighty thousand five hundred three (80,503) shares of the common stock of the Company. In addition, PII agreed to cancel two promissory worth nine hundred thousand dollars ($900,000) and accrued interest as well as to release Rolando Loera from his personal guaranty thereon in exchange for one hundred thirty two thousand twenty three (132,023) shares of common stock of the Company. The Company delivered an additional five thousand three hundred sixty seven (5,367) shares of its common stock in satisfaction of its obligation to issue additional common stock for collection of certain accounts receivable of PII pursuant to the Asset Purchase Agreement. Further, the Company released fifty three thousand six hundred sixty nine (53,669) shares of its common stock owned by PII and being held in escrow as security for the obligations of PII under the Asset Purchase Agreement. The Company waived certain additional claims against PII in the amount $77,000. Finally, PII agreed to cooperate with the Company in obtaining an audit of the acquired division so that the Company could file the necessary financial statements with the Securities and Exchange Commission.


                                 LEGAL MATTERS

     The validity of the securities being offered hereby have been passed upon for the Company by Rosenblum, Parish & Isaacs, P.C., 160 West Santa Clara Street, Suite 1500, San Jose, California 95133.

                                    EXPERTS


     The financial statements of the Company as of December 31, 1997 and 1996, and the related Statements of Operations, Stockholders' Equity and Cash Flows for each of the three fiscal years in the period ended December 31, 1997, included in the Registration Statement and this Prospectus have been included herein in reliance on the report dated February 20, 1998, of Moore Stephens, P.C., independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES



                         INDEX TO FINANCIAL STATEMENTS



Report of Independent Auditors..............................   F-1
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-2
Statements of Operations for the Years Ended December 31,
  1997, 1996 and 1995.......................................   F-3
Statements of Stockholders' Equity for the Years Ended
  December 31, 1997, 1996 and 1995..........................   F-4
Statements of Cash Flows for the Years Ended December 31,
  1997, 1996 and 1995.......................................   F-5
Notes to Financial Statements...............................   F-6
Index to Financial Statements for the period ended March 31,
  1998......................................................  F-26
Index to Trinity Financial Statements.......................  F-33

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of TMCI Electronics, Inc.
  San Jose, California

     We have audited the accompanying consolidated balance sheets of TMCI Electronics, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. We have also audited the combined statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TMCI Electronics, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          MOORE STEPHENS, P. C.
                                          Certified Public Accountants.

New York, New York
February 20, 1998

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS



                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
CURRENT ASSETS:
  Cash......................................................  $   312,682    $   145,845
  Accounts Receivable -- Net................................    3,950,341      2,526,816
  Inventory.................................................    9,721,050      5,170,661
  Prepaid Expenses and Other Current Assets.................      182,968        272,587
  Deferred Income Taxes.....................................      183,376        187,991
  Other Receivables.........................................           --         63,669
  Notes Receivable -- Stockholders..........................       39,312         10,706
                                                              -----------    -----------
     Total Current Assets...................................   14,389,729      8,378,275
                                                              -----------    -----------
Property and Equipment -- Net...............................    6,583,260      3,638,300
                                                              -----------    -----------
OTHER ASSETS:
  Notes Receivable -- Stockholders..........................      144,292        155,520
  Due from Stockholder......................................      111,984        238,167
  Due from Related Party....................................      469,878        473,952
  Other Assets..............................................      277,439         48,152
  Goodwill..................................................    6,766,564      2,549,261
                                                              -----------    -----------
     Total Other Assets.....................................    7,770,157      3,465,052
                                                              -----------    -----------
          Total Assets......................................  $28,743,146    $15,481,627
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts Payable and Accrued Expenses.....................  $ 4,050,925    $ 2,929,242
  Due to Affiliate..........................................           --         30,634
  Line of Credit............................................    3,856,268        585,000
  Notes Payable.............................................    2,055,256        796,867
  Promissory Notes to a Stockholder.........................    1,313,493             --
                                                              -----------    -----------
     Total Current Liabilities..............................   11,275,942      4,341,743
                                                              -----------    -----------
LONG-TERM LIABILITIES:
  Notes Payable -- Net of Current Portion...................    3,607,877      2,064,273
  Deferred Income Taxes.....................................      560,180        436,781
                                                              -----------    -----------
     Total Long-Term Liabilities............................    4,168,057      2,501,054
                                                              -----------    -----------
          Total Liabilities.................................   15,443,999      6,842,797
                                                              -----------    -----------
Commitments and Contingencies...............................           --             --
                                                              -----------    -----------
STOCKHOLDERS' EQUITY:
  Common Stock, $.001 Par Value, 25,000,000 Shares
     Authorized, 4,057,758 and 3,499,772 Issued and
     Outstanding as of December 31, 1997 and 1996,
     Respectively...........................................        4,057          3,500
  Additional Paid-in Capital................................   10,890,233      7,366,659
  Retained Earnings.........................................    2,404,857      1,268,671
                                                              -----------    -----------
     Total Stockholders' Equity.............................   13,299,147      8,638,830
                                                              -----------    -----------
          Total Liabilities and Stockholders' Equity........  $28,743,146    $15,481,627
                                                              ===========    ===========


                       See Notes to Financial Statements.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
                                                            [CONSOLIDATED]          [COMBINED]
Sales -- Net........................................  $38,946,666    $26,139,828    $28,098,919
Cost of Goods Sold..................................   28,756,048     20,237,746     21,697,135
                                                      -----------    -----------    -----------
  Gross Profit......................................   10,190,618      5,902,082      6,401,784
Operating Expenses..................................    8,138,114      5,377,132      4,679,460
                                                      -----------    -----------    -----------
  Income from Operations............................    2,052,504        524,950      1,722,324
                                                      -----------    -----------    -----------
Other Income [Expense]:
  Other Income......................................      291,825        189,704         40,394
  Interest Income...................................           --         69,742          9,726
  Interest Income -- Related Party..................       74,756         29,276         29,276
  Interest Expense..................................     (598,376)      (323,679)      (615,881)
  Non-Cash Finance Charge...........................           --       (462,122)      (287,878)
  Gain on Sale of Equipment.........................        1,241        139,465        109,655
                                                      -----------    -----------    -----------
     Total Other [Expense]..........................     (230,554)      (357,614)      (714,708)
                                                      -----------    -----------    -----------
     Income Before Provision for Income Taxes.......    1,821,950        167,336      1,007,616
Provision for Income Taxes..........................      685,764         18,999        534,200
                                                      -----------    -----------    -----------
  Net Income........................................  $ 1,136,186    $   148,337    $   473,416
                                                      ===========    ===========    ===========
Basic Earnings Per Share............................  $       .31    $       .05    $       .25
                                                      ===========    ===========    ===========
Weighted Average Number of Shares...................    3,627,582      2,865,445      1,893,600
                                                      -----------    -----------    -----------
Diluted Earnings Per Share:
  Incremental Shares from Assumed Conversion of
     Options and Warrants...........................      387,362        332,154             --
                                                      -----------    -----------    -----------
Adjusted Weighted Average Shares....................    4,014,944      3,197,599      1,893,600
                                                      ===========    ===========    ===========
Diluted Earnings Per Share..........................  $       .28    $       .05    $       .25
                                                      ===========    ===========    ===========

                       See Notes to Financial Statements.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK
                                                  ----------------------
                                                    NUMBER OF              ADDITIONAL
                                                  STOCKHOLDERS'              PAID-IN      RETAINED       TOTAL
                                                     SHARES       AMOUNT     CAPITAL      EARNINGS      EQUITY
                                                  -------------   ------   -----------   ----------   -----------
BALANCE -- DECEMBER 31, 1994
  [COMBINED]...................................       600,000     $ 600    $   279,829   $  676,610   $   957,039
Finance Charge Incurred on Bridge Notes
  Payable......................................            --        --        750,000           --       750,000
Net Income for the Year Ended December 31,
  1995.........................................            --        --             --      473,416       473,416
                                                    ---------     ------   -----------   ----------   -----------
BALANCE -- DECEMBER 31, 1995
  [COMBINED]...................................       600,000       600      1,029,829    1,150,026     2,180,455
Issuance of Common Stock in Connection with
  Exchange of Shares under Common Control......       594,880       595           (595)          --            --
Issuance of Common Stock to Former Convertible
  Debt Holders.................................       298,720       299        165,927           --       166,226
Issuance of Common Stock to Bridge Lenders.....       400,000       400           (400)          --            --
Transfer of Subchapter S Retained Earnings of
  Acquired Company to Additional Paid-in
  Capital......................................            --        --         29,692      (29,692)           --
Net Proceeds from Initial Public Offering and
  Issuance of Common Stock.....................     1,472,000     1,472      5,742,340           --     5,743,812
Issuance of Common Stock in Connection with
  Acquisition..................................       134,172       134        399,866           --       400,000
Net Income for the Year Ended December 31,
  1996.........................................            --        --             --      148,337       148,337
                                                    ---------     ------   -----------   ----------   -----------
BALANCE -- DECEMBER 31, 1996
  [CONSOLIDATED]...............................     3,499,772     3,500      7,366,659    1,268,671     8,638,830
Issuance of Common Stock in Connection with
  Acquisitions.................................       501,099       501      2,499,499           --     2,500,000
Issuance of Common Stock in Connection with
  Settlement...................................       137,390       137      1,023,994           --     1,024,131
Cancellation of Common Stock in Connection with
  Settlement...................................       (80,503)      (81)            81           --            --
Net Income for the Year Ended December 31,
  1997.........................................            --        --             --    1,136,186     1,136,186
                                                    ---------     ------   -----------   ----------   -----------
BALANCE -- DECEMBER 31, 1997
  [CONSOLIDATED]...............................     4,057,758     $4,057   $10,890,233   $2,404,857   $13,299,147
                                                    =========     ======   ===========   ==========   ===========


                       See Notes to Financial Statements.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES



                            STATEMENTS OF CASH FLOWS



                                                                      YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 1997           1996           1995
                                                              -----------    -----------    -----------
                                                                    [CONSOLIDATED]          [COMBINED]
OPERATING ACTIVITIES:
  Net Income................................................  $ 1,136,186    $   148,337    $   473,416
                                                              -----------    -----------    -----------
  Adjustments to Reconcile Net Income to
    Net Cash [Used for] Provided by Operations:
    Depreciation and Amortization...........................    1,453,057        839,724        702,056
    Deferred Income Taxes...................................      128,014        (15,465)       201,272
    [Gain] on Sale of Equipment.............................       (1,241)      (139,465)            --
    Amortization of Deferred Loan Fees......................           --         28,500        114,000
    Non-Cash Finance Charge.................................           --        462,122        287,878
    Provision for Bad Debts.................................       67,077         85,000             --
  Changes in Assets and Liabilities:
    [Increase] Decrease in:
      Accounts Receivable...................................     (885,329)     1,991,543     (1,855,640)
      Inventory.............................................   (3,881,696)    (1,275,095)      (800,439)
      Prepaid Expenses......................................      (48,812)      (130,027)      (104,192)
      Other Receivables.....................................           --        (63,669)            --
      Interest Income on Notes Receivable -- Stockholder....      (41,195)        (6,134)            --
    Increase [Decrease] in:
      Accounts Payable and Accrued Expenses.................      466,548     (2,397,500)     2,087,105
      Income Taxes Payable..................................      478,150       (258,168)       179,145
                                                              -----------    -----------    -----------
        Total Adjustments...................................   (2,265,427)      (878,634)       811,185
                                                              -----------    -----------    -----------
  Net Cash -- Operating Activities -- Forward...............   (1,129,241)      (730,297)     1,284,601
                                                              -----------    -----------    -----------
INVESTING ACTIVITIES:
  Repayments from and [Advances] to Stockholder.............      150,000        (29,276)            --
  Purchase of Other Assets..................................     (277,034)       (18,722)            --
  Advances Note Receivable -- Stockholders..................           --       (128,794)      (170,370)
  Incorporation Fees........................................           --             --            354
  Purchase of Equipment.....................................     (664,740)    (1,114,964)      (343,956)
  Proceeds from Sale of Equipment...........................        4,000        197,650             --
  Purchase of Businesses -- Net of Cash Acquired............   (2,222,288)    (2,074,292)            --
  Advance Under Note Receivable.............................           --         98,989          8,698
  Repayments from Related Party.............................       67,743          4,914             --
                                                              -----------    -----------    -----------
  Net Cash -- Investing Activities -- Forward...............  $(2,942,319)   $(3,064,495)   $  (505,274)
  Net Cash -- Operating Activities -- Forwarded.............  $(1,129,241)   $  (730,297)   $ 1,284,601
                                                              -----------    -----------    -----------
  Net Cash -- Investing Activities -- Forwarded.............   (2,942,319)    (3,064,495)      (505,274)
                                                              -----------    -----------    -----------
FINANCING ACTIVITIES:
  Proceeds from Public Offering.............................           --      6,036,798             --
  Advances Under Line of Credit.............................    4,672,732      2,684,742         51,513
  Repayments of Line of Credit..............................   (1,454,597)    (3,744,318)            --
  Proceeds of Notes Payable.................................    4,359,518      2,018,190        137,085
  Repayment of Bridge Loans.................................           --     (1,000,000)            --
  Repayment of Note Payable.................................   (3,339,256)    (2,021,705)      (625,827)
  Repayment of Capital Lease Obligations....................           --       (734,742)      (251,886)
  Payments of Deferred Offering Costs.......................           --             --       (292,986)
  Proceeds from Bridge Loans................................           --             --      1,000,000
  Advance from Affiliates...................................           --             --       (100,182)
  Other.....................................................           --             --        (11,288)
                                                              -----------    -----------    -----------
  Net Cash -- Financing Activities..........................    4,238,397      3,238,965        (93,571)
                                                              -----------    -----------    -----------
  Net [Decrease] Increase in Cash...........................      166,837       (555,827)       685,756
Cash -- Beginning of Years..................................      145,845        701,672         15,916
                                                              -----------    -----------    -----------
  Cash -- End of Years......................................  $   312,682    $   145,845    $   701,672
                                                              ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the years for:
    Interest................................................  $   563,658    $   316,567    $   578,492
    Income Taxes............................................  $   159,920    $   468,419    $   156,707


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

    The following table sets forth property and equipment costs which were completely financed through equipment contracts:

                                                              $ 2,496,925    $   643,451    $   124,035


    See Note 4 with respect to the purchase of businesses.



    See Note 14 for information on related party transactions.



    In November 1995, the Company incurred a non-cash finance charge of $750,000 in connection with bridge financing, of which $462,122 and $287,878 was charged to operations at December 31, 1996 and 1995, respectively [See Note 13].


    See Note 2 for information about the exchange of shares.
                       See Notes to Financial Statements.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS


 1. FINANCIAL STATEMENT PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS


     The financial statements presented include the results of operations of the parent company, TMCI Electronics, Inc. ["TMCI"], and its wholly-owned subsidiaries, Touche Manufacturing, Inc. ["Touche"], Touche Electronics, Inc. ["TEI"], Enterprise Industries, Inc. ["Enterprise" or "EII"] and Trinity Electronics, Inc. ["Trinity"] [collectively, the "Company"]. The Company's revenues are predominately generated from the manufacture and sale of custom-fabricated metal enclosures for manufacturers of computers, telecommunications equipment, semiconductor capital equipment and medical test equipment. The Company also assembles and installs wire cable harnesses used in custom-fabricated metal enclosures for manufacturers of computers, telecommunications test equipment and medical test equipment. The Company sells to original equipment manufacturers primarily located in the Silicon Valley, California area.

     All significant intercompany amounts have been eliminated for all periods presented.


 2. BASIS OF PRESENTATION


     The combined financial statements for the period ended December 31, 1995 give retroactive effect to the acquisition by TMCI of all of the outstanding common stock of TEI [an S corporation] and Touche on March 5, 1996. The financial statements of the Company are presented on a consolidated basis commencing as of such date. The separate results of TEI and Touche have been combined on an as-if pooling basis consistent with that of consolidated financial statements giving retroactive effect to the issuance of 27,280 shares of the Company's common stock to the stockholders of TEI, and 567,600 shares of the Company's common stock to the stockholders of Touche. Additionally, the S corporation equity section of TEI has been reclassified to additional paid-in capital. No adjustment of assets to "fair value" had been recorded and all intercompany balances and transactions were eliminated. The accompanying combined financial statements for 1995 became the historical financial statements upon issuance of financial statements subsequent to March 5, 1996.


 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents -- Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 1997 and 1996, there were no cash equivalents.

     Inventory -- Inventory is recorded at the lower of cost or market. Cost, which includes materials, labor and overhead, is determined using the first-in, first-out method. The Company reviews inventory items and charges earnings if it is determined that such inventory has become obsolete. During the years ended December 31, 1997, 1996 and 1995, the Company charged $78,000, $40,000 and $-0-, respectively.

     Property and Equipment and Depreciation -- Property and equipment is stated at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets which range from 5 to 7 years.

     Goodwill Amortization -- Goodwill is amortized utilizing the straight-line method over a period of 15 years. Total accumulated amortization as of December 31,1997 and 1996 was $275,198 and $27,593, respectively.

     Deferred Loan Costs -- Deferred loan costs have been amortized over the term of the loan using the straight-line method which approximates the interest method.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Earnings Per Share -- The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings per Share"; which is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, earnings per share data in the financial statements for the year ended December 31, 1997, have been calculated in accordance with SFAS No. 128. Prior periods earnings per share data have been recalculated as necessary to conform prior years data to SFAS No. 128.

     SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," and replaces its primary earnings per share with a new basic earnings per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. SFAS No. 128 also requires a dual presentation of basic and diluted earnings per share on the face of the statement of operations for all companies with complex capital structures. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

     The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share [i.e., increasing earnings per share or reducing loss per share]. The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants.

     The 1995 weighted average number of shares gives retroactive effect for the shares issued in the business combination [See Note 2 ].

     Securities that could potentially dilute earnings per share in the future are disclosed in Note 22.

     Advertising -- The Company expenses advertising costs as incurred. Total advertising costs charged to expense amounted to $15,613, $18,316 and $11,874 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Stock Options -- The Company accounts for employee stock-based compensation under the intrinsic value based method as prescribed by Accounting Principles Board ["APB"] Opinion No. 25. The Company applies the provisions of Statement of Financial Accounting Standards ["SFAS"] No. 123 to non-employee stock-based compensation and the pro forma disclosure provisions of that statement to employee stock-based compensation.

     Impairment -- Certain long-term assets of the Company, including goodwill, are reviewed when changes in circumstances warrant as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations [undiscounted and without interest charges]. If impairment is deemed to exist, the assets will be written down to fair value.

     Risk Concentrations -- Financial instruments that potentially subject the Company to concentrations of credit risk include cash and accounts receivable arising from its normal business activities. The Company places its cash with high credit quality financial institutions located in the western United States.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company periodically has money in financial institutions that is subject to normal credit risk beyond insured amounts. This credit risk, representing the excess of the bank's deposit liabilities reported by the bank over the amounts that would have been covered by federal insurance, amounted to approximately $490,000 and $191,000 at December 31, 1997 and 1996, respectively.

     The Company's extension of credit to its customers, which are primarily located in the Silicon Valley, California, results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers, but routinely assesses the financial strength of its customers. Based upon factors surrounding the credit risk of its customers and the Company's historical collection experience, an allowance for uncollectible accounts amounting to $160,356 and $93,279 has been established at December 31, 1997 and 1996, respectively. The Company believes that its accounts receivable credit risk exposure beyond such allowance is limited. Such assessment may be subject to change in the near term.

     The Company had sales to two unrelated customers in the computer industry approximating $5,494,000, $4,548,000 representing 14% and 12%, respectively, of the Company's total net sales for the year ended December 31, 1997. The Company had sales to three unrelated customers in the computer industry approximating $7,404,000, $6,285,000 and $3,487,600 representing 28%, 24% and 13%, respectively, of the Company's total net sales for the year ended December 31, 1996. For the year ended December 31, 1995, sales to these three unrelated customers approximated $9,273,000, $5,058,000 and $5,339,000 representing 33%, 18% and 19%, respectively. The loss of one or more of these customers may have a severe impact on the Company in the near term.

     Reclassifications -- Previously, the Company classified as operating expenses certain overhead items relating to inventory and cost of goods sold. Commencing in 1997, the Company is classifying all overhead items into costs of goods sold, and prior year cost of sales amounts have been reclassified to reflect this change. As a result of this reclassification, cost of goods sold increased in the approximate amount of $3,146,000 and $1,705,000 for the years ended 1996 and 1995, respectively. Such change had no effect on previously reported net income or earnings per share. Certain other items in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.


 4. BUSINESS ACQUISITIONS



     [A] Trinity Electronics, Inc. -- On December 22, 1997, the Company completed the merger of Trinity Electronics, Inc., a California corporation ["Trinity"] with and into TMCI/Trinity Acquisition Corp., a wholly owned subsidiary of the Company [the "Merger"].The merger agreement is effective as of October 1, 1997. The Company paid a total consideration of $4,290,000 in connection with the Merger, including $1,000,000 in cash, $1,000,000 in a promissory note due March 9, 1998, $290,000 in a promissory note due January 4, 1998 and $2,000,000 in common stock of the Company resulting in the issuance of 404,539 shares of the common stock of the Company. The $1,000,000 promissory note was personally guaranteed by the Chief Executive Officer of the Company. The common stock issued in connection with the Merger is being held in escrow as security for the representations and warranties of Trinity and the sole shareholder of Trinity and as security for the performance of the sole shareholder of Trinity of his obligations pursuant to the Employment Agreement [See Note 16] entered into in connection with the Merger. The Company acquired assets of approximately $962,000 and assumed certain liabilities of approximately $255,000. The acquisition was accounted for utilizing the purchase method and the operations of the new division are included in the Company's results of operations from October 1, 1997. Goodwill of approximately $3,583,000 was recorded in connection with the transaction which is being amortized utilizing the straight-line method over a period of 15 years. Amortization expense of $61,749 was recorded for the period ended December 31, 1997 and accumulated amortization amounted to $61,749 at December 31, 1997.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

 4. BUSINESS ACQUISITIONS (CONTINUED)

     [B] Enterprise Industries, Inc. -- On January 24, 1997, the Company acquired 100% of the outstanding shares of capital stock of Enterprise Industries, Inc. ["Enterprise"], a North Hollywood, California based metal stamping manufacturing business for a total purchase price of $1,500,000, consisting of $1,000,000 in cash and the issuance of 96,560 shares of the Company's common stock. The common stock issued in connection with the acquisition is being held in escrow for a period of two years pending any final adjustments and unrecorded items with respect to the book value of Enterprise's assets and liabilities as well as certain representations and warranties made by the seller as defined in the agreement. Any final adjustments would be recorded against goodwill. The Company utilized the purchase method and acquired assets of approximately $1,623,000 and assumed liabilities of approximately $323,000 resulting in goodwill of approximately $274,000. The goodwill is being amortized utilizing the straight-line method over a period of 15 years. Amortization expense of $18,267 was recorded for the period ended December 31, 1997 and accumulated amortization amounted to $18,267 at December 31, 1997. At the same time, the Company entered into an employment contract with the President of Enterprise [See Note 16].

     [C] Pen Interconnect, Inc. -- Effective November 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Pen Interconnect, Inc.'s San Jose Division [a manufacturer of wire cable harnesses] for a purchase price of $3,300,000. The Company acquired assets of approximately $1,309,000 and assumed certain liabilities of $372,000. The consideration paid consisted of $2,000,000 in cash, $900,000 in promissory notes and 134,172 shares of TMCI common stock with an agreed-upon guaranteed value of $400,000 at the date of acquisition of which 80,503 shares were held in escrow subject to the outcome of an earn out agreement entered into between the Company and Pen Interconnect, Inc. The promissory notes in the amount of $900,000 were subsequently exchanged for 132,023 shares of the Company's common stock in connection with the settlement. See following discussion on the exchange of the promissory notes for common stock and cancellation of common shares below. The acquisition was accounted for utilizing the purchase method and the operations of the new division are included in the Company's results of operations from November 1, 1996. Goodwill of approximately $2,577,000 [of which approximately $214,000 was for legal and accounting costs directly related to the acquisition] was recorded in connection with the transaction which is being amortized utilizing the straight-line method over a period of 15 years. In addition, during December 1997, $142,412 was recorded as an adjustment to goodwill as a result of the settlement discussed below. Amortization expense of $167,589 and $27,593 was recorded for the period ended December 31, 1997 and 1996, and accumulated amortization amounted to $195,182 and $27,593 at December 31, 1997 and 1996, respectively.

     On December 5, 1997, the Company settled its outstanding litigation with Pen Interconnect, Inc. ["Pen"] relating to the asset purchase agreement entered into on November 1, 1996 [the "Agreement"] pursuant to which the Company purchased certain assets from Pen. The litigation involved a claim by the Company that the inventory purchased pursuant to the Agreement had a value of $716,249 rather than the $1,596,905 value given to the inventory in the Agreement. As consideration for release of the claim by the Company, Pen cancelled its earn out agreement [the "Earn Out Agreement"] that the Company entered into on November 1, 1996 in connection with the Agreement. Among other things, cancellation of the Earn Out Agreement resulted in the cancellation of 80,503 shares of the common stock of the Company issued to Pen and in the cancellation of the ability of Pen to receive an additional $600,000 in consideration based on the performance of the division sold to the Company pursuant to the Agreement. In addition, Pen cancelled approximately $900,000 in principal amount and approximately $85,000 in accrued interest on two notes [the "Notes"] issued in connection with the Agreement. Further, Pen released Rolando Loera, the Chief Executive Officer of the Company from the personal guaranty that he gave on the Notes and terminated an action that it filed in the Superior Court of Santa Clara County California to enforce said guaranty. Finally, Pen agreed to cooperate with the Company in obtaining an audit of the division of Pen acquired by the

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

 4. BUSINESS ACQUISITIONS (CONTINUED)

Company so that the Company could file the necessary financial statements with the Securities and Exchange Commission.

     In connection with the settlement of its claim, the Company delivered 132,023 shares of its common stock in exchange for the cancellation of the Notes. In addition, the Company released from escrow 53,669 shares that it had been holding as security for the representations and warranties made by Pen in the Agreement. Further, the Company delivered to Pen an additional 5,367 shares of its common stock in satisfaction of its obligation to issue additional common stock for the collection of the accounts receivable in the Agreement. Finally, the Company waived certain additional claims with respect to approximately $77,000 in other undisclosed liabilities.

     The following pro forma unaudited information presents the results of the combined operations of TMCI Electronics, Inc., Enterprise, Trinity and San Jose Division of Pen Interconnect, Inc., treating all as if they were a subsidiary of TMCI Electronics, Inc. for the entire years ended December 31, 1997 and 1996 with pro forma adjustments as if the acquisition had been consummated as of the beginning of 1996. This pro forma information does not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 and 1997 or results which may occur in the future.

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                       1997           1996
                                                    -----------    -----------
Total Revenues..................................    $42,292,876    $38,534,769
Net Income......................................    $ 1,371,614    $   634,049
Net Income Per Share -- Basic...................    $       .35    $       .16
Net Income Per Share -- Diluted.................    $       .32    $       .16

 5. INVENTORY

     Inventory consisted of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1997          1996
                                                      ----------    ----------
Raw Materials.......................................  $6,231,925    $3,015,968
Work-in Process.....................................   2,409,901     1,465,951
Finished Goods......................................   1,079,224       688,742
                                                      ----------    ----------
          Totals....................................  $9,721,050    $5,170,661
                                                      ==========    ==========

 6. NOTES RECEIVABLE -- STOCKHOLDERS

     During 1996, the Company had advanced $166,226 to three stockholders bearing interest at 10% with a 10 year amortization period commencing December 1, 1997. During the year ended December 31, 1997, the Company recorded $17,378 in interest income and the total advances increased to $183,604.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

 7. PROPERTY AND EQUIPMENT AND DEPRECIATION

     Property and equipment is comprised of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1997          1996
                                                      ----------    ----------
Machinery and Equipment.............................  $8,341,241    $5,036,652
Furniture and Fixtures..............................     992,909       620,838
Transportation Equipment............................     268,525       223,397
Leasehold Improvements..............................     451,608       117,699
                                                      ----------    ----------
          Totals....................................  10,054,283     5,998,586
  Less: Accumulated Depreciation....................   3,471,023     2,360,286
                                                      ----------    ----------
          Totals....................................  $6,583,260    $3,638,300
                                                      ==========    ==========

     Depreciation expense amounted to $1,205,452, $812,131 and $702,056 for the years ended December 31, 1997, 1996 and 1995, respectively.

 8. DUE FROM RELATED PARTY

     The Company has amounts due from an entity controlled by the majority stockholder of the Company with interest to 10% per annum. At December 31, 1997 and 1996, the balance due the Company amounted to $469,878 and $473,952, respectively. Interest income on these amounts approximated $35,000 for each of the years ended December 31, 1997, 1996 and 1995.

 9. DUE FROM STOCKHOLDER -- NONCURRENT

     The December 31, 1997 and 1996 balance due from stockholder is comprised of two unsecured promissory notes due on demand from the Company's president. Each of the notes call for interest payable at 10% per annum. Interest income on these amounts approximated $20,000 for each of the years ended December 31, 1997, 1996 and 1995. The cumulative balance outstanding of these notes was $111,984 and $238,167 at December 31, 1997 and 1996, respectively.

10. LINES OF CREDIT

     In June 1997, the Company renewed and re-negotiated a new credit agreement with its bank. The new credit agreement increased the Company's lines of credit to $5,500,000, increased its term debt by $2,000,000, and allowed the Company to refinance its existing long-term debt obligations based on a reduced interest rate. The new and existing credit facilities bear interest at rates ranging from prime plus .50% to prime plus .25%, are collateralized by all corporate assets and have been used to pay off the former line of credit and other debt aggregating approximately $3,200,000. The available portion of the line of credit was $-0- [based upon eligible accounts receivable] at December 31, 1997. This new credit agreement requires the Company, among other things, to maintain minimum levels of earnings, tangible net worth and certain minimum financial ratios. Effective December 31, 1997, the Company was not in compliance with certain covenants with its bank and subsequently cured such defaults as a result of the Company's refinancing of the line [See Note 23]. The line of credit contained negative covenants among other provisions, requiring the consent for the disposition of assets, acquisition or merger of any business, guaranty of any third party obligations, capital restructure, and any distributions or payment of any dividends in cash or in stock. The weighted average interest rate on short-term borrowings at December 31, 1997 and 1996 was 9.24 percent and 11.3 percent, respectively.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

11. NOTES PAYABLE

     Notes payable consist of the following:


                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Notes payable to financial institution with monthly payments of $55,168 including principal and interest at .25% above
  prime, maturing November 1, 2001, collateralized by all
  corporate assets..........................................  $1,914,815    $1,691,747
Promissory notes to a stockholder [the former owner of
  Trinity] in the amount of $1,313,493 bearing interest at
  9% per annum; maturing in April 1998 and March 1998;
  unsecured; $1,000,000 of which is personally guaranteed
  by the Chief Executive Officer of the Company.............   1,313,493            --
Bridge loan to financial institution; bears interest at
  10.5%; refinanced in February 1998; collateralized by
  equipment; [See Note 22]..................................   1,000,000            --
Notes payable to financial institution with monthly payments of $20,061 principal and interest bearing interest at
  prime plus .25%; maturing November 2001; collateralized by
  machinery and equipment...................................     696,593            --
Notes payable to financial institution with monthly payments of $4,675 with interest only at 8.75% until January 1998
  convertible into term debt; maturing August 2002;
  collateralized by machinery and equipment.................     620,520            --
Note payable to financial institution with monthly payments
  of $12,381 interest only; bearing interest at prime plus
  .25%; convertible into term debt in January 1998; maturing
  August 2002, collateralized by machinery..................     594,294            --
Note payable to financing company with monthly payments of
  $12,435 principal and interest; bearing interest at 8.7%;
  maturing May 2002; collateralized by machinery............     540,326            --
Note payable to a financing company with monthly payments of
  $5,461; bearing interest at 11.2%; maturing February 2001;
  collateralized by equipment...............................     168,209            --
Note payable to financial institution with monthly payments
  of $4,181 principal and interest bearing interest at 9.5%
  per annum; maturing May 2001; collateralized by machinery
  and equipment.............................................     128,376            --
Note payable to financial institution with monthly payments
  of $6,293 including principal and interest at 8.35% per
  annum; matures March 2001; collateralized by machinery and
  equipment.................................................          --       269,393
Promissory notes in the amounts of $500,000 and $400,000
  issued in connection with the acquisition of the cable
  company, bears interest at the prime rate plus .5% with
  monthly payments of $33,276, exchanged for common stock of
  the Company in November 1997 [See Note 4C]................          --       900,000
                                                              ----------    ----------
          Totals............................................   6,976,626     2,861,140
Less: Current Portion including Promissory Note to a
  Stockholder...............................................   3,368,749       796,867
                                                              ----------    ----------
  Noncurrent Portion........................................  $3,607,877    $2,064,273
                                                              ==========    ==========


The prime rate was 8.50% at December 31, 1997.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

11. NOTES PAYABLE (CONTINUED)
Current maturities on long-term debt at December 31, 1997 are as follows:

                  DECEMBER 31,
                  ------------
1998.............................................  $3,368,749
1999.............................................   1,129,854
2000.............................................   1,147,843
2001.............................................   1,033,239
2002.............................................     296,941
Thereafter.......................................          --
                                                   ----------
          Total..................................  $6,976,626
                                                   ==========


12. BRIDGE NOTES PAYABLE


     In November and December 1995, the Company borrowed an aggregate of $1,000,000 in bridge loans, as evidenced by four promissory notes of $250,000 each bearing a rate of eight percent [8%] simple interest. The loans matured on the consummation of the public offering of the Company's securities [See Note 17C]. As additional consideration, solely for making the loans, the Company granted the lenders the right to receive an aggregate of 200,000 units ["Bridgeholder's Units"]. Each Bridgeholder's Unit consists of (i) two shares of Common Stock, (ii) two Class A Redeemable Common Stock Purchase Warrants ["Class A Warrants"] and (iii) two Class B Redeemable Common Stock Purchase Warrants ["Class B Warrants"]. The Company valued these units at $3.75 per unit taking into consideration restrictions imposed on the holders of the Bridge Units as to the salability of the units issued. The Company accounted for the $750,000 value of the Bridgeholder's Units as debt issue costs which were amortized by the straight-line method which approximates the interest method over the life of the promissory notes. For the year ended December 31, 1996 and 1995, amortization of $462,122 and $287,878, respectively, of such costs are reflected in the statements of operations.


13. INCOME TAXES


     Commencing March 5, 1996, the Company filed its tax returns on a consolidated basis with all of its subsidiaries. Prior to March 5, 1996, TMCI and Touche filed separate Subchapter C corporation tax returns and TEI was taxed under the provisions of Subchapter S of the Internal Revenue Code.

     Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

13. INCOME TAXES (CONTINUED)
     The components of the provision for income taxes are as follows:

                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Current Tax Expense:
  Federal..................................................  $554,581    $126,644    $354,200
  State....................................................     3,200      10,120      66,900
                                                             --------    --------    --------
  Totals...................................................   557,781     136,764     421,100
  Less: Benefit of Net Operating Loss Carryforward.........        --    (102,300)    (86,100)
                                                             --------    --------    --------
     Total Current Provision...............................   557,781      34,464     335,000
                                                             --------    --------    --------
Deferred:
  Federal..................................................    93,748      40,658     203,800
  State....................................................    34,235     (56,123)     (4,600)
                                                             --------    --------    --------
     Total Deferred Provision..............................   127,983     (15,465)    199,200
                                                             --------    --------    --------
          Total Provision for Taxes........................  $685,764    $ 18,999    $534,200
                                                             ========    ========    ========

     The components of the deferred tax liability are as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
Deferred Tax Asset:
Alternative Minimum Tax Credits.............................  $  29,626    $  59,717
Bad Debt Allowance..........................................     63,876       37,441
Inventory Capitalization....................................     30,746       21,230
Unused State Tax Credit.....................................     59,128       69,603
                                                              ---------    ---------
Deferred Tax Asset -- Current...............................    183,376      187,991
Deferred Tax Liabilities:
Excess Tax Over Book Accumulated
  Depreciation -- Non-Current...............................   (560,180)    (436,781)
                                                              ---------    ---------
Net Deferred Tax Liabilities................................  $(376,804)   $(248,790)
                                                              =========    =========

     A reconciliation between the Company's effective tax rate and the U.S. statutory rate follows:

                                                              1997    1996    1995
                                                              ----    ----    ----
U.S. Statutory Rate Applied to Pretax Income................   34%     34%     34%
State Tax Provision -- Net of Federal Tax Benefit...........    5       6       6
Effect of S Corporation Operations..........................   --      13       2
Net Operating Loss Carryforward.............................   --     (42)     --
Other.......................................................   (1)     --      11
                                                              ---     ---      --
          Total Effective Tax Rate..........................   38%     11%     53%
                                                              ===     ===      ==

     As of December 31, 1996, the Company utilized the remaining balance of its net operating loss carryforward as an offset to its federal and state income tax expense.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

14. RELATED PARTY TRANSACTIONS

     In 1995, Touche owed Textron Financial approximately $401,700 which Antonio Zertuche, Touche's landlord, agreed to repay in exchange for Touche's promissory note to make monthly installments of approximately $6,322, including interest at 11.5% per annum, maturing December 1996. In January 1996, the Company refinanced the note, and issued a new note for approximately $291,000 which is the difference between the Company's original note payable of approximately $401,700 and its cancellation of an outstanding note receivable from the landlord of approximately $99,000, plus approximately $11,600 in the overpayment of property taxes on leased property located at 1875 Dobbin Drive, San Jose, California. The new note payable was satisfied in March 1996, from the proceeds of the initial public offering.

     In addition to acting as Chairman, President and Chief Executive Officer of the Company, Rolando Loera is also the sole owner of Touche Properties, Inc. ["TPI"], a real estate company which owns and leases the real property located at 1881-1899 Dobbin Drive [the "Property"] to TEI and Touche, two wholly-owned subsidiaries of the Company. The rent payments made by TEI and Touche to TPI amounted to approximately $576,144, $576,144 and $477,640 for the years ended 1997, 1996 and 1995, respectively.

15. EMPLOYEE STOCK PURCHASE PLAN, EMPLOYEES' STOCK OWNERSHIP PLAN AND EMPLOYEES' DEFINED CONTRIBUTION PLAN

     The Board of Directors adopted the Company's 1997 Employee Stock Purchase Plan effective December 1, 1997 approved by the stockholders on December 22, 1997. Under such plan, employees of the Company, including executive officers may defer up to 20% of their annual compensation for the purchase of common stock of the Company at a price of 85% of the fair market value of the common stock on the date of issuance. The plan provides for the issuance of up to 250,000 shares.

     TMCI has a Noncontributory Employees' Stock Ownership Plan ["the Plan"] covering all full-time employees who have met certain service requirements. It provides for discretionary contributions by TMCI as determined annually by the directors and stockholders. As of December 31, 1997 and 1996, the Plan owned approximately .7% and .8%, respectively, of TMCI's outstanding shares.

     The Company has a voluntary 401(k) savings plan covering all eligible employees. The Company matches up to 5% of all contributions on a discretionary basis and each employee vests 100% over 7 years. The Company's contributions which were charged to expense for the years ended December 31, 1997, 1996 and 1995 were $4,026, $5,036 and $1,945, respectively.

16. COMMITMENTS AND CONTINGENCIES

     Construction Contract -- In December 1997, Enterprise entered into a construction contract in the amount of $488,532 to demolish and remove an existing building and to construct an addition to its primary facility. Enterprise anticipates that the contract will be paid with cash generated from operations.

     Operating Leases -- The Company leases its production and administrative facilities. This obligation extends through April 2013. Annual rental increases on each January 1st shall be adjusted per the average annual Consumer Price Index -- San Francisco/Oakland/San Jose Metropolitan Area. Beginning on May 1, 2003 and continuing through the remaining lease term, the base rent will be the prevailing market rate.

     A portion of the Company's production and administrative facilities are leased from an affiliate, Touche Properties, Inc. which is 100% owned by the Company's sole stockholder. The leases commenced in November 1993 and November 1996 and expire in November 2013. In addition, the Company's newly acquired wholly-owned subsidiary, Trinity will be entering into a new lease agreement with Touche Properties, Inc. The agreement has not been drafted nor executed as of February 20, 1998 and accordingly, the below future minimum lease payments do not include such payments in the related party leases.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)
     Minimum lease payments for the next five years and thereafter [not including the CPI increases] are:

                                                    RELATED PARTY    THIRD PARTY
                                                       LEASES          LEASES
                                                    -------------    -----------
1998..............................................   $  576,144      $ 1,125,227
1999..............................................      576,144        1,104,045
2000..............................................      576,144        1,104,045
2001..............................................      576,144          950,160
2002..............................................      576,144          950,160
Thereafter........................................    6,289,572        8,766,840
                                                     ----------      -----------
          Totals..................................   $9,170,292      $14,000,477
                                                     ==========      ===========

     Total rent expense amounted to $1,901,356, $1,038,626 and $730,417 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company has minimum future sublease rental income due in the amount of $45,000 in 1998.

     Employment Agreements -- In connection with the merger of Trinity Electronics, Inc. with and into a wholly owned subsidiary of the Company, TMCI/Trinity Acquisition Corp. ["New Trinity"] entered into an employment agreement with the President of Trinity Electronics, Inc. and New Trinity [the "Trinity Employment Agreement"]. The Trinity Employment Agreement calls for the president of New Trinity to serve in that capacity for five years at an annual salary of $150,000 per year with an annual bonus [payable in quarterly installments] of not less than $25,000 per year. In addition to other benefits offered to all employees, the president of New Trinity shall receive an auto allowance of $1,450 per month. In the event of voluntary termination by the president of New Trinity or termination for cause or malfeasance as defined in the employment agreement, then the president of New Trinity is subject to a covenant not to compete, as more fully detailed in the employment agreement, for the shorter of (i) two years from the date of termination of employment or (ii) five years from the effective date of the employment agreement.

     In connection with the acquisition of all of the outstanding shares of Enterprise, a California corporation, the Company entered into an employment agreement with the chief executive officer of Enterprise [the "Enterprise Employment Agreement"]. The Enterprise Employment Agreement calls for the chief executive officer of Enterprise to serve in that capacity for a term of five years starting at an annual salary of $50,000 and increasing in increments to $105,000 by the year 2001 with an annual bonus of 1% of sales of Enterprise and a 10% earn out provision as defined in the agreement. The agreement is terminable at the will of either party. In addition, to other benefits offered to all employees, the chief executive officer of Enterprise shall receive an auto allowance of $550 per month. In the event of termination other than for cause or malfeasance, as defined, by the Company, then the chief executive officer shall receive $100,000 if termination occurs in the first year, $75,000 if termination occurs in the second year, and $50,000 if termination occurs in the third, fourth or fifth years.

     The Company has entered into an employment agreement ["Agreement"] dated as of December 28, 1995 with its president. The term of employment commenced on March 5, 1996, the effective date of the public offering and will expire on the fifth anniversary thereof. The annual salary under the Agreement is $225,000. The term of employment will be automatically extended for an additional five year term in the absence of notice from either party. This salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary and performance increases as may be determined by the Board of Directors except that during the first three years following the effective date, his salary may not exceed $225,000. The Agreement provides that during the initial three years of the term of employment, an annual bonus of $100,000 will be awarded to the president. The 1997 and 1996 bonus was relinquished by the

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)
President. Bonuses during the remainder of the term of employment will be at the discretion of the Board of Directors.

     The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement further provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability.

     If employment by the Company of Mr. Loera terminates or Mr. Loera becomes unable to perform his duties, the Company may be adversely affected.


17. STOCKHOLDERS' EQUITY



     [A] Description of Securities -- The authorized capital stock of the Company consists of 25,000,000 shares of common stock, $.001 par value per share. All shares of common stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of common stock are validly authorized and issued, fully paid and nonassessable.


     [B] Issuance of Common Stock -- On November 6, 1995, the Company issued 600,000 shares of its common stock to its then sole stockholder in exchange for $1,000, which is reflected retroactively in the statement of stockholders' equity.

     [C] Public Offering -- On March 11, 1996, the Company closed the initial public offering of its securities resulting in net proceeds to the Company of approximately $5,700,000. The Company sold 1,472,000 Units consisting of one share of common stock, $0.001 par value per share, and one redeemable Class A warrant at a price of $5.00 per Unit. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.50 per share for a period of four years beginning March 5, 1997. The Company may redeem the Class A warrants any time after March 5, 1997, upon thirty days written notice, if the average closing price or bid price of the common stock, as reported by the principal market on which the common stock is quoted or traded, equals or exceeds $8.75 per share, for any 20 consecutive trading days ending within five days prior to the date of the notice of redemption. The Company used a portion of the proceeds from the offering to repay the bridge notes described in Note 12.

     Effective with the offering, the Company sold the underwriter an option to purchase up to an aggregate of 128,000 units. Each unit shall be exercisable during the four-year period commencing one year after March 11, 1996. The exercise price of the units issuable upon exercise of the underwriter's units during the period of exercisability shall be $8.25.

     [D] Conversion of Debt-to-Equity -- Immediately prior to the public offering, the holders of the convertible promissory notes exercised the conversion right of the notes and exchanged them for 298,720 shares of TMCI.

     [E] Stock Purchase Agreements -- On December 28, 1995, the Company entered into Stock Purchase Agreements [the "Agreements"] with the stockholders of Touche and TEI to acquire all of the issued and outstanding stock of Touche and TEI. Immediately prior to the public offering, the Company exchanged its shares of Touche and TEI for 567,600 and 27,280 shares, respectively, of TMCI.


     [F] 1997 Stock Option Plan -- The Board of Directors adopted the Company's 1997 Stock Option Plan, effective December 1, 1997, approved by the stockholders on December 22, 1997. Under such plan, key

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

17. STOCKHOLDERS' EQUITY (CONTINUED)

employees and officers and consultants of the Company may be granted options to purchase shares of the Company's Common Stock at their fair market value on the date of grant. The plan provides for an aggregate of 1,000,000 options. There were no options granted as of December 31, 1997.

     Any future awards will be determined by the Board of Directors or a Committee established by the Board.

     1995 Stock Option Plan -- The Company has adopted a stock option plan, effective December 22, 1995. Under such plan, key employees and officers and consultants of the Company will be granted options to purchase shares of the Company's common stock at their fair market value on the date of grant. The plan provides for an aggregate of 500,000 options. On December 22, 1995, the Company's president was granted options to purchase 100,000 shares of common stock at $3.75 per share. The options vest two years from the date of grant and will expire in December 2005. The Plan also permits stock appreciation rights to be granted in tandem with options.

     A summary of the activity under the plan is as follows:

                                                                     WEIGHTED AVERAGE
                                                                        REMAINING         WEIGHTED-
                                                                       CONTRACTUAL         AVERAGE
                                                           SHARES          LIFE         EXERCISE PRICE
                                                           -------   ----------------   --------------
Balance -- December 31, 1994.............................       --
Granted..................................................  100,000       10 Years           $3.75
Exercised................................................       --
Forfeited/Expired........................................       --
                                                           -------
Outstanding -- December 31, 1995.........................  100,000       10 Years           $3.75
Granted..................................................       --
Exercised................................................       --
Forfeited/Expired........................................       --
                                                           -------
Outstanding -- December 31, 1996.........................  100,000        9 Years           $3.75
Granted..................................................  324,500       10 Years           $4.88
Exercised................................................       --
Forfeited/Expired........................................       --
Outstanding -- December 31, 1997.........................  424,500      9.1 Years           $4.61
                                                           =======
Exercisable -- December 31, 1997.........................  391,166      9.2 Years           $4.69
                                                           =======

     The weighted-average fair value of options granted during the year ended December 31, 1997 and 1996 was $2.79 and $2.77, respectively.

     No compensation cost was recognized in the periods presented. Had compensation cost for the Company's stock options issued to employees been determined based per share upon the fair value at the grant date for stock options issued under these plans pursuant to the methodology prescribed under Statement of Financial Accounting Standards ["SFAS"] No. 123, Accounting for Stock-Based Compensation, the Company's net income and basic earnings per share would have been decreased, on a pro forma basis, by approximately $344,900 or $.10 per share and $138,500, or $.05 per share for the years ended December 31, 1997 and 1996, respectively, which is based upon the amortization of the 1997 and 1995 fair value. The effect on 1995 earnings was immaterial. The fair value of stock options granted to employees used in determining the

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

17. STOCKHOLDERS' EQUITY (CONTINUED)

pro forma amounts is estimated at $904,000 and $277,000 during 1997 and 1995 using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                                                                 DECEMBER 31,
                                                          --------------------------
                                                           1997      1996     1995
                                                          -------    ----    -------
Risk-free Interest Rate.................................     6.00%    N/A       5.87%
Expected Life...........................................  6 Years     N/A    6 Years
Expected Volatility.....................................    52.57%    N/A      82.07%
Expected Dividends......................................     None    None       None


     Net income and net earnings per share as reported, and on a pro forma basis as if compensation cost had been determined on the basis of fair value pursuant to SFAS No. 123 is as follows:




                                                            DECEMBER 31,
                                                       ----------------------
                                                          1997         1996
                                                       ----------    --------
Net Income:
  As Reported........................................  $1,136,186    $148,337
  Pro Forma..........................................  $  791,286    $  9,837
Basic Earnings Per Share:
  As Reported........................................  $      .31    $    .05
  Pro Forma..........................................  $      .22    $     --
Diluted Earnings Per Share:
  As Reported........................................  $      .28    $    .05
  Pro Forma..........................................  $      .20    $     --

     The Company has agreed to sell to its underwriter, or their designees, for an aggregate purchase price of $128, an option ["Underwriter's Unit Purchase Option"] to purchase up to an aggregate of 128,000 Units. The Underwriter's Unit Purchase Option shall be exercisable during the four-year period commencing one
(1) year after the effective date of the Company's initial public offering. The Underwriter's Unit Purchase Option may not be assigned, transferred, sold or hypothecated by the underwriter after the Effective Date, except to officers or partners of the underwriters or any of the underwriter and selling group members in this offering. Any profits realized by the underwriter upon the sale of the units issuable upon exercise of the Underwriter's Unit Purchase Option may be deemed to be additional underwriting compensation. The exercise price of the units issuable upon exercise of the Underwriter's Unit Purchase Option during the period of exercisability shall be $8.25. The exercise price of the Underwriter's Unit Purchase Option and the number of shares covered thereby are subject to adjustment in certain events to prevent dilution. For the life of the Underwriter's Unit Purchase Option, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's units, common stock and warrants with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Unit Purchase Option is outstanding. At any time when the holders of the Underwriter's Unit Purchase Option might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet classifications:

                                               DECEMBER 31, 1997           DECEMBER 31, 1996
                                           -------------------------   -------------------------
                                            CARRYING        FAIR        CARRYING        FAIR
                                             AMOUNT         VALUE        AMOUNT         VALUE
                                           -----------   -----------   -----------   -----------
Due from Stockholder.....................  $    88,167   $    88,167   $   238,167   $   238,167
Note Receivable -- Stockholders..........  $   144,292   $   144,292   $   166,226   $   166,226
Due from Related Party...................  $   469,878   $   469,878   $   473,952   $   473,952
Notes Payable -- Net of Current
  Portion................................  $(3,570,985)  $(3,570,985)  $(2,064,273)  $(2,064,273)

     In assessing the fair value of these financial instruments, the Company was required to make assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, notes receivable, accounts payable, amounts due to and from related parties and affiliates, and short-term debt, management estimates that the carrying amount approximated fair value for the majority of these instruments because of their short maturities. Management estimates that the carrying amount of its long-term indebtedness approximates fair value since the interest rates currently offered to the Company for debt of the same remaining maturities approximates the average interest rates which the Company is currently paying.

19. NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company.

     The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. SFAS No. 131 is not expected to have a material impact on the Company.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

20. QUARTERLY FINANCIAL DATA [UNAUDITED]

     The following quarterly financial data is unaudited, but in the opinion of management includes all necessary adjustments for a fair presentation of the interim results.

                                          MARCH 31,      JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                          ----------    ----------    -------------    ------------
Fiscal 1997:
  Revenues..............................  $7,442,688    $9,601,706     $10,728,640     $ 11,173,632
  Gross Profit..........................  $2,240,544    $2,574,789     $ 3,152,147     $  2,223,139
  Net Income............................  $  306,862    $  395,924     $   607,671     $   (174,271)
  Net Income Per Share -- Basic.........  $      .09    $      .11     $       .17     $       (.06)
  Net Income Per Share -- Diluted.......  $      .08    $      .10     $       .16     $       (.06)
Fiscal 1996:
  Revenues..............................  $7,730,465    $7,519,668     $ 5,246,434     $  5,643,261
  Gross Profit..........................  $1,403,476    $1,592,279     $ 1,536,535     $  1,369,793
  Net Income............................  $   20,345    $  272,285     $   172,741     $   (317,034)
  Net Income Per Share -- Basic.........  $      .02    $      .08     $       .05     $       (.10)
  Net Income Per Share -- Diluted.......  $      .02    $      .08     $       .05     $       (.10)
Fiscal 1995:
  Revenues..............................  $7,177,975    $7,626,704     $ 7,295,213     $  5,999,027
  Gross Profit..........................  $1,769,692    $1,630,678     $ 1,830,317     $  1,171,096
  Net Income............................  $  439,659    $  (15,779)    $   236,325     $   (186,789)
  Net Income Per Share -- Basic.........  $      .24    $     (.01)    $       .12     $       (.10)
  Net Income Per Share -- Diluted.......  $      .24    $     (.01)    $       .12     $       (.10)


21. LITIGATION


     On May 12, 1997, Electronics Manufacturing Systems, Inc., a Delaware corporation with its principal place of business in the State of Colorado, filed a complaint in the Superior Court for the County of Santa Clara, action No. CV766138, against Touche Electronics, Inc. Electronic Manufacturing Systems, Inc. ["EMS"] claims damages for breach of contract and common counts, under the theories of an open book account, money owed, and an account stated. Their claims arise out of an alleged purchase order dated January 8, 1996 from Touche Electronics, Inc. for the customized construction, ordering, and delivery of parts and components for custom assemblies. EMS claims that TEI cancelled the purchase order on or about July 22, 1996. They further assert that they have not been successful in reselling many of the custom assemblies and parts. EMS seeks the principal sum of $236,691, plus interest thereon at the legal rate from the date of the alleged breach. TEI has filed an answer to the complaint and currently is defending the action. A non-binding judicial arbitration will be held on this matter in mid April 1998. The Company is currently defending its position vigorously and believes that the results of operations and financial position will not be materially impacted.


22. SUBSEQUENT EVENTS


     Convertible Debentures -- On February 10, 1998, the Company closed an offering of three of its debenture units for a total offering price of $3.3 million. Each unit consists of four of the Company's 5% $275,000 Convertible Subordinated Debentures due February 10, 2001 [the "Debentures"] and 100,000 Class B Warrants to purchase common stock of the Company [the "Warrants"]. Interest on the Debentures accrues quarterly and is payable annually. The Debentures are subordinated to other Senior Indebtedness as such term is defined in the Debenture. A portion of the proceeds were used to repay the bridge loan [See Note 11].

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

     22. SUBSEQUENT EVENTS (CONTINUED)


     The Debentures are convertible at the option of the holder at a variable conversion price ranging from $3.00 to $4.46875 per share depending on the market value of the common stock of the Company at the time of the notice of conversion. Accordingly, the Company may be required to issue no less than 738,462 shares nor more than 1,100,004 shares upon conversion of the principal amount of the Debentures.

     In addition, the Company is issuing 25,000 Class B Warrants per Debenture [subject to adjustment for reclassification, capital reorganization or other change of the outstanding shares of common stock of the Company] for each Debenture outstanding as of the earlier to occur of the one year anniversary of the closing or the date three months following the registration of the common stock issuable upon conversion of the Debentures and upon the exercise of the Warrants. The Warrants have an exercise price of $5.50 per share subject to adjustment for dilutive issuances.


     In connection with the foregoing issuance, the Company incurred a finder's fee in the amount of $176,000 and a non accountable expense allowance pursuant to the terms of a Non Circumvention and Finder's Fee Agreement between the Company and M.J. Segal & Co., Inc. and Private Investors Equity Group, Inc. [the "Agreement"] which resulted in the payment of $172,250 in cash and the assignment of $68,750 in escrow which resulted in the issuance of one quarter of a Debenture. The Non Circumvention and Finder's Fee Agreement calls for the issuance of the number of shares of common stock to M.J. Segal and Company, Inc. and Private Investors Equity Group, Inc. equal to 5% of the principal amount of the securities sold divided by the greater of (i) any stated conversion price in the debenture and (ii) average of the closing bid and asked prices for the common stock of the Company for the five trading days prior to closing and, in this case, a number of warrants equal to 10% of the number of shares issuable based on the Stated Conversion Price [to be determined 73,846 and 110,000].



     The Non Circumvention and Finder's Fee Agreement also provides that upon exercise of any Warrants issued in the offering, M.J. Segal and Company and Private Investors Equity Group, Inc. shall receive a cash fee equal to 4% of the amount received upon exercise of the Warrants; common stock equal to 5% of the number or shares issued upon such exercise; and warrants equal to 10% of the number of shares issued upon exercise [excluding warrants exercised by the parties to the Agreement or their affiliates]. The warrants shall have an exercise price of 125% of the average of the bid and asked prices for the Company on the five trading days preceding the transaction, shall be non callable and shall expire three years from the date of issuance. To date, all compensation payable to Private Investors Equity Group, Inc. and M.J. Segal & Co., Inc. pursuant to the terms of the Non Circumvention and Finder's Fee Agreement has been paid to or assigned by Private Investors Equity Group, Inc. The Company understands that M.J. Segal & Co., Inc. will assign all of its right to receive compensation under the Agreement to Private Investors Equity Group, Inc. prior to the payment of any further compensation.


23. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS [UNAUDITED]

     New Line of Credit -- On March 2, 1998, the Company entered into a Loan and Security Agreement with Fleet Capital Corporation [the "Fleet Line"] providing for borrowings of up to $25,000,000 based on certain formulas contained within the Loan and Security Agreement. As of March 10, 1998, the Company was eligible to borrow up to $17,222,691 under the Fleet Line and had borrowed $10,347,841. In addition, the former line of credit was repaid, certain notes payable were satisfied and a promissory note to the stockholder [the former owner of Trinity] was repaid. Borrowings were in the form of two Term Loans ["Term Loan A" and "Term Loan B," respectively, an equipment loan [the Equipment Loan, together with the Term Loans, the "Fixed Loans"] and revolving credit loans [the "Revolving Credit Loans"]. Term Loan A is in the principal amount of $4.7 million and bears interest at the rate of prime plus 0.5%. Term Loan B is in the principal amount of $2.0 million and bears interest at the rate of prime plus 1.5%. The Equipment Loan is in the principal amount of $4.0 million and bears interest at the rate of prime plus 0.5%. The Revolving Credit

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

23. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS [UNAUDITED] (CONTINUED)
Loans are in such amount as the Company elects, up to the borrowing base permitted by the Loan and Security Agreement and bear interest at the rate of 0.25% plus prime. As of March 10, 1998, the Company had $3,647,841 outstanding under the Revolving Credit Loans. The Fixed Loans are payable in monthly installments of principal and interest with principal amortizing over a seven year period and the balance due on March 2, 2003; interest only on the Revolving Credit Loans is payable monthly with the principal due upon termination of the Loan and Security Agreement. Interest on the Fixed Loans and Revolving Credit Loans is adjusted daily. Interest on the Fixed Loans may be adjusted downward by 0.25% each year for two years if the Company meets certain performance criteria as reflected in its audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999, respectively. Interest on the Revolving Credit Loan may be adjusted downward by 0.25% only once if the Company meets the performance criteria as reflected in its audited financial statements for the fiscal year ended December 31, 1998. In addition, if the Company meets the conditions specified for December 31, 1998, it may, at its option, have the interest rate on (i) the Revolving Credit Loan converted into LIBOR plus 2.5%;
(ii) Term Loan A and the Equipment Loan converted into LIBOR plus 2.75%; and
(iii) Term Loan B converted into LIBOR plus 3.75%.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of TMCI Electronics, Inc.
San Jose, California

     Our report on the consolidated financial statements of TMCI Electronics, Inc. is referenced on Page F-1 and included in this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed on page F-27 of this Form 10-K.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          MOORE STEPHENS, P. C.
                                          Certified Public Accountants

New York, New York
February 20, 1998

                             TMCI ELECTRONICS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                  COLUMN A                      COLUMN B      COLUMN C      COLUMN D       COLUMN E
---------------------------------------------  ----------    ----------    ----------    -------------
                                               BALANCE AT    CHARGED TO
                                               BEGINNING      COST AND                    BALANCE AT
                 DESCRIPTION                   OF PERIOD      EXPENSES     DEDUCTIONS    END OF PERIOD
                 -----------                   ----------    ----------    ----------    -------------
Valuation Reserved Deducted in the Balance
  Sheet from the Asset to Which it Applies:
1997 Allowance for Doubtful Accounts.........   $93,279       $67,077         $--          $160,356
                                                =======       =======         ===          ========
1996 Allowance for Doubtful Accounts.........   $ 8,279       $85,000         $--          $ 93,279
                                                =======       =======         ===          ========
1995 Allowance for Doubtful Accounts.........   $ 8,279       $    --         $--          $  8,279
                                                =======       =======         ===          ========

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES



              INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                  FOR THE FISCAL QUARTER ENDED MARCH 31, 1998



                                                              PAGE
                                                              ----
Consolidated Balance Sheets
     December 31, 1997......................................  F-27
     March 31, 1998 (Unaudited).............................  F-27
Consolidated Statements of Operations (Unaudited)
     Three Months Ended March 31, 1998 and 1997.............  F-28
Consolidated Statements of Cash Flows (Unaudited)
     Three Months Ended March 31, 1998 and 1997.............  F-27
Notes to Consolidated Financial Statements (Unaudited)......  F-30

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                     ASSETS



                                                               MARCH 31,    DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
Current Assets:
  Cash......................................................  $   446,402   $   312,682
  Accounts Receivable, Net..................................    3,257,337     3,950,341
  Inventory.................................................   12,158,968     9,721,050
  Deferred Income Taxes.....................................      117,912       183,376
  Prepaid Expenses and Other Current Assets.................      722,222       182,968
  Notes Receivable -- Stockholders..........................       43,383        39,312
                                                              -----------   -----------
          Total Current Assets..............................   16,746,225    14,389,729
                                                              -----------   -----------
Property and Equipment, Net.................................    8,933,758     6,583,260
                                                              ===========   ===========
Other Assets:
  Notes Receivable -- Stockholders..........................      144,293       144,292
  Due from Stockholders.....................................      111,984       111,984
  Due from Related Party....................................      497,379       469,878
  Other Assets..............................................    1,043,370       277,439
  Goodwill, Net.............................................    7,203,367     6,766,564
                                                              -----------   -----------
          Total Other Assets................................    9,000,393     7,770,157
                                                              -----------   -----------
          Total Assets......................................  $34,680,376   $28,743,146
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts Payable and Accrued Expenses.....................  $ 4,150,979   $ 4,050,925
  Line of Credit............................................    4,585,508     3,856,268
  Notes Payable -- Current Portion..........................      747,384     2,055,256
  Promissory Note Stockholder...............................      312,348     1,313,493
                                                              -----------   -----------
          Total Current Liabilities.........................    9,796,219    11,275,942
                                                              ===========   ===========
Long Term Liabilities:
  Notes Payable -- Net of Current Portion...................    6,663,219     3,607,877
  Convertible Debentures....................................    3,300,000            --
  Deferred Income Taxes.....................................      573,338       560,180
                                                              -----------   -----------
          Total long -- Term Liabilities....................   10,536,557     4,168,057
                                                              -----------   -----------
          Total Liabilities.................................   20,332,776    15,443,999
                                                              ===========   ===========
Commitment and Contingencies................................           --            --
Stockholders' Equity:
  Common Stock -- $.001 par value, 25,000,000 shares
     authorized, 4,196,416 issued and outstanding as of
     March 31, 1998 and 4,057,758 as of December 31, 1997...        4,196         4,057
  Additional Paid in Capital................................   11,769,186    10,890,233
  Retained Earnings.........................................    2,574,218     2,404,857
                                                              -----------   -----------
          Total Stockholders' Equity........................   14,347,600    13,299,147
                                                              -----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $34,680,376   $28,743,146
                                                              ===========   ===========



                See notes to consolidated financial statements.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  [UNAUDITED]



                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 1998          1997
                                                                 ----          ----
Sales, Net..................................................  $10,199,819   $7,442,688
Cost of Goods Sold..........................................    7,489,357    5,202,144
  Gross Profit..............................................    2,710,462    2,240,544
Operating Expenses..........................................    1,610,192    1,434,694
Depreciation................................................      349,046      248,500
Amortization................................................      166,595       41,456
  Income from Operations....................................      584,629      515,894
Other Income [Expense]:
  Non-cash Finance Charge...................................     (129,093)          --
  Interest Expense..........................................     (315,263)    (114,042)
  Other Income..............................................      145,405      115,456
  Interest Income -- Related Parties........................        4,071           --
  Total Other [Expense].....................................     (294,881)       1,414
  Income Before Provision for Income taxes..................      289,748      517,308
  Provision for Income Taxes................................      120,387      210,447
  Net Income................................................  $   169,361   $  306,861
Earnings Per Share:
  Earnings Per Share -- Basic...............................  $       .04   $      .09
  Earnings Per Share -- Fully Diluted.......................  $       .04   $      .08
Weighted Average Number of Shares and Common Stock
  Equivalents...............................................    4,150,197    3,515,829



                See notes to consolidated financial statements.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  [UNAUDITED]


                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------    -----------
Operating Activities
  Net Income................................................  $    169,361    $   306,862
  Adjustments to reconcile net income to net cash from
     operations:
     Depreciation...........................................       349,046        248,500
     Amortization...........................................       166,595         41,456
     Deferred income taxes..................................        78,621         56,169
     Non-cash financing charge..............................       129,093             --
     Reversal of Bad Debt Provision.........................      (129,199)            --
     Charges in Assets and Liabilities:
       [Increase] decrease in:
          Accounts receivable, trade........................     1,019,133       (177,489)
          Inventory.........................................    (2,265,337)    (1,167,523)
          Prepaid expenses and other current assets.........      (559,042)       (47,812)
       Increase (decrease) In:
          Accounts payable and accrued expenses.............      (712,057)      (512,601)
          Income taxes payable..............................      (265,005)            --
                                                              ------------    -----------
       Total Adjustments....................................    (2,184,081)    (1,558,707)
                                                              ------------    -----------
Net cash provided by (used in) operating activities.........    (2,018,791)    (1,251,845)
                                                              ------------    -----------
Investing Activities:
  Purchases other assets....................................      (262,105)            --
  Purchase of equipment.....................................      (480,865)      (224,163)
  Note receivable -- Other..................................            --         50,000
  Business acquisition, net of cash acquired................      (366,600)      (923,389)
                                                              ------------    -----------
Net cash provided by (used in) investing activities.........    (1,109,570)    (1,097,552)
                                                              ------------    -----------
Financing activities:
  Credit line Advances......................................     4,899,758      2,613,044
  Credit line Repayments....................................      (361,000)      (822,200)
  Debt repayment............................................            --        (65,952)
  Repayment of notes payable................................   (10,389,471)            --
  Proceeds from Convertible Debentures......................     3,300,000             --
  Notes payable proceeds....................................     5,812,794        541,596
Net cash provided by (used in) financing activities.........     3,262,081      2,266,488
                                                              ------------    -----------
Net Increase [decrease] in cash.............................       133,720        (82,909)
                                                              ------------    -----------
Cash -- Beginning of Period.................................       312,682        145,845
                                                              ------------    -----------
Cash -- End of Periods......................................  $    446,402    $    62,936
                                                              ============    ===========


                See notes to consolidated financial statements.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 1. BASIS OF REPORTING



     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.



     In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the financial position of the Company as of March 31, 1998 and the results of its operations for the three month period then ended. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.



     It is suggested that these financial statements be read in conjunction with the financial statement and notes for the year ended December 31, 1997 included in the Company's Annual Report on Form 10-K.



     The consolidated financial statements include the accounts of TMCI Electronics, Inc. ["TMCI"], and its wholly-owned subsidiaries, Touche Manufacturing Company, Inc. ["Touche"], Touche Electronics Inc. ["TEI"], Enterprise Industries, Inc.["EII"], Trinity Electronics, Inc., and Try-Die, Inc. [collectively, the "Company"]. All significant intercompany balances and transactions have been eliminated in consolidation.



 2. INCOME PER SHARE



     Income per share of common stock is based on weighed average number of common shares outstanding and common stock equivalents, if dilutive for each period presented.



 3. INVENTORY



     Inventory consists of the following:



                                                           MARCH 31,
                                                             1998
                                                          -----------
Raw Materials...........................................  $ 6,786,795
Work in process.........................................    4,640,489
Finished Goods..........................................      731,681
                                                          -----------
          Total.........................................  $12,158,965
                                                          ===========



 4. SALE OF DEBENTURES



     On February 10, 1998, the Company closed an offering of 3 Units, each Unit consisting of 4 of its 5%, $275,000 principal amount Convertible Subordinated Debentures due February 10, 2001 (the "Debentures") and 100,000 Class B Warrants to purchase common stock of the Company (the "Warrants") for a total of $3.3 million. Interest on the Debentures accrues quarterly and is payable annually. Proceeds from the sale of the Debentures were used to repay the $1,000,000 note issued in connection with the Trinity acquisition; the remainder of the proceeds went to working capital.



     The Debentures are convertible into common stock at the option of the holder at a variable conversion price ranging from $3.00 to $4.46875 per share depending on the market value of the common stock of the Company at the time of the notice of conversion. Accordingly, the Company may be required to issue no less than 738,462 shares nor more than 1,100,004 shares of common stock upon conversion of the Debentures.



     In addition, the Company is issuing 25,000 Warrants per Debenture for each Debenture outstanding as of the earlier to occur of the one year anniversary of the closing date of the sale of the Debentures or the date three months following the registration of the common stock usable upon conversion of the Debentures and

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES
upon the exercise of the Warrants. The Warrants have an exercise price of $5.50 per share, subject to adjustment for dilutive issuances. The Company is obligated to register the common stock underlying the Debentures and the Warrants with the Securities and Exchange Commission.



     In connection with the foregoing issuance, the Company incurred a finder's fee in the amount of $176,000 in cash pursuant to terms of a Non Circumvention and Finder's Fee Agreement (the "Agreement") and a $66,000 non accountable expense allowance which resulted in the payment of $172,250 in cash and the assignment of $68,750 in escrow. The assignment of $68,750 resulted in the issuance of one quarter of one Debenture. The Agreement calls for (1) the issuance of the number of shares of common stock to M.J. Segal and Associates equal to 5% of the principal amount of the securities sold divided by the greater of (a) any stated conversion price in the Debenture and (b) the average of the closing bid and asked prices of the common stock of the Company for the five trading days prior to the closing and, (2) in this case, a number of warrants equal to 10% of the number of shares issuable based on the Stated Conversion Price as defined in the Agreement, to be determined between 73,846 and 110,000. The warrants are to be issued at 125% of the average of the closing of the bid and asked prices of the common stock of the Company for the five trading days preceding their issuance, are non callable and expire three years from their date of issuance.



     The Agreement also provides that upon exercise of any Warrants issued in the offering, M.J. Segal and Associates shall receive a cash fee equal to 4% of the amount received upon exercise of the Warrants; common stock equal to 5% of the number of shares issued upon such exercise; and warrants equal to 10% of the number of shares issued upon such exercise (excluding warrants exercised by M.J. Segal and Associates or its affiliates). The warrants shall have an exercise price of 125% of the average of the bid and asked prices for the Company on the five trading dates preceding the transaction, shall be non callable, and shall expire three years from the date of issuance.



 5. FLEET CAPITAL LINE OF CREDIT



     On March 2, 1998, the Company entered into a Loan and Security Agreement with Fleet Capital Corporation (the "Fleet Facility") providing for borrowings of up to $25,000,000 based on certain formulas contained within the Loan and Security Agreement. The Company paid a finder's fee of $250,000 and a loan fee of $250,000 in connection with the transaction. As of March 10, 1998, the Company was eligible to borrow up to $17,222,691 under the Fleet Facility and had borrowed $10,347,841. Borrowings were in the form of two Term Loans ("Term Loan A" and "Term Loan B," respectively), an equipment loan (the Equipment Loan, together with the Term Loans, the "Fixed Loans") and revolving credit loans (the "Revolving Credit Loans"). Term Loan A is in the principal amount of $4.7 million and accrues interest at the rate of prime plus 0.5%. Term Loan B is in the principal amount of $2.0 million and accrues interest at the rate of prime plus 1.5%. The Equipment Loan is in the principal amount of $4.0 million and accrues interest at the rate of prime plus 0.5%.



     The Revolving Credit Loans are in such amount as the Company elects, up to the borrowing base permitted by the Loan and Security Agreement and accrue interest at the rate of 0.25% plus prime. As of March 10, 1998, the Company had $3,647,841 available for borrowing. The Fixed Loans are payable in monthly installments of principal and interest with principal amortizing over a seven year period and the balance due on March 2, 2003; interest only on the Revolving Credit Loans is payable monthly with the principal due upon termination of the Loan and Security Agreement. Interest on the Fixed Loans and Revolving Credit Loans is adjusted daily. Interest on the Fixed Loans may be adjusted downward by 0.25% each year for two years if the Company meets certain performance criteria as reflected in its audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999, respectively. Interest on the Revolving Credit Loan may be adjusted downward by 0.25% only once if the Company meets the performance criteria as reflected in its audited financial statements for the fiscal year ended December 31, 1998. In addition, if the Company meets the conditions specified for December 31, 1998, it may, at its option, have the

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES
interest rate on (1) the Revolving Credit Loan converted into LIBOR plus 2.5%;
(2) Term Loan A and the Equipment Loan converted into LIBOR plus 2.75%; and (3) Term Loan B converted into LIBOR plus 3.75%.



     On March 26, 1998, the Company and Fleet entered into the First Amendment to the Loan and Security Agreement (the "First Amendment") in connection with the acquisition of Try-Die Incorporated. Among other things, the First Amendment provides that the Company may elect to convert the interest rate on (1) the Revolving Credit Loans into LIBOR plus 2.75%; (2) Term Loan A and the Equipment Loans into LIBOR plus 3%; and (3) Term Loan B into LIBOR plus 4%.



     Management believes that its current financial position, together with available borrowings under the Company's various credit facilities will be sufficient to meet the Company's anticipated operating needs and projected capital expenditure requirements for the next twelve months.



 6. TRY-DIE, INC. ACQUISITION



     Effective, February 1, 1998, the Company acquired 100% of the capital stock of Try-Die, Inc., a metal stamping manufacturer, located in Los Angeles, California for a total purchase price of $1,000,000, which included payment of $250,000 in cash and $750,000 in common stock of TMCI, based on $5.409 per share for a total number of shares of 138,658. Try-Die will become a wholly owned subsidiary of Enterprise Industries.

                    TMCI ELECTRONICS, INC. AND SUBSIDIARIES



                         INDEX TO FINANCIAL STATEMENTS



Report of Independent Auditors..............................  F-34
Balance Sheet of Trinity Electronics, Inc. as of September
  30, 1997 (unaudited) and December 31, 1996................  F-35
Statement of Operations for Trinity Electronics, Inc. for
  the nine months ended September 30, 1997 and 1996,
  respectively (unaudited) and for the fiscal years
  ended December 31, 1996 and 1995, respectively............  F-36
Statement of Stockholder's Equity for Trinity Electronics,
  Inc. the nine months ended September 30, 1997 (unaudited)
  and for the fiscal years ended December 31, 1996 and 1995, respectively..............................................  F-37
Statement of Cash Flows for Trinity Electronics, Inc. for
  the nine months ended September 30, 1997 and 1996,
  respectively (unaudited) and for the fiscal years ended
  December 31, 1996 and 1995, respectively..................  F-38
Notes to Financial Statements...............................  F-39
Pro Forma Condensed Combined Financial Statements Basis of
  Presentation (unaudited)..................................  F-43
Pro Forma Condensed Combined Balance Sheet as of September
  30, 1997 (unaudited)......................................  F-44
Pro Forma Condensed Combined Income Statement for the Nine
  Months Ended September 30, 1997 (unaudited)...............  F-45
Pro Forma Condensed Combined Income Statement for the Fiscal
  Year Ended December 31, 1996 (unaudited)..................  F-46
Notes to Pro Forma Condensed Combined Financial Statements
  (unaudited)...............................................  F-47

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholder of


Trinity Electronics, Inc.


San Jose, California



     We have audited the accompanying balance sheet of Trinity Electronics, Inc. as of December 31, 1996, and the related statements of operations, stockholder's equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Electronics, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                          MOORE STEPHENS, P. C.


                                          Certified Public Accountants.



New York, New York


March 22, 1998

                           TRINITY ELECTRONICS, INC.



                                 BALANCE SHEETS



                                     ASSETS



                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
                                                               [UNAUDITED]
Current Assets:
  Cash......................................................   $  610,176       $  850,000
  Accounts Receivable -- [Net of Allowance for Doubtful
     Accounts of $10,398 and $4,398]........................      296,854          196,081
  Inventory.................................................      443,392          414,389
  Prepaid Expenses and Other Current Assets.................        9,062            5,181
  Advance -- Related Party..................................           --            1,150
                                                               ----------       ----------
          Total Current Assets..............................    1,359,484        1,466,801
                                                               ----------       ----------
Property, Plant and Equipment -- Net........................       13,829           18,359
                                                               ----------       ----------
          Total Assets......................................   $1,373,313       $1,485,160
                                                               ==========       ==========

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts Payable and Accrued Expenses.....................   $  189,709       $  180,497
  Due to Stockholder........................................       19,972           45,246
  Accrued Profit-Sharing....................................       39,492           51,365
  Dividend Payable -- Stockholder...........................      441,694               --
  Note Payable -- Related Party -- Current Portion..........        5,359            4,384
                                                               ----------       ----------
          Total Current Liabilities.........................      696,226          281,492
Long-Term Liability:
  Note Payable -- Related Party -- Net of Current Portion...        6,246            9,740
                                                               ----------       ----------
          Total Liabilities.................................      702,472          291,232
Commitments and Contingencies...............................           --               --
Stockholder's Equity:
  Common Stock, No Par Value, 100,000 Shares Authorized,
     15,000 Shares Issued and Outstanding...................       51,184           51,184
  Retained Earnings.........................................      619,657        1,142,744
                                                               ----------       ----------
          Total Stockholder's Equity........................      670,841        1,193,928
                                                               ----------       ----------
          Total Liabilities and Stockholder's Equity........   $1,373,313       $1,485,160
                                                               ==========       ==========



                       See Notes to Financial Statements.

                           TRINITY ELECTRONICS, INC.



                            STATEMENTS OF OPERATIONS



                                                      NINE MONTHS ENDED             YEARS ENDED
                                                        SEPTEMBER 30,              DECEMBER 31,
                                                  -------------------------   -----------------------
                                                     1997          1996          1996         1995
                                                  -----------   -----------   ----------   ----------
                                                  [UNAUDITED]   [UNAUDITED]
Sales -- Net....................................  $3,309,654    $2,817,191    $3,628,465   $3,574,704
Cost of Goods Sold..............................   2,010,177     1,731,692     2,244,173    2,296,536
                                                  ----------    ----------    ----------   ----------
  Gross Profit..................................   1,299,477     1,085,499     1,384,292    1,278,168
Operating Expenses:
  Officer's Salary..............................     110,000       390,000       520,000      424,000
  Other Salaries and Wages......................     291,340       227,648       312,252      269,969
  Other Expenses................................     220,779       177,313       233,939      209,186
                                                  ----------    ----------    ----------   ----------
          Total Operating Expenses..............     622,119       794,961     1,066,191      903,155
                                                  ----------    ----------    ----------   ----------
Income from Operations..........................     677,358       290,538       318,101      375,013
Other Income [Expense]:
  Interest Income...............................       5,160        16,437        23,506       13,637
  Interest Expense -- Related Party.............        (533)         (886)       (1,145)      (1,421)
                                                  ----------    ----------    ----------   ----------
          Total Other Income....................       4,627        15,551        22,361       12,216
Income Before Provision for Income Taxes........     681,985       306,089       340,462      387,229
  Provision for Income Taxes....................       6,040         4,440         6,032        5,891
                                                  ----------    ----------    ----------   ----------
          Net Income............................  $  675,945    $  301,649    $  334,430   $  381,338
                                                  ==========    ==========    ==========   ==========



                       See Notes to Financial Statements.

                           TRINITY ELECTRONICS, INC.



                       STATEMENTS OF STOCKHOLDER'S EQUITY



                                                        COMMON STOCK
                                                     -------------------                    TOTAL
                                                     NUMBER OF              RETAINED    STOCKHOLDER'S
                                                      SHARES     AMOUNT     EARNINGS       EQUITY
                                                     ---------   -------   ----------   -------------
Balance -- December 31, 1994.......................   15,000     $51,184   $  509,092    $  560,276
Net Income for the Year Ended December 31, 1995....       --          --      381,338       381,338
Dividends Paid.....................................       --          --      (17,269)      (17,269)
Balance -- December 31, 1995.......................   15,000      51,184      873,161       924,345
Net Income for the Year Ended December 31, 1996....       --          --      334,430       334,430
Dividends Paid.....................................       --          --      (64,847)      (64,847)
Balance -- December 31, 1996.......................   15,000      51,184    1,142,744     1,193,928
Net Income for the Nine Months Ended September 30,
  1997 [Unaudited].................................       --          --      675,945       675,945
Dividends Paid [Unaudited].........................       --          --     (757,338)     (757,338)
Dividends Payable [Unaudited]......................       --          --     (441,694)     (441,694)
Balance -- September 30, 1997 [Unaudited]..........   15,000     $51,184   $  619,657    $  670,841



                       See Notes to Financial Statements.

                           TRINITY ELECTRONICS, INC.



                            STATEMENTS OF CASH FLOWS



                                                  NINE MONTHS ENDED              YEARS ENDED
                                                    SEPTEMBER 30,               DECEMBER 31,
                                              --------------------------    ---------------------
                                                 1997           1996          1996        1995
                                              -----------    -----------    --------    ---------
                                              [UNAUDITED]    [UNAUDITED]
Operating Activities:
  Net Income................................   $ 675,945      $301,649      $334,430    $ 381,338
  Adjustments to Reconcile Net Income to Net
     Cash Provided by Operations:
  Depreciation..............................       4,759         4,525         6,036       10,035
  Loss on Disposal of Equipment.............         157            --            --           --
Changes in Assets and Liabilities:
  [Increase] Decrease in:
     Accounts Receivable....................    (100,773)       96,112       124,630      (81,224)
     Inventory..............................     (29,003)      (74,464)      (80,550)     (71,256)
     Prepaid Expenses and Other Assets......      (3,881)       (1,588)       (2,338)       5,040
     Interest Receivable....................          --       (11,914)        8,333       (8,333)
  Increase [Decrease] in:
     Accounts Payable and Accrued
       Expenses.............................      (2,549)      290,683        22,394       13,836
     Income Taxes Payable...................        (112)       (2,962)       (2,850)       2,962
     Due to Related Party...................     (25,274)      (16,349)      (10,031)      (2,176)
                                               ---------      --------      --------    ---------
          Total Adjustments.................    (156,676)      284,043        65,624     (131,116)
                                               ---------      --------      --------    ---------
Net Cash -- Operating Activities............     519,269       585,692       400,054      250,222
                                               =========      ========      ========    =========
Investing Activities:
  Cash Placed on Deposit....................          --            --            --     (300,000)
  Repayment of Deposit......................          --            --       300,000           --
  Cash Paid for Equipment...................        (386)      (10,687)      (16,971)     (11,455)
  Advance to Related Party..................          --            --        (1,150)          --
  Repayment by Related Party................       1,150            --            --           --
                                               ---------      --------      --------    ---------
Net Cash -- Investing Activities............         764       (10,687)      281,879     (311,455)
Financing Activities:
  Payments of Long-Term Debt................      (2,519)       (3,039)       (4,088)      (3,813)
  Dividends Paid............................    (757,338)      (64,847)      (64,847)     (17,269)
  Net Cash -- Financing Activities..........    (759,857)      (67,886)      (68,935)     (21,082)
  Net [Decrease] Increase in Cash...........    (239,824)      507,119       612,998      (82,315)
                                               ---------      --------      --------    ---------
Cash -- Beginning of Periods................     850,000       237,002       237,002      319,317
  Cash -- End of Periods....................   $ 610,176      $744,121      $850,000    $ 237,002
Supplemental Disclosures of Cash Flow
  Information:
  Cash paid during the periods for:
     Interest...............................   $     533      $    886      $  1,145    $   1,421
Income Taxes................................   $   6,152      $  7,402      $  8,882    $   1,420



Supplemental Schedule of Non-Cash Investing and Financing Activities:



A dividend payable to the sole stockholder, in the amount of $441,694 has been accrued as of September 30, 1997.



                       See Notes to Financial Statements.

                           TRINITY ELECTRONICS, INC.


                         NOTES TO FINANCIAL STATEMENTS





 1. ORGANIZATION AND NATURE OF OPERATIONS



     Trinity Electronics, Inc. [the "Company"] was incorporated October 6, 1989. The Company's revenues are predominantly generated from purchase and distribution of board level components including capacitors, resistors, board to board interconnects and back plane interconnects. The Company also provides cable assembly services to its customers. The Company sells primarily to original equipment manufacturers and contract manufacturers located in northern California.



 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Cash and Cash Equivalents -- Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At September 30, 1997 and December 31, 1996, there were no cash equivalents.

     Allowance for Doubtful Accounts -- The Company has provided for an allowance for doubtful accounts on the basis of a review for collectibility of accounts receivable at the end of each financial statement period. The allowance for doubtful accounts amounted to $10,398 and $4,398 at September 30, 1997 and December 31, 1996, respectively.


     Inventory -- Inventory, which consists of finished goods, is recorded at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory at September 30, 1997 was determined using an estimated gross profit percentage.


     Property, Plant and Equipment and Depreciation -- Property, plant and equipment is stated at cost. Depreciation is computed utilizing the straight-line method generally over the estimated useful life of five to seven years.


     Income Taxes -- The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholder is liable for federal income taxes on the Company's taxable income. The Company is, however, responsible for California state income tax at the rate of 1.5% of taxable income. Deferred income taxes are not material.


     Risk Concentrations -- Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents and accounts receivable arising from its normal business activities. The Company places its cash and cash equivalents with high credit quality financial institutions located in the western United States. The Company periodically has money in a financial institution that is subject to normal credit risk beyond insured amounts. This credit risk, representing the excess of the bank's deposit liabilities reported by the bank over the amounts that would have been covered by federal insurance, amounted to approximately $602,315 and $1,201,711 at September 30, 1997 and December 31, 1996, respectively. The Company does not require collateral or other security to support financial instruments subject to credit risk.

     Accounts receivable are primarily composed of balances due from customers in northern California.

     Regarding accounts receivable, the Company believes that credit risk is limited due to the collection history with the Company's customer base. The Company routinely monitors receivables aging and payments by customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited. Such assessment may be subject to change in the near term.

     Advertising -- The Company expenses advertising costs as incurred. Total advertising costs charged to expense amounted to $2,477, $3,055, $2,410 and $1,084 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.

                           TRINITY ELECTRONICS, INC.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 3. PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION


     Property, plant and equipment consisted of the following:



                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           1997            1996
                                                       -------------   ------------
Machinery and Equipment..............................    $ 71,293        $ 70,908
Motor Vehicle........................................          --          20,957
                                                         --------        --------
Totals...............................................      71,293          91,865
Less: Accumulated Depreciation.......................     (57,464)        (73,506)
                                                         --------        --------
          Totals.....................................    $ 13,829        $ 18,359
                                                         ========        ========

     Depreciation expense amounted to $4,759, $4,525, $6,036 and $10,035 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.


 4. NOTE PAYABLE -- RELATED PARTY


     Note payable, uncollateralized, to the Company's sole stockholder is payable in monthly installments of $436, including interest of 7.0% per annum. Payments commenced January 15, 1995. Maturities of this debt at December 31, 1996 are as follows:




                   DECEMBER 31,
  1997.............................................  $ 4,384
  1998.............................................    4,700
  1999.............................................    5,040
                                                     -------
          Total....................................  $14,124
                                                     =======


     Interest expense amounted to $533, $886, $1,145 and $1,421 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.


 5. RELATED PARTY TRANSACTIONS



     The Company had only one stockholder, Mr. P. McQuade, during the periods covered by these financial statements. Transactions between Mr. P. McQuade and the Company included:



        [a] Payment of interest and principle on a note payable [See Note 4].



        [b] Reimbursement of expenses incurred. The amounts payable at September 30, 1997 and December 31, 1996 were $19,972 and $45,246, respectively [disclosed as "Due to Stockholder"].

                           TRINITY ELECTRONICS, INC.

 6. COMMITMENTS AND CONTINGENCIES


     The Company had an operating lease on its premises until December 1996. From then, it occupied its premises on a month-to-month basis only.

     Rent expense amounted to $32,319, $25,227, $33,886 and $31,441 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.

     The Company had no other material commitments or contingent liabilities.


 7. EMPLOYEE PROFIT-SHARING PLAN


     The Company had an approved defined contribution profit-sharing plan covering employees that had completed 1,000 hours of service and were actively employed at the end of the fiscal year. The Company contributed to the plan on a discretionary basis and each employees' account vested 100% over six years service. As of October 1, 1997, the plan was terminated as a result of the acquisition of the Company and accordingly all employees were 100% vested. The Company contributions charged to expense were $39,492, $38,524, $51,365 and $41,423 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.


 8. SUBSEQUENT EVENTS


     On December 22, 1997, the Company merged with and into TMCI/Trinity Acquisition Corp., a wholly owned subsidiary of TMCI Electronics, Inc. ["TMCI"]. The merger agreement is effective as of October 1, 1997. TMCI paid the sole stockholder a total consideration of $4,290,000 in connection with the merger, including $1,000,000 in cash, $1,000,000 in a promissory note due March 9, 1998, $290,000 in a promissory note due January 4, 1998 extended to April 15, 1998 and $2,000,000 in common stock of TMCI resulting in the issuance of 404,539 shares of the common stock of TMCI. The common stock issued in connection with the merger is being held in escrow as security for the representations and warranties of Trinity and the sole stockholder of Trinity and as security for the performance of the sole stockholder of Trinity of his obligations pursuant to an Employment Agreement entered into in connection with the merger.


 9. UNAUDITED INTERIM STATEMENT



     The financial statements as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 are unaudited; however, in the opinion of management all adjustments [consisting solely of normal recurring adjustments] necessary to make the financial statements not misleading have been made. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.



10. NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company.

     The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial

                           TRINITY ELECTRONICS, INC.

10. NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS (CONTINUED)

statements in the initial year of its application. SFAS No. 131 is not expected to have a material impact on the Company.


11. FAIR VALUE OF FINANCIAL INSTRUMENTS


     In assessing the fair value of financial instruments, the Company is required to make assumptions, which are based on estimates of market conditions and risks existing at that time. For the financial instruments, including cash, accounts receivable, accounts payable, amounts due to and from related parties, and short-term debt, management estimates that the carrying amount approximated fair value for the majority of these instruments because of their short maturities. Management estimates that the carrying amount of its long-term indebtedness approximates fair value since the interest rates currently offered to the Company for debt of the same remaining maturities approximates the average interest rates which the Company is currently paying.

                             TMCI ELECTRONICS, INC.


               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


                             BASIS OF PRESENTATION


                                  [UNAUDITED]



     The following pro forma condensed combined balance sheet as of September 30, 1997 and the condensed combined statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996, give effect to TMCI Electronics, Inc. and Subsidiaries [the "Company"] acquiring through its TMCI/Trinity Acquisition Corp. subsidiary, all of the common stock of Trinity Electronics, Inc. ["Trinity"] for a purchase price of $4,290,000.


     The pro forma information is based on the historical financial statements of the Company and the aforementioned acquired company, giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

     The pro forma balance sheet at September 30, 1997 gives effect to the transaction as if it occurred on the balance sheet date.


     The pro forma statements of operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996, gives effect to these transactions as if they occurred at the beginning of the respective periods presented.



     The pro forma condensed combined financial statements have been prepared by the Company's management based upon the historical financial statements of the Company and Trinity. These pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the acquisitions had been in effect on the dates indicated. The pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes contained elsewhere herein, and in the Company"s registration statement on Form 10-K and the Company's quarterly reports on Form 10-Q.

                             TMCI ELECTRONICS, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997


                                  [UNAUDITED]



                                     ASSETS



                                                  HISTORICALS
                                            ------------------------
                                               TMCI                    PRO FORMA        PRO FORMA
                                            -----------                ----------      -----------
Current Assets:
Cash......................................  $   112,076   $  610,176   $ (461,666)[3]  $   260,586
Accounts Receivable [Net].................    5,260,122      296,854           --        5,556,976
Inventory.................................    7,938,699      443,392           --        8,382,091
Deferred Income Taxes.....................       68,748           --           --           68,748
Prepaid Expenses and Other Current
  assets..................................      523,856        9,062       (6,219)[1]      526,699
Notes Receivable - Stockholders...........      204,197           --           --          204,197
                                            -----------   ----------   ----------      -----------
          Total Current Assets............   14,107,698    1,359,484     (467,885)      14,999,297
Property and Equipment [Net]..............    5,381,313       13,829       36,171[1]     5,431,313
OTHER ASSETS:
Due from Stockholders and Related Party...      699,148           --           --          699,148
Other Assets..............................       22,895           --           --           22,895
Goodwill..................................    2,797,324           --    3,583,000        6,380,324
                                            -----------   ----------   ----------      -----------
          Total Other Assets..............    3,519,367           --    3,583,000        7,102,367
                                            -----------   ----------   ----------      -----------
          Total Assets....................  $23,008,378   $1,373,313   $3,151,286      $27,532,977
                                            ===========   ==========   ==========      ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Accounts Payable and Accrued Expenses.....  $ 3,845,085   $  229,201   $       39[1]   $ 4,074,325
Notes Payable and Capital Lease
  Obligation -- Current Portion...........    4,145,112        5,359    2,290,000[4]     6,440,471
Due to Affiliate..........................       27,503      461,666     (461,666)[3]       27,503
                                            -----------   ----------   ----------      -----------
          Total Current Liabilities.......    8,017,700      696,226    1,828,373       10,542,299
                                            -----------   ----------   ----------      -----------
Long-Term Liabilities:
Notes Payable and Capital Lease
  Obligation -- Net of Current Portion....    4,184,419        6,246       (6,246)[1]    4,184,419
Deferred Income Taxes.....................      556,973           --           --          556,973
                                            -----------   ----------   ----------      -----------
          Total Long-Term Liabilities.....    4,741,392        6,246       (6,246)       4,741,392
                                            -----------   ----------   ----------      -----------
          Total Liabilities...............   12,759,092      702,472    1,822,127       15,283,691
Stockholders' Equity......................   10,249,286      670,841    1,329,159[2,4]  12,249,286
                                            -----------   ----------   ----------      -----------
          Total Liabilities and
            Stockholders' Equity..........  $23,008,378   $1,373,313   $3,151,286      $27,532,977
                                            ===========   ==========   ==========      ===========


        See Notes to Pro Forma Condensed Combined Financial Statements.

                             TMCI ELECTRONICS, INC.



                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT


                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997.


                                  [UNAUDITED]



                                        HISTORICALS
                                  ------------------------
                                     TMCI                    PRO FORMA      ADJUSTMENTS    PRO FORMA
                                  -----------                ---------      -----------   -----------
Net Sales.......................  $27,773,034   $3,309,654   $      --       $     --     $31,082,688
Cost of Goods Sold..............   17,572,573    2,010,177          --             --      19,582,750
  Gross Profit..................   10,200,461    1,299,477          --             --      11,499,938
Operating Expenses..............    7,865,808      622,119     179,000[5]          --       8,666,927
  Income From Operations........    2,334,653      677,358    (179,000)            --       2,833,011
Other Income [Expense]..........     (231,282)       4,627    (155,000)[6]         --        (381,655)
  Income Before Provision for
     Income Taxes...............    2,103,371      681,985    (334,000)            --       2,451,356
Provision for Income Taxes......      792,914        6,040     139,000[7]          --         937,954
  Net Income....................  $ 1,310,457   $  675,945   $(473,000)      $     --     $ 1,513,402
  Net Income Per Share -
     Basic......................  $       .37                                             $       .39
  Net Income Per Share -
     Diluted....................  $       .33                                             $       .36
Weighted Average Shares
  Outstanding - Basic...........    3,515,829                                               3,920,368
Weighted Average Shares
  Outstanding - Diluted.........    3,854,791                                               4,259,330



        See Notes to Pro Forma Condensed Combined Financial Statements.

                             TMCI ELECTRONICS, INC.



                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT


                               FOR THE YEAR ENDED


                               DECEMBER 31, 1996


                                  [UNAUDITED]





                                        HISTORICALS
                                  ------------------------
                                     TMCI                    PRO FORMA      ADJUSTMENTS    PRO FORMA
                                  -----------                ---------      -----------   -----------
Net Sales.......................  $26,139,828   $3,628,465   $      --       $     --     $29,768,293
Cost of Goods Sold..............   20,237,746    2,244,173          --             --      22,481,919
  Gross Profit..................    5,902,082    1,384,292          --             --       7,286,374
Operating Expenses..............    5,377,132    1,066,191     238,900[5]          --       6,682,223
  Income From Operations........      524,950      318,101    (238,900)            --         604,151
Other Income [Expense]..........     (357,614)      22,361    (206,000)[6]         --        (541,253)
  Income Before Provision for
     Income Taxes...............      167,336      340,462    (444,900)            --          62,898
Provision for Income Taxes......       18,999        6,032     (40,000)            --         (14,969)
  Net Income....................  $   148,337   $  334,430   $(404,900)      $     --     $    77,867
  Net Income Per Share -
     Basic......................  $       .05                                             $       .02
  Net Income Per Share -
     Diluted....................  $       .05                                             $       .02
Weighted Average Shares
  Outstanding - Basic...........    2,865,445                                               3,269,984
Weighted Average Shares
  Outstanding - Diluted.........    3,197,599                                               3,602,138



        See Notes to Pro Forma Condensed Combined Financial Statements.

                             TMCI ELECTRONICS, INC.



                               NOTES TO PRO FORMA


                    CONDENSED COMBINED FINANCIAL STATEMENTS


                                  [UNAUDITED]



 1. To adjust to market assets acquired and liabilities assumed.



 2. To eliminate equity accounts of acquired enterprise in the amount of $671,000 and record the issuance of common stock.



 3. To reflect payment of dividends to stockholder.



 4. To record consideration paid of $1,000,000 in cash from draw down of line of credit, $1,290,000 in promissory notes and issuance of 404,539 shares with a fair value of $2,000,000 in exchange for all of the common stock of Trinity which gives rise to goodwill of $3,583,000 calculated as follows:



Purchase Price..............................................  $4,290,000
Less:Assets in Excess of Liabilities Acquired -- At Book
  Value.....................................................     671,000
Adjustments to Fair Market Value -- Net.....................      36,000
  Goodwill..................................................  $3,583,000



 5. To record amortization of goodwill over 15 years utilizing the straight-line method. Calculated as follows:



Goodwill....................................................  $3,583,000
Life........................................................          15
Annual Amortization.........................................  $  238,900
Nine Month Amortization.....................................  $  179,000



 6. To record interest expense on indebtedness, incurred related to the acquisition at 9%:



Annual......................................................  $206,000
Nine Month Expense..........................................  $155,000



 7. To reflect additional income tax [benefit] expense:



Annual......................................................  $(40,000)
Nine Month Expense..........................................  $139,000

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     5
Use of Proceeds.......................    13
Dilution..............................    13
Price Range of Common Stock and
  Dividend Policy.....................    14
Business..............................    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    22
Management............................    29
Principal Stockholders................    33
Certain Transactions..................    33
Description of Securities.............    35
Plan of Distribution..................    37
Legal Proceedings.....................    37
Legal Matters.........................    38
Experts...............................    38
Index to Audited Financial
  Statements..........................    39
Report of Independent Auditors........   F-1
Index to Interim Financial
  Statements..........................  F-26
Index to Financial Statements.........  F-26
Index to Trinity Electronics, Inc.....  F-33

--------------------------------------------
--------------------------------------------


------------------------------------------------------
------------------------------------------------------


                        1,956,954 SHARES OF COMMON STOCK


                      INCLUDING COMMON STOCK ISSUABLE UPON

                        CONVERSION OF CERTAIN DEBENTURES

                        AND EXERCISE OF CERTAIN WARRANTS


                                ---------------

                            300,000 CLASS B WARRANTS

                         101,564 COMPENSATION WARRANTS


                            TMCI  ELECTRONICS,  INC.
                                   PROSPECTUS

                                 JULY   , 1998


------------------------------------------------------
------------------------------------------------------

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemization of fees and expenses, payable from the net proceeds of the offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. All fees and expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees.

SEC Registration and Filing Fee.............................  $ 3,160.86
NASD Registration and Filing Fee............................    1,000
Nasdaq Listing and Filing Fee...............................   19,569.84
Financial Printing..........................................     8,000
Transfer Agent Fees.........................................       -0-
Accounting Fees and Expenses................................     5,000
Legal Fees and Expenses.....................................     2,500
Blue Sky Fees and Expenses..................................     5,000
Miscellaneous...............................................     3,000
                                                              ----------
          Total.............................................  $47,230.70
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation and the Bylaws of TMCI Electronics, Inc., a Delaware Corporation (the "Company") both contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons.

     The provision limiting the liability of a director for breach of a fiduciary duty by a director eliminates such liability to the Company and its shareholders to the maximum extent permissible by Delaware law. This limitation does not limit or eliminate the liability of a director:

(i) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;
(iii) for certain unlawful dividend payments, stock purchases or stock redemptions as more fully described in Section 174 of the Delaware General Corporation Law; or
(iv) for any transaction from which the director derived an improper personal benefit.

     The indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. The increased risk of litigation combined with the possibility that the Company's insurance policy may not cover specific acts or omissions, serves as a deterrent to qualified personnel serving on the Board of Directors. The Company believes that the added protection against personal liability provided by the limitation on personal liability in its articles of incorporation and bylaws will help it retain its current directors and attract new directors in the future.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions) to the maximum extent permitted by law.

     Delaware law requires that the person to be indemnified "acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reason to believe the conduct of the person was unlawful." In addition, because the Company is located in San Jose, California, the Company may be a California pseudo foreign corporation under Section 2115 of the California General Corporation Law based on certain criteria set forth therein. If, in fact, at the time of any action for which indemnification is sought, the Company is a California pseudo foreign corporation, the standards set forth under the California General Corporation Law would be applicable. Currently, the standards for indemnification are the same under the California and Delaware laws. No assurance can be given that they will remain the same.

     The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders' derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is contrary to public policy and, therefore, is unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following information sets forth all securities of the Company sold by it within the past three (3) years, which securities were not registered under the Securities Act of 1933, as amended:


     The Company was incorporated in the State of Delaware on December 7, 1995. The Company has authorized capital of 25,000,000 shares of common stock, $.001 par value. As of December 31, 1997, there were 4,057,758 shares of common stock issued and outstanding.



     On December 28, 1995, the Company issued 600,000 shares of its Common Stock to Rolando Loera, Chairman, Chief Executive Officer and President of the Company pursuant to the merger of the predecessor of the Company into the Company in exchange for the cancellation of an equal number of shares in the predecessor company. The predecessor corporation was organized under the laws of California on September 26, 1995 and had conducted no operations prior to the merger. See "Principal Stockholders" and "Description of Securities."



     The Company issued 893,600 shares of its Common Stock to Rolando Loera and Rolando Loera, Trustee for Touche's Employee Stock Ownership Plan and three officers of the Company (Jose Antonio Agredano, Frank Ramirez III and Livino Ribaya, Jr.) pursuant to Stock Purchase Agreements dated as of December 28, 1995 in exchange for all of the issued and outstanding stock of Touche and TEI.



     In November 1995, the Company borrowed $1,000,000 in a bridge loan at the rate of eight percent (8%) simple annual interest, which was paid at the closing of the public offering from the net proceeds of the public offering. 400,000 shares of Common Stock and 1,200,000 Class A Warrants were issued to the lenders which were identical to the Class A Warrants included in the Units offered by the Company in its initial public offering completed in March, 1996. The Shares of Common Stock, Class A Warrants and the shares of Common Stock underlying the Class A Warrants were registered in connection with that offering. The Company did not receive any of the proceeds from the sale of the securities offered by the note holders. The Class A Warrants are redeemable upon certain conditions. Should the Class A Warrants offered by the note holders be exercised, of which there is no assurance, the Company will receive the proceeds therefrom aggregating up to an additional $6,600,000.



     On November 1996, the Company issued 134,172 shares of Common Stock in connection with the acquisition of certain assets from Pen Interconnect, Inc.



     On January 1997, the Company issued 96,560 shares of Common Stock in connection with the acquisition of Enterprise Industries, Inc.

     On December 5, 1997, the Company issued 137,390 shares of Common Stock to Pen Interconnect, Inc. in connection with the settlement of certain litigation regarding the acquisition of certain assets of Pen Interconnect, Inc. in November, 1996. In addition, 80,503 shares previously issued to Pen Interconnect, Inc. were cancelled.



     On December 22, 1997, the Company issued 404,539 shares of its Common Stock in connection with the acquisition of Trinity Electronics, Inc.


     On February 10, 1998, the Company issued $3.3 million in principal amount of its 5%, $275,000 Convertible Subordinated Debentures. The terms of the issuance are incorporated by reference from the discussion in the Subsequent Events portions of the Management's Discussion and Analysis Section of the Registration Statement.


     On March 26, 1998, the Company issued 138,648 shares of Common Stock to the principal shareholder of Try-Die Incorporated ("Try-Die") in connection with the acquisition of Try-Die.



     On or about April 1, 1998, the Company issued 18,860 shares to Pen Interconnect, Inc. in connection with a share value guaranty given with respect to the November, 1996 acquisition and December, 1997 settlement.


     The Company has relied on Section 4(2) of the Securities Act of 1933, as amended, for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     The following is a list of Exhibits filed herewith by TMCI Electronics, Inc. as part of the S-1 Registration Statement and related Prospectus:




 1.0   Non Circumvention and Finder's Fee Agreement.(a)
 3.0 Certificate of Incorporation, filed with Delaware Secretary of State on December 7, 1995.(b)
 3.1   By-laws.(b)
 3.2   Certificate of Secretary for amendment to Bylaws dated April
       6, 1996.(a)
 3.3   Certificate of Secretary for amendment to Bylaws dated
       December 22, 1997(a)
 3.4   Amendment to the bylaws dated December 22, 1997.(a)
 4.0   Specimen Copy of Common Stock Certificate.(b)
 4.1   Form of Class B Warrant Agreement.(a)
 4.2   Form of Compensation Warrant Agreement.(a)
 4.3   Securities Purchase Agreement.(c)
 4.4   Form of Convertible Debenture.(d)
 4.5   Registration Rights Agreement.(c)
 5.0   Opinion of Rosenblum, Parish & Isaacs, P.C.(a)
10.0   Employment Agreement, Rolando Loera, dated December 28,
       1995.(b)
10.05  Employment Agreement, Edmund Becmer, effective May 1, 1998.
10.1   Lease Agreement dated January 1, 1993 relating to 1875
       Dobbins Drive, San Jose, CA.(b)
10.2   Lease Agreement dated October 25, 1993 relating to
       1881 - 1899 Dobbins Drive, San Jose, CA.(b)
10.3   Lease Agreement dated June 21, 1995 relating to 1565-C
       Mabury Road, San Jose, CA.(b)
10.4   Lease Agreement dated August 29, 1997 relating to 7500
       Tryone Avenue, Van Nuys, CA.(a)
10.5   Touche Manufacturing Company, Inc. Employee Stock Ownership
       Plan.(b)

10.6   Form of 5% 275,000 in principal amount Secured Convertible
       Promissory Debenture.(d)
10.7   Asset Purchase Agreement dated November 1, 1996 by and among
       Pen Interconnect, Inc., Touche Electronics, Inc. and TMCI
       Electronics, Inc.(e)
10.8   Stock Purchase Agreement dated effective as of January 1,
       1997 by and among TMCI Electronics, Inc. and the Shareholders of Enterprise Industries, Inc.(f)
10.9 Merger Agreement and Plan of Reorganization by and among TMCI Electronics, Inc., TMCI/ Trinity Acquisition Corp.,
       Trinity Electronics, Inc. and Patrick McQuade, dated
       December 22, 1997.(g)
10.10 Loan and Security Agreement with Fleet Capital Corporation dated March 2, 1998.(d)
10.11  Amendment to Loan and Security Agreement dated March 26,
       1998.(a)
10.12  1995 Stock Option Plan.(b)
10.13  1997 Employee Stock Option Plan.(h)
10.14  1997 Employee Stock Purchase Plan.(i)
21.0   Subsidiaries of the Registrant.(c)
23.1   Consent of Moore Stephens, P.C.(a)



---------------

a.   Filed herewith.
b. Incorporated by reference to the Registration Statement on Form SB-2 (No. 0973) as originally filed with the Securities and Exchange Commission (the "SEC") on December 29, 1995.
c.   Previously filed.
d. Incorporated by reference from the Registrant's Form 10-K filed with the SEC on April 1, 1998.
e.   Incorporated by reference to Exhibit 2.0 the Registrant's
     Form 8-K filed with the Securities and Exchange Commission on November 27, 1997.
f.   Incorporated by reference to Exhibit 2.0 the Registrant's
     Form 8-K filed with the Securities and Exchange Commission on February 7, 1997.
g.   Incorporated by reference to Exhibit 2.0 to the Registrant's
     Form 8-K filed with the Securities and Exchange Commission on January 6, 1998.
h.   Incorporated by reference to Appendix C to the Definitive
     Proxy Statement as filed with the SEC on December 3, 1997.
i.   Incorporated by reference to Appendix D to the Definitive
     Proxy Statement as filed with the SEC on December 3, 1997.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

     The undersigned Registrant also undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on July 16, 1998.


                                          TMCI ELECTRONICS, INC.


                                          By: /s/ Rolando Loera
                                          --------------------------------------
                                            Rolando Loera
                                            Chairman, President and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


                       SIGNATURE                                       TITLE                   DATE
                       ---------                                       -----                   ----
/s/ Rolando Loera                                         Chairman, President, Chief       July 16, 1998
-----------------------------------                       Executive Officer, Director
Rolando Loera                                             [Principal Executive Officer]

/s/ Edmund Becmer                                         Vice President, Chief Financial  July 16, 1998
-----------------------------------                       Officer [Principal Financial
Edmund Becmer                                             Officer]

/s/ Charles E. Shaw                                       Vice President, Corporate        July 16, 1998
-----------------------------------                       Development, Director
Charles E. Shaw

/s/ Robert Loera                                          Controller, Secretary, Director  July 16, 1998
-----------------------------------                       [Principal Accounting Officer]
Robert Loera

/s/ Thomas F. Chaffin                                     Director                         July 16, 1998
-----------------------------------
Thomas F. Chaffin

/s/ Robert C. Fink                                        Director                         July 16, 1998
-----------------------------------
Robert C. Fink

/s/ Boris Lipkin                                          Director                         July 16, 1998
-----------------------------------
Boris Lipkin

                               INDEX TO EXHIBITS


 1.0   Non Circumvention and Finder's Fee Agreement.(a)
 3.0 Certificate of Incorporation, filed with Delaware Secretary of State on December 7, 1995.(b)
 3.1   By-laws.(b)
 3.2   Certificate of Secretary for amendment to Bylaws dated April
       6, 1996.(a)
 3.3   Certificate of Secretary for Amendment to Bylaws dated
       December 22, 1997(a)
 3.4   Amendment to the bylaws dated December 22, 1997.(a)
 4.0   Specimen Copy of Common Stock Certificate.(b)
 4.1   Form of Class B Warrant Agreement.(b)
 4.2   Form of Compensation Warrant Agreement.(a)
 4.3   Securities Purchase Agreement.(c)
 4.4   Form of Convertible Debenture.(d)
 4.5   Registration Rights Agreement.(c)
 5.0   Opinion of Rosenblum, Parish & Isaacs, P.C.(a)
10.0   Employment Agreement, Rolando Loera, dated December 28,
       1995.(b)
10.05  Employment Agreement, Edmund Becmer, effective May 1, 1998.
10.1   Lease Agreement dated January 1, 1993 relating to 1875
       Dobbins Drive, San Jose, CA.(b)
10.2   Lease Agreement dated October 25, 1993 relating to
       1881 - 1899 Dobbins Drive, San Jose, CA.(b)
10.3   Lease Agreement dated June 21, 1995 relating to 1565-C
       Mabury Road, San Jose, CA.(b)
10.4   Lease Agreement dated August 29, 1997 relating to 7500
       Tryone Avenue, Van Nuys, CA.(a)
10.5   Touche Manufacturing Company, Inc. Employee Stock Ownership
       Plan.(b)
10.6   Form of 5% 275,000 in principal amount Secured Convertible
       Promissory Debenture.(d)
10.7   Asset Purchase Agreement dated November 1, 1996 by and among
       Pen Interconnect, Inc., Touche Electronics, Inc. and TMCI
       Electronics, Inc.(e)
10.8   Stock Purchase Agreement dated effective as of January 1,
       1997 by and among TMCI Electronics, Inc. and the Shareholders of Enterprise Industries, Inc.(f)
10.9 Merger Agreement and Plan of Reorganization by and among TMCI Electronics, Inc., TMCI/ Trinity Acquisition Corp.,
       Trinity Electronics, Inc. and Patrick McQuade, dated
       December 22, 1997.(g)
10.10 Loan and Security Agreement with Fleet Capital Corporation dated March 2, 1998.(d)
10.11  Amendment to Loan and Security Agreement dated March 26,
       1998.(a)
10.12  1995 Stock Option Plan.(b)
10.13  1997 Employee Stock Option Plan.(h)
10.14  1997 Employee Stock Purchase Plan.(i)
21.0   Subsidiaries of the Registrant.(c)
23.1   Consent of Moore Stephens, P.C.(a)



---------------

a.   Filed herewith.
b. Incorporated by reference to the Registration Statement on Form SB-2 (No. 33-80973) as originally filed with the Securities and Exchange Commission (the "SEC") on December
     29, 1995.
c.   Previously filed.

d. Incorporated by reference from the Registrant's Form 10-K filed with the SEC on April 1, 1998.
e.   Incorporated by reference to Exhibit 2.0 the Registrant's
     Form 8-K filed with the Securities and Exchange Commission on November 27, 1997.
f.   Incorporated by reference to Exhibit 2.0 the Registrant's
     Form 8-K filed with the Securities and Exchange Commission on February 7, 1997.
g.   Incorporated by reference to Exhibit 2.0 to the Registrant's
     Form 8-K filed with the Securities and Exchange Commission on January 6, 1998.
h.   Incorporated by reference to Appendix C to the Definitive
     Proxy Statement as filed with the SEC on December 3, 1997.
i.   Incorporated by reference to Appendix D to the Definitive
     Proxy Statement as filed with the SEC on December 3, 1997.